    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 15, 1998

                                                       REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                        SBA COMMUNICATIONS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        FLORIDA                     6749                     65-0716501
    (STATE OR OTHER           (PRIMARY STANDARD           (I.R.S. EMPLOYER
    JURISDICTION OF              INDUSTRIAL              IDENTIFICATION NO.)
   INCORPORATION OR          CLASSIFICATION CODE
     ORGANIZATION)                 NUMBER)

                               ---------------

                             ONE TOWN CENTER ROAD
                                  THIRD FLOOR
                           BOCA RATON, FLORIDA 33486
                                (561) 995-7670
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                              STEVEN E. BERNSTEIN
                      CHAIRMAN OF THE BOARD OF DIRECTORS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        SBA COMMUNICATIONS CORPORATION
                             ONE TOWN CENTER ROAD
                                  THIRD FLOOR
                           BOCA RATON, FLORIDA 33486
                                (561) 995-7670
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:
       KIRK A. DAVENPORT, ESQ.              JEFFREY A. STOOPS, ESQ.
          LATHAM & WATKINS             SENIOR VICE PRESIDENT--CORPORATE
          885 THIRD AVENUE              DEVELOPMENT AND GENERAL COUNSEL
      NEW YORK, NEW YORK 10022          SBA COMMUNICATIONS CORPORATION
           (212) 906-1200                    ONE TOWN CENTER ROAD
                                                  THIRD FLOOR
                                           BOCA RATON, FLORIDA 33486
                                                (561) 995-7670

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC. As soon as practicable after this Registration Statement becomes effective.

  IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX. [_]

  IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE
REGISTRATION STATEMENT FOR THE SAME OFFERING. [_] . . . . . . . . . . . .

  IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(D) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT
FOR THE SAME OFFERING. [_] . . . . . . . . . . . .

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
    TITLE OF EACH                                                    AMOUNT OF
 CLASS OF SECURITIES  AMOUNT TO BE OFFERING PRICE     AGGREGATE     REGISTRATION
  TO BE REGISTERED     REGISTERED   PER NOTES(2)  OFFERING PRICE(2)    FEE(2)
--------------------------------------------------------------------------------
12% Senior Discount
 Notes due 2008(1)..  $269,000,000     56.641%      $152,362,948     $44,947.07

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) The "Amount to be Registered" with respect to the 12% Senior Discount
    Notes due 2008 represents the aggregate principal amount at maturity of such notes. The 12% Senior Discount Notes due 2008 were sold at a substantial discount from their principal amount at maturity. The registration fee with respect to the 12% Senior Discount Notes due 2008 was calculated based on the approximate accreted value thereof as of April 15, 1998 determined pursuant to the provisions of the indenture governing such notes.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                         SBA COMMUNICATIONS CORPORATION
                             CROSS REFERENCE SHEET
           PURSUANT TO RULE 404(A) AND ITEM 501(B) OF REGULATION S-K
               SHOWING LOCATION IN PROSPECTUS OF THE INFORMATION
                         REQUIRED BY PART I OF FORM S-4

 1.  Forepart of Registration
      Statement and Outside Front        Outside Front Cover Page; Cross
      Cover Page of Prospectus........    Reference Sheet; Inside Front Cover
                                          Page
 2.  Inside Front and Outside Back
      Cover Pages of                     Inside Front Cover Page; Outside Back
      Prospectus......................    Cover Page
 3.  Risk Factors, Ratio of Earnings
      to Fixed Charges and Other         Prospectus Summary; Risk Factors;
      Information.....................    Selected Historical Financial Data
 4.  Terms of the Transaction.........   The Exchange Offer; Certain United
                                          States Federal Income Tax
                                          Considerations; Description of Exchange
                                          Notes
 5.  Pro Forma Financial Information..   Prospectus Summary; Unaudited Pro Forma
                                          Condensed Consolidated Financial
                                          Statements
 6.  Material Contacts with the
      Company Being                      Not Applicable
      Acquired........................
 7.  Additional Information Required
      for Reoffering by                  Not Applicable
      Persons and Parties Deemed to be
      Underwriters....................
 8.  Interests of Named Experts and      Not Applicable
      Counsel.........................
 9.  Disclosure of Commission Position
      on                                 Not Applicable
      Indemnification for Securities
      Act Liabilities.................
 10. Information with Respect to S-3     Not Applicable
      Registrants.....................
 11. Incorporation of Certain            Not Applicable
      Information by Reference........
 12. Information with Respect to S-2     Not Applicable
      or S-3 Registrants..............
 13. Incorporation of Certain            Not Applicable
      Information by Reference........
 14. Information with Respect to
      Registrants Other Than S-3 or S-   Prospectus Summary; Capitalization;
      2 Registrants...................    Selected Historical Financial Data;
                                          Unaudited Pro Forma Condensed
                                          Consolidated Financial Statements;
                                          Selected Historical Financial Data;
                                          Management's Discussion and Analysis of
                                          Financial Condition and Results of
                                          Operations; Industry Overview;
                                          Business; Management; Ownership of
                                          Capital Stock; Certain Transactions;
                                          Description of New Credit Facility;
                                          Description of Exchange Notes;
                                          Financial Statements
 15.  Information with Respect to S-3    Not Applicable
      Companies.......................
 16.  Information with Respect to S-2    Not Applicable
      or S-3 Companies................
 17. Information with Respect to
      Companies Other Than S-2 or S-3    Not Applicable
      Companies.......................
 18. Information if Proxies, Consents
      or Authorizations are to be        Not Applicable
      Solicited.......................
 19. Information if Proxies, Consents
      or Authorizations are not to be    Management; The Exchange Offer; Certain
      Solicited or in an Exchange         Transactions
      Offer...........................

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, DATED APRIL 15, 1998
PROSPECTUS

                                  $269,000,000
                         SBA COMMUNICATIONS CORPORATION
           OFFER TO EXCHANGE ITS 12% SENIOR DISCOUNT NOTES DUE 2008,
             FOR ALL OUTSTANDING 12% SENIOR DISCOUNT NOTES DUE 2008

                                  -----------

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON      ,
1998 UNLESS EXTENDED.

  SBA Communications Corporation, a Florida corporation ("SBACC"), is hereby offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 12% Senior Discount Notes due 2008 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding 12% Senior Discount Notes due 2008 (the "Private Notes"), of which $269,000,000 in aggregate principal amount at maturity was issued on March 2, 1998 (the "Private Offering") and is outstanding as of the date hereof. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement (as defined herein), which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of an indenture dated as of March 2, 1998 governing the Private Notes and the Exchange Notes (the "Indenture"). The Private Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of Exchange Notes."

  The Exchange Notes will mature on March 1, 2008. The Exchange Notes will bear interest at the same rate and on the same terms as the Private Notes. The Private Notes were issued at a substantial discount to their principal amount at maturity. Consequently, the Exchange Notes will be issued at a substantial discount to their principal amount at maturity. The Exchange Notes will accrete in value from and including the date of issuance of the Private Notes (March 2, 1998) until March 1, 2003 at which time they will have an aggregate principal amount of $269.0 million. Thereafter, cash interest will accrue on the Exchange Notes and will be payable semiannually in arrears on March 1 and September 1, commencing September 1, 2003, at a rate of 12% per annum. Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

  SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

                                                        (Continued on next page)

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                  -----------

                  The date of this Prospectus is       , 1998

(Continued from Previous Page)

  The Notes will be redeemable at the option of SBACC, in whole or in part, at any time on or after March 1, 2004, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon to the date of redemption. In addition, prior to March 1, 2001, SBACC may redeem up to 20% of the aggregate principal amount at maturity of Notes at 112.0% of the Accreted Value (as defined) thereof, to the redemption date with the net cash proceeds of one or more Public Equity Offerings or Strategic Equity Investments (each as defined); provided that at least 80% of the aggregate principal amount at maturity of Notes remains outstanding immediately after the occurrence of such redemption.

  The Notes will be general unsecured obligations of SBACC, will rank senior in right of payment to any future indebtedness of the Company which is made expressly junior thereto, and will rank pari passu in right of payment with all current and future unsecured senior Indebtedness (as defined) of SBACC. As of December 31, 1997, on a pro forma basis, SBACC (unconsolidated) had $1,000 of indebtedness outstanding that would rank pari passu to the Notes, all of which was secured indebtedness under the Existing Credit Facility. All of the operations of SBACC are conducted through its subsidiaries, and SBACC's subsidiaries will not be guarantors of the Notes. Accordingly, the Notes will be effectively subordinated to all indebtedness and all other liabilities or obligations of such subsidiaries, including borrowings under the anticipated $75.0 million New Credit Facility (as defined). See "Description of New Credit Facility." As of December 31, 1997, SBACC's subsidiaries had approximately $9.0 million of liabilities which, on a pro forma basis, constitute indebtedness that would be senior to the Notes. SBACC's subsidiaries will be entitled to borrow substantial additional indebtedness under the New Credit Facility or otherwise. See "Capitalization."

  Upon the occurrence of a Change of Control (as defined), each holder of Notes will have the right to require SBACC to purchase all or any part of such holder's Notes at a purchase price equal to 101% of the Accreted Value thereof, to the date of purchase prior to March 1, 2003 or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase on or after March 1, 2003. See "Description of Exchange Notes."

  SBACC will accept for exchange any and all validly tendered Private Notes
not withdrawn prior to 5:00 p.m., New York City time, on      , 1998, unless
the Exchange Offer is extended by SBACC in its sole discretion (the "Expiration Date"). Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer--Conditions."

  Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties (See e.g., Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989) and Morgan Stanley & Co. Inc., SEC No-Action Letter (available June 5, 1991), collectively, the "No-Action Letters"), SBACC believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from SBACC to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of SBACC within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders who tender their Private Notes in the Exchange Offer with the intention of participating in a distribution of the Exchange Notes will not be able to rely on the No-Action Letters or similar no-action letters. Holders of Private Notes wishing to accept the Exchange Offer must represent to SBACC, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange
Notes. SBACC believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of SBACC.
                                                       (Continued on Next Page)

(Continued from Previous Page)

  Prior to the Exchange Offer, there has been no public market for the Notes. SBACC does not intend to list the Exchange Notes on any securities exchange, but the Private Notes are eligible for trading in the National Association of Securities Dealers, Inc.'s Private Offerings, Resales and Trading through Automatic Linkages (PORTAL) market. There can be no assurance that an active market for the Notes will develop. To the extent that a market for the Notes does develop, the market value of the Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, SBACC's financial condition and certain other factors. Such conditions might cause the Notes, to the extent that they are traded, to trade at a significant discount from face value. See "Risk Factors--Absence of Public Market for the Notes; Restrictions on Transfer."

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. SBACC has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of 180 days after the Expiration Date. See "Plan of Distribution."

  SBACC will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with this Exchange Offer. See "The Exchange Offer."

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL SBACC ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SBACC. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  UNTIL      , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
OFFERING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS IN CONNECTION THEREWITH. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

  The Exchange Notes will be available initially only in book-entry form. SBACC expects that the Exchange Notes issued pursuant to the Exchange Offer will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, the Depository Trust Company ("DTC" or the "Depository") and registered in its name or in the name of Cede & Co., as its nominee. Beneficial interests in the global note representing the Exchange Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. After the initial issuance of such global note, Exchange Notes in certificated form will be issued in exchange for the global note only in accordance with the terms and conditions set forth in the Indenture. See "The Exchange Offer--Book-Entry Transfer" and "Book Entry; Delivery and Form."

                                                       (Continued on Next Page)

(Continued from Previous Page)

                                  MARKET DATA

  MARKET DATA USED THROUGHOUT THIS PROSPECTUS WERE OBTAINED FROM INTERNAL COMPANY SURVEYS AND INDUSTRY PUBLICATIONS. INDUSTRY PUBLICATIONS GENERALLY STATE THAT THE INFORMATION CONTAINED THEREIN HAS BEEN OBTAINED FROM SOURCES BELIEVED TO BE RELIABLE, BUT THAT THE ACCURACY AND COMPLETENESS OF SUCH INFORMATION IS NOT GUARANTEED. ALTHOUGH SBACC BELIEVES SUCH INFORMATION TO BE RELIABLE, SBACC HAS NOT INDEPENDENTLY VERIFIED SUCH MARKET DATA. SIMILARLY, INTERNAL COMPANY SURVEYS, WHILE BELIEVED BY SBACC TO BE RELIABLE, HAVE NOT BEEN VERIFIED BY ANY INDEPENDENT SOURCES.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, CERTAIN STATEMENTS UNDER THE CAPTIONS "PROSPECTUS SUMMARY," "PRO FORMA FINANCIAL DATA," "THE COMPANY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AND LOCATED ELSEWHERE HEREIN REGARDING THE COMPANY'S FINANCIAL POSITION AND OPERATING STRATEGY, MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING THOSE UNDER "RISK FACTORS" AND ALSO INCLUDING THE FOLLOWING: (1) ABILITY TO OBTAIN NEEDED REGULATORY APPROVALS, PRINCIPALLY LOCAL ZONING PERMITS AND VARIATIONS, IN EACH AREA IN WHICH THE COMPANY SEEKS TO CONSTRUCT, OWN OR OPERATE A COMMUNICATION SITE AND THE ABILITY TO CONTINUE TO COMPLY WITH ANY REGULATORY REQUIREMENTS AND ZONING LIMITATIONS; (2) INCREASED COSTS OR DIFFICULTIES RELATED TO ACQUISITIONS; (3) INABILITY TO OBTAIN ADDITIONAL LEASES ON TOWERS OR INABILITY TO OBTAIN SUCH LEASES ON TERMS AS FAVORABLE AS EXPECTED; (4) UNANTICIPATED INCREASES IN FINANCING AND OTHER COSTS OR THE INABILITY TO OBTAIN ADDITIONAL DEBT AND EQUITY FINANCING ON ATTRACTIVE TERMS; (5) CHANGES IN GENERAL ECONOMIC OR BUSINESS CONDITIONS, EITHER NATIONALLY OR IN THE REGIONS IN WHICH THE COMPANY CONDUCTS BUSINESS; (6) INCREASED COMPETITION; AND (7) ABILITY TO REPAY INDEBTEDNESS OF SUBSIDIARIES OF THE COMPANY OR TO REFINANCE SUCH INDEBTEDNESS ON ATTRACTIVE TERMS, INCLUDING TERMS PERMITTING THE PAYMENT OF DIVIDENDS BY SUCH SUBSIDIARIES IN AMOUNTS SUFFICIENT TO PAY INTEREST ON THE NOTES AND THE OTHER OBLIGATIONS OF SBACC. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information (including the financial statements and the notes thereto) included elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated, (i) "SBACC" refers to SBA Communications Corporation and (ii) "SBA" or the "Company" refers (A) to SBACC, together with its subsidiaries SBA Telecommunications, Inc. ("Telecommunications"), SBA, Inc., SBA Leasing, Inc. ("Leasing"), SBA Towers, Inc. ("Towers"), Communication Site Services, Inc. ("CSSI"), SBA Communications International, Inc. ("International") and SBA Subsidiary Holdings, Inc. ("Holdings") and (B) prior to the formation of SBACC in the fourth quarter of 1996, to SBA, Inc. and Leasing.

                                  THE COMPANY

  The Company is a leading independent provider of communication site services, offering a broad array of site development services to the wireless communications industry. In order to capitalize on the trend toward colocation and independent tower ownership in the wireless communications industry, the Company is aggressively expanding its site leasing business by utilizing its site development experience and relationships with wireless service providers to source opportunities to build and acquire communication sites. The Company believes that it is the largest provider of site development services in the United States, having participated since its founding in 1989 in one or more aspects of the development of more than 8,000 antennae sites (including over 3,500 in 1997) in 49 of the 51 major trading areas ("MTAs"). The Company anticipates significant future growth in its site leasing business whereby the Company leases antennae space on towers it owns, leases or manages. The Company is both acquiring towers suited for multi-tenant use and building such towers, generally under build-to-suit programs whereby a wireless service provider enters into a lease as an anchor tenant with the Company for antennae space prior to the Company's commencement of tower construction. As of March 31, 1998, the Company owned 90 towers, had 73 towers pending acquisition under written or verbal letters of intent or definitive agreements, had signed anchor tenant leases for an additional 54 towers (36 of which were with Sprint PCS) under build-to-suit programs (the construction of which was pending or ongoing) and had non-binding mandates to build up to approximately 410 additional towers (the majority of which the Company expects will result in signed anchor tenant leases). The Company's build-to-suit awards as of March 31, 1998 included 183 mandates from BellSouth Mobility, 69 from Nextel and 48 mandates from AT&T Wireless. For a discussion of the process by which mandates lead to signed anchor tenant leases and constructed towers, see "Business--Site Leasing Business--Build-to-Suit Program." The Company's revenues and Adjusted EBITDA (as defined) for the year ended December 31, 1997 were $55.0 million and $7.6 million, respectively. The Company's annualized site leasing revenues for the month of December 1997, based on leases then in effect, were $8.4 million.

  The Company offers an integrated "end-to-end" service with design, construction and operating expertise to a range of wireless service providers, including personal communications services ("PCS"), cellular, paging, specialized mobile radio ("SMR"), enhanced specialized mobile radio ("ESMR") and other providers. The Company's site development services include site location analysis, site acquisition, zoning and land use permitting, construction and construction management, Federal Aviation Administration ("FAA") compliance analysis and filings, contract and title administration and building permit administration. The Company is typically paid fees for its site development services on a project-by-project basis. In the site leasing business, the Company's primary focus is the ownership of multi-tenant towers and the leasing of antennae space on such towers to a variety of wireless service providers under long-term lease contracts. The site leasing business typically benefits from diversified recurring revenue and effective operating leverage as a result of several factors, including: (i) the long-term contract nature of lease revenues; (ii) low customer churn rates due to the high cost of relocation; (iii) low variable operating costs, which cause increases in revenues to generate disproportionately larger increases in tower cash flow;
(iv) low on-going maintenance capital expenditure requirements; (v) a customer base diversified across geographic markets, industry segments (PCS, cellular, paging, ESMR and SMR) and individual customers within these segments; and (vi) the limited number of available tower sites serving a given area and consequent barriers to entry, principally as a result of local opposition to the proliferation of towers within such area.

  In the fourth quarter of 1996, based on its analysis of accelerating trends in the wireless communications industry and the financial benefits of the site leasing business, the Company determined to leverage its leadership in the site development services business in order to expand into the ownership and leasing of communication sites. Consequently, the Company has added build-to-suit programs and other antennae site leasing options to its service offerings and has sought the acquisition of attractive communication sites. Under a build-to-suit program, the Company generally undertakes its site development services on behalf of a wireless service provider but constructs a tower at the Company's expense. In return, the wireless service provider enters into a long-term anchor tenant lease and the Company retains ownership of the tower and has the ability to colocate additional tenants. Management believes that many wireless service providers are using build-to-suit programs as an alternative to tower ownership and that this outsourcing trend is likely to continue. The Company's build-to-suit programs provide an end-to-end solution to those wireless service providers seeking to minimize their capital expenditures, overhead and time associated with the build-out and on-going maintenance of their wireless network infrastructure. Management believes its leadership in site development services, its existing national field organization of more than 300 employees and its strong relationships with wireless service providers position the Company to be a leader in the developing build-to-suit market. The Company believes that its site leasing business will continue to grow, particularly through greater acceptance of build-to-suit programs, but that it will continue to experience a decrease in its site development business. Management expects that the site leasing services offered by the Company will, in time, produce the majority of the Company's operating cash flows. However, due to trends in the wireless communications industry and the promotion of build-to-suit programs by the Company, the Company expects that its total revenues and EBITDA will decline in the near term, as the demand for site development services decreases and is replaced by an expected increase in site leasing revenues over the longer term. In addition, the Company anticipates that its operating expenses will increase significantly as the Company implements its strategy of acquiring tower assets. The Company's results of operations in 1997 have begun to reflect the impact of these trends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Management believes that the number of communication sites (which include towers, rooftops and other structures) in use will continue to increase with the growth in demand for wireless services. This growth is the result of several factors, including (i) the issuance of new wireless network licenses requiring the construction of new wireless networks; (ii) the continuing build-out of higher frequency technologies (such as PCS) which have a reduced cell range and thus require a more dense network of towers; (iii) the need to expand services and fill-in and upgrade existing networks; and (iv) the emergence of new wireless technologies. In October 1995, the Personal Communications Industry Association ("PCIA") estimated that the number of antennae sites in the United States for both cellular and PCS providers will increase by an additional 100,000 antennae sites (more than one of which can be located on a single communication site) over the next ten years as cellular systems expand coverage and PCS systems are deployed. Management believes that wireless service providers have begun to focus their capital and operations primarily on activities that build subscriber growth, such as marketing and distribution, and, therefore, that wireless service providers will increasingly seek to outsource communication site ownership, construction, management and maintenance. The Company believes that it will benefit from this trend.

                               BUSINESS STRATEGY

  The Company's strategy is to build on its leadership position in site development services to become a leading owner and operator of communication sites. Key elements of the Company's strategy include:

  BUILD, OWN AND LEASE TOWERS. The Company believes that there are various financial considerations currently affecting wireless service providers, including the need to optimize capital resources. Increasingly, these factors have led wireless service providers to consider outsourcing the investment in, and ownership of, towers. Management believes that it has positioned the Company to meet these outsourcing needs, leveraging its expertise in the site development business to construct towers with anchor tenants pursuant to build-to-suit programs. The Company believes that it has one of the largest number of non-binding build-to-suit mandates from wireless service providers in the industry. The Company has received non-binding mandates from approximately eight major wireless service providers to execute build-to-suit programs. As of March 31, 1998, the Company had signed anchor tenant leases for 54 towers (the construction of which were pending or ongoing) and had non-binding mandates to build up to approximately 410 additional towers under build-to-suit programs.

  ACQUIRE EXISTING TOWERS. The Company intends to continue to make strategic acquisitions in the fragmented tower owner and operator industry. The Company's strategy is to acquire only those towers that the Company believes will be attractive to, and capable of use by, multiple tenants based on location, height, local competition and available capacity. The Company will continue to pursue larger acquisitions to provide critical mass and smaller acquisitions that have the potential for more attractive returns. Management believes that its existing national field organization provides it with a competitive advantage in identifying opportunities for the acquisition of existing towers. The Company regularly evaluates acquisition opportunities and engages in negotiations with respect to acquisitions of individual tower sites, groups of tower sites and entities that own or manage towers and related businesses. However, except as otherwise contemplated herein, as of the date hereof, there are currently no agreements with respect to any pending acquisitions.

  MAINTAIN AND CAPITALIZE ON STRONG RELATIONSHIPS WITH MAJOR WIRELESS SERVICE PROVIDERS. Management believes that it is well-positioned to be a preferred partner in build-to-suit programs because of its strong relationships with wireless service providers and proven operating experience. The Company believes that it will be able to build upon its existing relationships with wireless service providers to source further opportunities for build-to-suit programs and lease antennae space on its owned towers. In many cases, the personnel awarding site development projects for wireless service providers are the same personnel who make decisions with respect to build-to-suit programs. The Company is continually marketing its build-to-suit programs to its site development service customers. The Company's build-to-suit customers as of March 31, 1998 included Sprint PCS, AT&T Wireless, PrimeCo PCS, Nextel and BellSouth Mobility.

  INCREASE USE OF COMPANY-OWNED TOWERS. The Company's strategy for its owned, leased and managed towers is to maximize the number of tenants on each tower, thereby increasing its leasing revenues per tower. Because most tower costs are fixed, leasing available space on an existing tower results in minimal additional ongoing expenses and therefore generates a disproportionately large increase in operating cash flow. The Company believes that many of its towers have or will have significant capacity available for antennae space leasing and that increased use of its owned towers can be achieved at low incremental cost. The Company generally constructs build-to-suit towers to accommodate multiple tenants in addition to the anchor tenant. The Company actively markets space on its owned towers through its internal sales force. Once the Company has identified a site for acquisition or construction, the sales force immediately commences marketing that site to potential tenants.

  MAINTAIN LEADERSHIP POSITION IN SITE DEVELOPMENT SERVICES. The Company has performed an array of site development services for over 35 wireless service providers across the United States, including Sprint PCS, Pacific Bell Mobile Services, AT&T Wireless, Nextel, PrimeCo PCS, PageNet and BellSouth Mobility.

Management believes the Company is the largest provider of site development services in the United States. The Company has a broad national field organization that allows it to identify and participate in site development projects across the country. Knowledge of local markets and strong customer relationships with wireless service providers are competitive strengths that position the Company to further capitalize on the site development needs of the wireless communications industry. The Company recently acquired CSSI, which is a tower construction company operating primarily in the southeastern United States. This acquisition increased the Company's expertise in managing the construction component of its business which enabled the Company to directly provide construction services to third parties and, on a selective basis, for its own build-to-suit programs. The Company believes that CSSI will enable the Company to capture more of the wireless service providers' total site development business and build-to-suit programs and to enhance its end-to-end approach to service.

                             COMPETITIVE STRENGTHS

  Management believes that the Company has several important competitive strengths that have contributed to its leadership position in the site development business. Management believes that these strengths will enable it to successfully expand its site leasing business. Key strengths include:

  PROVEN OPERATING EXPERIENCE. The Company has been operating in the site development business since 1989 and believes that it is the largest provider of such services in the United States. As of December 31, 1997, the Company had successfully participated in one or more aspects of the development of more than 8,000 antennae sites (including over 3,500 in 1997). As a result, management believes that the Company has built a strong national reputation with wireless service providers as a leading provider of site development services. Operating its site development business has enabled the Company and management to gain experience executing all stages of site development, and these same skills are utilized in the course of constructing a build-to-suit tower. Management believes that this operating history and proven track record give the Company a competitive advantage in the build-to-suit tower construction business. In addition, as of March 31, 1998, the Company administered approximately 1,075 antennae sites whereby it leases the sites from site owners and subleases such sites to wireless service providers at a profit. The Company has developed and will continue to improve the systems and software to manage and oversee multiple sites and lease contracts. Management believes that these systems and software capabilities, together with the Company's operating expertise, will be critical to it in building a successful national site leasing business.

  MARKET EXPERIENCE. The Company believes that its national field organization and site development experience in 49 of the 51 MTAs provide the Company with a significant competitive advantage. Because of such experience, the Company has its own knowledge base of many areas within most MTAs and, more importantly, has the ability to more effectively analyze local requirements with respect to a particular site development project or a build-to-suit mandate. The Company also believes that its substantial field experience provides it with an advantage in selecting and constructing new towers.

  INTEGRATED PROVIDER OF SITE DEVELOPMENT SERVICES. Management believes that the Company benefits from its integrated, end-to-end service capabilities, as wireless service providers prefer the flexibility of a vendor who can perform, directly or through subcontractors, any or all of the functions related to site acquisition, development, construction and on-going operation.

  CAPABILITY TO MANAGE MULTIPLE PROJECTS. The Company has been able to successfully manage multiple site development projects in various locations across the country at the same time. Management believes that the ability to undertake concurrent build-to-suit programs in multiple markets will be attractive to wireless service providers.

                                 RECENT EVENTS

  Since June 1, 1997, the Company has taken a number of important steps to expand its site leasing business, including:

  THE CSSI ACQUISITION. On September 18, 1997, the Company consummated the acquisition of CSSI and certain related tower assets of Segars Communications Group, Inc. ("SCGI," and together with the acquisition of CSSI, the "CSSI Acquisition"). The CSSI Acquisition provided the Company with 21 towers in Florida and Georgia in varying stages of construction, together with a number of parcels of leased real estate on which towers may be constructed in the future, and gave the Company the in-house capability to construct towers in the southeastern United States. The Company paid $7.0 million at closing, and expects to invest up to an additional $4.8 million by September 1998 to complete construction of the towers acquired and as a contingent payment to the sellers, provided that certain tenant leasing goals are realized.

  OTHER TOWER ACQUISITIONS. In addition to the 21 towers acquired in the CSSI Acquisition, the Company has acquired 53 towers since June 1997 through March 1998 in nine separate transactions for an aggregate initial investment of $10.9 million plus up to an additional $2.8 million in consideration to be paid in 1998 in the event certain tenant leasing goals are realized. These acquired towers are located in Connecticut, New York, Florida, Pennsylvania and Tennessee. As of March 31, 1998, the Company has also entered into verbal or written letters of intent or definitive agreements with respect to the purchase of 73 towers in 16 separate transactions for an aggregate purchase price of $22.4 million. Certain of these acquisitions are subject to definitive documentation and other closing conditions, certain of which are out of the control of the Company. There can be no assurance that any of these tower acquisitions will close on the terms currently anticipated or at all.

  MAJOR BUILD-TO-SUIT AWARD. The Company has been awarded a mandate for, and has entered into a non-binding letter of intent with, BellSouth Mobility with respect to 183 communication sites (as of March 31, 1998) to be located on newly constructed towers or colocated on existing structures in 1998. The Company will construct and own all new towers in the search rings issued with respect to these 183 sites. The Company will also receive a site development fee for any colocations arranged in these search rings. BellSouth Mobility will be the anchor tenant on all new towers in these search rings. The Company currently expects that approximately 70% of these 183 search rings will result in build-to-suit towers. These sites, which represent approximately 50% of the number of sites awarded by BellSouth Mobility to be constructed or colocated in 1998, will be located in eastern Tennessee, South Carolina and coastal Georgia. The award is subject to definitive documentation which is expected to be finalized during the second quarter of 1998.

                          PRINCIPAL EXECUTIVE OFFICES

  The Company's principal executive offices are located at One Town Center Road, Third Floor, Boca Raton, Florida 33486, and its telephone number is (561) 995-7670.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER..........  The Company is hereby offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Private Notes that are properly tendered and accepted. The Company will issue Exchange Notes on or promptly after the Expiration Date. As of the date hereof, there is $269,000,000 aggregate principal amount at maturity of Private Notes outstanding. See "The Exchange Offer."

                              Based on an interpretation by the staff of the Commission set forth in no action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. (See e.g. Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989) and Morgan Stanley & Co. Inc., SEC No Action Letter (available June 5, 1991), collectively, the "No Action Letters"). Holders who tender their Private Notes in the Exchange Offer with the intention of participating in a distribution of the Exchange Notes will not be able to rely on the No Action Letters or similar no-action letters. Each broker dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer-- Resale of the Exchange Notes."

REGISTRATION RIGHTS           The Private Notes were sold by the Company on
AGREEMENT...................  March 2, 1998 to BT Alex. Brown Incorporated and
                              Lehman Brothers Inc. (the "Initial Purchasers") pursuant to a Purchase Agreement, dated February
                              25, 1998, by and among the Company and the Initial Purchasers (the "Purchase Agreement").
                              Pursuant to the Purchase Agreement, the Company and the Initial Purchasers entered into a Registration Rights Agreement, dated as of March
                              2, 1998 (the "Registration Rights Agreement"), which grants the holders of the Private Notes certain exchange and registration rights. The
                              Exchange Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer. The holders of the Exchange Notes will not be entitled to any exchange or registration rights with respect to the Exchange Notes. See "The Exchange Offer--
                              Termination of Certain Rights."

EXPIRATION DATE.............  The Exchange Offer will expire at 5:00 p.m., New
                              York City time, on     , 1998, unless the
                              Exchange Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer--Expiration Date; Extensions; Amendments."

ACCRUED INTEREST ON THE
EXCHANGE NOTES AND THE
PRIVATE NOTES...............
                              The Exchange Notes will accrete in value from and including the date of issuance of the Private Notes (March 2, 1998) until March 1, 2003 at which time they will have an aggregate principal amount of $269.0 million. Thereafter, cash interest will accrue on the Exchange Notes. Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes. See "The Exchange Offer--Interest on the Exchange Notes."

CONDITIONS TO THE EXCHANGE
OFFER.......................
                              The Exchange Offer is subject to certain customary conditions that may be waived by the Company. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Private Notes being tendered for exchange. See "The Exchange Offer--Conditions."

PROCEDURES FOR TENDERING
PRIVATE NOTES...............
                              Each holder of Private Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private Notes and any other required documentation to State Street Bank and Trust Company, as exchange agent (the "Exchange Agent"), at the address set forth herein. By executing the Letter of Transmittal, the holder will represent to and agree with the Company that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of its business, (ii) such holder has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes, (iii) that if such holder is a broker dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes, such holder will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no action letters (see "The Exchange Offer--Resale of Exchange Notes"), (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by
                              Item 507 or Item 508, as applicable, of
                              Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. (See e.g., Exxon Capital Holdings Corp., SEC No Action Letter (available April 13, 1989) and Morgan Stanley & Co. Inc., SEC No Action Letter (available June 5, 1991), collectively, the "No Action Letters"). Holders who tender their Private Notes in the Exchange Offer with the intention of participating in a distribution of the Exchange Notes will not be able to rely on the No Action Letters or similar no action letters. If the holder is a broker dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer--Procedures for Tendering."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS...........
                              Any beneficial owner whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer-- Procedures for Tendering."

GUARANTEED
DELIVERY PROCEDURES.........
                              Holders of Private Notes who wish to tender their Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Private Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer--Guaranteed Delivery Procedures."

ACCEPTANCE OF THE PRIVATE
NOTES AND DELIVERY OF THE
EXCHANGE NOTES..............
                              Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept for exchange any and all

                              Private Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

WITHDRAWAL RIGHTS...........  Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. See "The
                              Exchange Offer--Withdrawal of Tenders."

CERTAIN FEDERAL INCOME TAX
CONSIDERATIONS..............
                              For a discussion of certain material federal income tax considerations relating to the exchange of the Exchange Notes for the Private Notes, see "Certain United States Federal Income Tax Considerations."

                               THE EXCHANGE NOTES

  The Exchange Offer applies to $269,000,000 in aggregate principal amount at maturity of the Private Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of Exchange Notes."

SECURITIES OFFERED..........  $269,000,000 in aggregate principal amount at maturity of 12% Senior Discount Notes due 2008.

MATURITY DATE...............  March 1, 2008.

YIELD AND INTEREST..........  Interest will accrue at a rate of 12% per annum, to an aggregate principal amount of $269.0 million by March 1, 2003. Cash interest will not accrue on the Notes prior to March 1, 2003. Thereafter, cash interest on the Notes will accrue and be payable semiannually in arrears on each March 1 and September 1, commencing September 1, 2003, at a rate of 12% per annum.

ORIGINAL ISSUE DISCOUNT.....  The Notes are being offered at an original issue discount for U.S. federal income tax purposes. Thus, although cash interest will not be payable on the Notes prior to September 1, 2003, original issue discount will accrue from the issue date of the Notes and will be included as interest income periodically (including for periods ending prior to September 1, 2003) in a holder's gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain United States Federal Income Tax Considerations."

OPTIONAL REDEMPTION.........  Except as described below, the Notes will not be redeemable at the Company's option prior to March 1, 2004. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued and unpaid interest thereon, if any, to the applicable redemption date. In addition, at any time prior to March 1, 2001, the Company may on any one or more occasions redeem up to 20% of the aggregate principal amount at maturity of the Notes issued at a redemption price of 112% of the Accreted Value thereof, to the redemption date, with the net cash proceeds from one or more Public Equity Offerings or Strategic Equity Investments; provided, however, that at least 80% of the aggregate principal amount at maturity of Notes issued remains outstanding immediately after the occurrence of such redemption (excluding Notes held by SBACC or any of its subsidiaries). See "Description of Exchange Notes--Optional Redemption."

RANKING.....................  The Notes will be general unsecured obligations of SBACC, will rank senior in right of payment to any future indebtedness of the Company which is made expressly junior thereto, and will rank pari passu in right of payment with all current and future unsecured senior Indebtedness of SBACC. All of the operations of SBACC are conducted through its subsidiaries, and SBACC's subsidiaries will not be guarantors of the Notes. Accordingly, the Notes will be effectively subordinated to all indebtedness and all other liabilities or obligations of such subsidiaries, including borrowings under the anticipated $75.0 million New Credit Facility. As of December 31, 1997, after giving pro forma effect to the Private Offering, SBACC (unconsolidated) would have other outstanding liabilities of approximately $0.4 million and $1,000 of indebtedness outstanding in addition to the Notes and SBACC's subsidiaries would have approximately $9.0 million of indebtedness and other outstanding liabilities (including trade payables). SBACC's subsidiaries will be entitled to borrow substantial additional indebtedness under the New Credit Facility or otherwise. See "Capitalization."

CHANGE OF CONTROL...........  Upon the occurrence of a Change of Control, the holders of the Notes will have the right to require the Company to repurchase such holders' Notes, in whole or in part, at a price equal to 101% of the Accreted Value thereof to the date of purchase prior to March 1, 2003 or 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase on or after March 1, 2003. There can be no assurance that the Company will be able to raise sufficient funds to meet this obligation should it arise. See "Description of Exchange Notes--Repurchase at the Option of Holders--Change of Control."

CERTAIN COVENANTS...........  The indenture pursuant to which the Exchange
                              Notes will be issued (the "Indenture") contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined) to (i) incur additional indebtedness and issue preferred stock; (ii) pay dividends or make certain other restricted payments; (iii) enter into transactions with affiliates; (iv) make certain asset dispositions; (v) merge or consolidate with, or transfer substantially all its assets to, another Person (as defined); (vi) create Liens securing Indebtedness (as defined); or
                              (vii) permit Subsidiaries to incur restrictions on their ability to pay dividends to the Company. Each of these covenants are subject to important and substantial exceptions. In addition, under certain circumstances, the Company is required to offer to purchase the Notes with the Net Proceeds (as defined) of certain Asset Sales (as defined) at a price equal to 100% of the principal amount (or Accreted Value, as applicable) plus accrued and unpaid interest thereon, if any, to the date of purchase.

  For additional information regarding the Notes, see "Description of Exchange Notes."

                                  RISK FACTORS

  For a discussion of certain factors that should be considered in connection with an investment in the Notes, see "Risk Factors."

                       SUMMARY HISTORICAL FINANCIAL DATA

  The following table setting forth summary historical financial data of the Company as of and for the years ended December 31, 1994, 1995, 1996 and 1997 has been derived from, and is qualified by reference to, the audited financial statements of the Company included elsewhere in this Prospectus. The historical financial data as of and for the year ended December 31, 1993 has been derived from unaudited financial statements of the Company. The financial statements for periods ending on or prior to December 31, 1996 are the combined financial statements of SBA, Inc. and Leasing (the "Predecessor Companies"), which were acquired by SBACC during the first quarter of 1997 in connection with the Company's exchange of shares of its Class B Common Stock for all of the issued and outstanding shares of capital stock of the Predecessor Companies (the "Corporate Reorganization"). The unaudited financial data have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information included therein. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.

                                         YEAR ENDED DECEMBER 31,
                             --------------------------------------------------
                                1993       1994      1995      1996      1997
                             ----------- --------  --------  --------  --------
                             (UNAUDITED)   (DOLLARS IN THOUSANDS)
OPERATING DATA:
Revenues:
  Site development revenue.    $ 6,109   $ 10,604  $ 22,700  $ 60,276  $ 48,241
  Site leasing revenue.....        125        896     2,758     4,530     6,759
                               -------   --------  --------  --------  --------
Total revenues.............      6,234     11,500    25,458    64,806    55,000
Cost of revenues:
  Cost of site development
   revenue.................      4,928      7,358    13,993    39,822    31,470
  Cost of site leasing rev-
   enue....................         77        647     2,121     3,638     5,356
                               -------   --------  --------  --------  --------
Total cost of revenues.....      5,005      8,005    16,114    43,460    36,826
                               -------   --------  --------  --------  --------
Gross profit...............      1,229      3,495     9,344    21,346    18,174
                               -------   --------  --------  --------  --------
General and administra-
 tive(1)(2)................      1,138      1,546     5,804    18,151     8,317
Sales and marketing(2).....        --          86       237       697     2,697
Tower expenses(3)..........        --         --        --        --        599
                               -------   --------  --------  --------  --------
Operating income...........         91      1,863     3,303     2,498     6,561
Interest, net (income).....          8         17         5       132      (237)
                               -------   --------  --------  --------  --------
Income before income taxes.         83      1,846     3,298     2,366     6,798
Provision for income tax-
 es(4).....................         33        738     1,319       946     5,596
                               -------   --------  --------  --------  --------
Net income.................    $    50   $  1,108  $  1,979  $  1,420  $  1,202
                               =======   ========  ========  ========  ========
Other Data:
EBITDA(5)(6)...............    $    96   $  1,868  $  4,702  $ 15,512  $  7,075
Adjusted EBITDA(7).........         96      1,979     4,829    15,612     7,586
Depreciation and amortiza-
 tion......................          5          5        73       160       563
Capital expenditures.......         14         51       660       145    16,292
Interest expense...........          9         19        11       139       407
Ratio of earnings to fixed
 charges(8)................       4.6x      41.8x     33.8x      5.8x      4.1x
Net cash provided by (used
 in) operating activities..                   873      (533)    1,215     6,506
Net cash used in investing
 activities................                   (51)     (660)     (145)  (16,292)
Net cash provided by (used
 in) financing activities..                  (689)    1,298    (1,036)   15,584
                                           AS OF DECEMBER 31,
                             --------------------------------------------------
                                1993       1994      1995      1996      1997
                             ----------- --------  --------  --------  --------
                             (UNAUDITED)   (DOLLARS IN THOUSANDS)
Balance Sheet Data (at end
 of period):
Total assets...............    $   922   $  2,610  $  7,429  $ 18,060  $ 44,797
Total debt(9)..............        --           1     1,500     4,921    10,184
Redeemable preferred stock.        --         --        --        --     30,983
Common stockholders' equity
 (deficit).................        265      1,745     4,793       102    (4,344)

                                                   (footnotes on following page)

--------
(1) General and administrative expense includes depreciation and amortization. For the year ended December 31, 1995, general and administrative expense includes cash compensation expense of $1.3 million representing the amount of officer compensation in excess of what would have been paid had the officer employment agreements entered into in 1997 been in effect during that period. For the year ended December 31, 1996, general and administrative expense includes non-cash compensation expense of $7.9 million incurred in the Corporate Reorganization and cash compensation expense of $4.9 million representing the amount of officer compensation in excess of what would have been paid had the officer employment agreements entered into in 1997 been in effect during that period. See "Certain Transactions."

(2) Salaries and benefits expenses have been reclassified as general and administrative expenses, with the exception of $0.3 million allocated to sales and marketing expenses in the year ended December 31, 1996.

(3) Tower expenses represent non-capitalized expenses associated with tower acquisition activity.

(4) Provision for income taxes represents a pro forma calculation (40%) for the years ended December 31, 1993, 1994, 1995 and 1996, when the Company was treated as an S Corporation under Subchapter S of the Code (as defined). Provision for income taxes for the year ended December 31, 1997 represents an actual provision. The effective rate is in excess of the 40% rate used in the pro forma calculations due to the tax effect of the conversion of the Company to a C Corporation. See "Reorganization and Prior S Corporation Status."

(5) EBITDA represents earnings before interest income, interest expense, other income, income taxes, depreciation and amortization. EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Companies calculate EBITDA differently and, therefore, EBITDA as presented for the Company may not be comparable to EBITDA reported by other companies. See the Company's Consolidated Statements of Cash Flows in the Company's Consolidated Financial Statements contained elsewhere in this Prospectus.

(6) EBITDA for the years ended December 31, 1995 and 1996 excludes cash compensation expense of $1.3 million and $4.9 million, respectively, representing the amounts of officer compensation in excess of what would have been paid had the officer employment agreements entered into in 1997 been in effect during such periods. Additionally, EBITDA for the year ended December 31, 1996 also excludes the effect of non-cash compensation expense of $7.9 million incurred in the Corporate Reorganization.

(7) Adjusted EBITDA for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 is defined as the sum of (i) EBITDA for the most recent calendar quarter attributable to the Company's site leasing business multiplied by four and (ii) EBITDA, less all site leasing EBITDA for the most recent four calendar quarters. For the purpose of calculating Adjusted EBITDA, general and administrative expenses and sales and marketing expenses are allocated between the Company's site leasing EBITDA and site development EBITDA on a pro rata basis based on the revenues generated by each of such businesses. Tower expenses are allocated to the Company's site leasing EBITDA. Adjusted EBITDA is presented as additional information because management believes it to be a useful indicator of the Company's ability to meet debt service and capital expenditure requirements and because it is expected that certain debt covenants of the Company will utilize Adjusted EBITDA to measure compliance with such covenants. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Adjusted EBITDA as presented herein is equivalent to Adjusted Consolidated Cash Flow, as such term is defined in the Indenture. Tower cash flow, as presented herein and as defined in the Indenture, is the equivalent of site leasing EBITDA. Tower cash flow, which requires an allocation of the Company's total operating expenses to its site leasing business, for the fiscal quarter ended December 31, 1997 was ($145,000).

(8) For purposes of computing the ratio of earnings to fixed charges, earnings represent net income before income taxes and fixed charges. Fixed charges consist of interest expense, the component of rental expense believed by management to be representative of the interest factor thereon, amortization of deferred financing costs and preferred stock dividends.

(9) Total debt does not include amounts owed to the stockholder of $0.1 million and $10.7 million as of December 31, 1995 and 1996, respectively. These amounts were paid in March 1997.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

  The following table presents summary unaudited pro forma financial data of the Company for the year ended December 31, 1997. The pro forma summary operating data give effect to the CSSI Acquisition, the Private Offering and the application of a portion of the net proceeds from the Private Offering to repay outstanding indebtedness (collectively, the "Transactions") as if each had occurred at the beginning of the period presented. The following unaudited pro forma balance sheet data as of December 31, 1997 give effect to the Private Offering as if it had occurred on December 31, 1997. The information set forth below should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.

                                                                YEAR ENDED
                                                            DECEMBER 31, 1997
                                                          (DOLLARS IN THOUSANDS)
                                                          ----------------------
OPERATING DATA:
Revenues:
  Site development revenue...............................        $ 53,246
  Site leasing revenue...................................           6,953
                                                                 --------
Total revenues...........................................          60,199
Cost of revenues
  Cost of site development revenue.......................          35,324
  Cost of site leasing revenue...........................           5,396
                                                                 --------
Total cost of revenues...................................          40,720
                                                                 --------
Gross profit.............................................          19,479
General and administrative(1)(2).........................           9,584
Sales and marketing(2)...................................           2,700
Tower expenses(3)........................................             599
                                                                 --------
Operating income.........................................           6,596
Interest expense, net....................................          18,487
                                                                 --------
Income (loss) before income taxes........................         (11,891)
Provision for income taxes(4)............................           5,609
                                                                 --------
Net loss.................................................        $(17,500)
                                                                 ========
Other Data:
EBITDA(5)................................................        $  7,593
Adjusted EBITDA(6).......................................           8,105
Depreciation and amortization............................             997
Capital expenditures.....................................          16,292
Ratio of earnings to fixed charges(7)....................             --
Net cash provided by (used in) operating activities......         (11,268)
Net cash used in investing activities....................         (16,292)
Net cash provided by (used in) financing activities......         151,322

                                                      AS OF DECEMBER 31, 1997(8)
                                                      --------------------------
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents............................          $141,847
Working capital......................................           144,554
Total assets.........................................           186,235
Total debt...........................................           151,622
Redeemable preferred stock...........................            30,983
Common stockholders' deficit.........................            (4,344)

                                                   (footnotes on following page)

--------
(1) General and administrative expense includes depreciation and amortization.

(2) Salaries and benefits expenses have been reclassified as general and administrative expenses.

(3) Tower expenses represent non-capitalized expenses associated with tower acquisition activity.

(4) Provision for income taxes for the year ended December 31, 1997 represents an actual provision. The effective rate is in excess of the 40% rate used in the pro forma calculations due to the tax effect of the conversion of the Company to a C Corporation. See "Reorganization and Prior S Corporation Status."

(5) EBITDA represents earnings before interest income, interest expense, other income, income taxes, depreciation and amortization. EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Companies calculate EBITDA differently and, therefore, EBITDA as presented for the Company may not be comparable to EBITDA reported by other companies. See the Company's Consolidated Statements of Cash Flows in the Company's Consolidated Financial Statements contained elsewhere in this Prospectus.

(6) Adjusted EBITDA for the year ended December 31, 1997 is defined as the sum of (i) EBITDA for the most recent calendar quarter attributable to the Company's site leasing business multiplied by four and (ii) EBITDA, less all site leasing EBITDA for the most recent four calendar quarters. For the purpose of calculating Adjusted EBITDA, general and administrative expenses and sales and marketing expenses are allocated between the Company's site leasing EBITDA and site development EBITDA on a pro rata basis based on the revenues generated by each of such businesses. Tower expenses are allocated to the Company's site leasing EBITDA. Adjusted EBITDA is presented as additional information because management believes it to be a useful indicator of the Company's ability to meet debt service and capital expenditure requirements and because it is expected that certain debt covenants of the Company will utilize Adjusted EBITDA to measure compliance with such covenants. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Adjusted EBITDA as presented herein is equivalent to Adjusted Consolidated Cash Flow, as such term is defined in the Indenture.

(7) For purposes of computing the pro forma ratio of earnings to fixed charges, pro forma earnings represent, pro forma net income before income taxes and pro forma fixed charges. Pro forma fixed charges consist of pro forma interest expense, the component of rental expense believed by management to be representative of the interest factor thereon, amortization of deferred financing costs and preferred stock dividends. Pro forma earnings would have been insufficient to cover fixed charges by $12.9 million for the year ended December 31, 1997.

(8) Adjusted to reflect the pro forma effect of the Private Offering assuming the Private Offering occurred on December 31, 1997.

                                 RISK FACTORS

  This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and 21E of the Exchange Act. Although the Company believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the Company's forward-looking statements are set forth below and elsewhere in this Prospectus. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth below.

FAILURE TO EXCHANGE PRIVATE NOTES

  Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

TRANSITION TO TOWER OWNERSHIP; EXPECTED DECLINE IN SITE DEVELOPMENT REVENUES

  The Company's growth strategy depends on its ability to successfully transition from its site development business to the site leasing business. Substantially all of the Company's revenues have historically come from the site development business, and the Company expects to leverage its experience and relationships in the site development business to build its site leasing business. The construction and acquisition by the Company of towers are key elements to this growth strategy. The success of the Company's site leasing business will depend on its ability to construct and acquire towers and profitably manage the leasing of antennae sites on those towers. In particular, the profitability of the Company's site leasing business will depend on the ability to secure additional tenants following initial tower construction or acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Tower Economics." The Company has only limited experience in owning towers, and there can be no assurance that it will be successful in acquiring or constructing towers or securing additional tenants.

  In addition, the Company believes that wireless service providers have begun to move away from the traditional build-out formula whereby such providers contract for site development services for a fee and invest the capital necessary to build and own their own network of communication towers. The Company believes that build-to-suit programs, whereby wireless service providers outsource tower ownership and lease antennae sites on independently-owned towers, is rapidly becoming the preferred method of wireless network expansion. As a result, the Company has begun to experience a decline in its site development revenues in fiscal 1997, and the

Company expects a further decline in its site development revenues in fiscal 1998. The Company does not expect that revenues recognized from its site development business will return to the level experienced in fiscal 1996. The Company expects that its site development business will decline in the near term and this rate of decline will increase for the foreseeable future as its customers move toward build-to-suit programs and other outsourcing alternatives while moving away from wireless service provider-funded site development and ownership. In addition, the Company anticipates that its operating expenses will increase significantly as the Company implements its strategy of acquiring tower assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company's success in the site leasing business will depend to a large extent on management's expectations and assumptions concerning future demand for independently-owned communication sites and numerous other factors, many of which are beyond the Company's control. Any material error in any of these expectations or assumptions, as well as the Company's ability to bid for and manage the substantial number of projects for which it currently has mandates, could have a material adverse effect on the Company's prospects, financial condition or results of operations.

VARIABILITY IN QUARTERLY AND ANNUAL PERFORMANCE

  Demand for the Company's site development services fluctuates from period to period and within periods. These fluctuations are caused by a number of factors, including the timing of customers' capital expenditures, the number and significance of active customer engagements during a quarter, delays incurred in connection with a project, employee hiring, consultant utilization and the rate and volume of wireless service providers' tower build-outs. While such demand fluctuates, the Company incurs certain fixed costs, such as maintaining a staff and office space in anticipation of future contracts, even when there may be no current business. The timing of revenues is difficult to forecast as the Company's sales cycle can be relatively long and may depend on factors such as the size and scope of assignments, budgetary cycles and pressures and general economic conditions. Seasonal factors, such as vacation days and total business days in a quarter, and the business practices of customers, such as deferring commitments on new projects until after the end of the calendar year or the customers' fiscal year, may add to the variability of revenues and could therefore have a material adverse effect on the Company's prospects, financial condition or results of operations. Consequently, the operating results of the Company's site development business for any particular period may vary significantly, and should not be considered as necessarily being indicative of longer-term results.

RISKS ASSOCIATED WITH CONSTRUCTION AND ACQUISITION OF TOWERS

  The Company's growth strategy depends on its ability to construct, acquire and operate towers in conjunction with the expansion by wireless service providers of their tower network infrastructure. The Company's ability to construct new towers can be affected by a number of factors beyond its control, including zoning and local permitting requirements, FAA considerations, availability of tower components and construction equipment, skilled construction personnel and bad weather conditions. In addition, as the concern over tower proliferation has grown in recent years, certain communities have placed restrictions on new tower construction or have delayed granting permits required for construction. There can be no assurance (i) of the number of mandates that the Company will be awarded or the number of mandates that will result in towers; (ii) that the Company will be able to overcome regulatory or other barriers to new construction; (iii) that the number of towers planned for construction will be completed in accordance with the requirements of the Company's customers; or (iv) that there will be a significant need for the construction of new towers once the wireless service providers complete their tower network infrastructure build-out. Certain of the Company's anchor tenant leases contain penalty or forfeiture provisions in the event the towers are not completed within specified time periods.

  With respect to the acquisition of towers, the Company competes with certain wireless service providers, broadcasters, site developers and other independent tower owners and operators for acquisitions of towers, and expects such competition to increase. Increased competition for acquisitions may result in fewer acquisition opportunities for the Company, as well as higher acquisition prices. The Company regularly explores acquisition opportunities, and the Company is currently actively negotiating to acquire additional towers, although no agreements with respect to any such acquisitions have been reached other than with respect to 73 towers (as of March 31, 1998) that the Company intends on acquiring in the near term. There can be no assurance that the Company will be able to identify towers or tower companies to acquire in the future.

  The Company currently estimates that it will make at least $250.0 million of capital expenditures through the end of 1999 for the construction and acquisition of communication sites, primarily towers. However, the Company may need to seek additional debt or equity financing in order to fund such construction and acquisitions within such time period or thereafter if its estimates prove inaccurate. However, if acquisition or other opportunities present themselves more rapidly than management currently anticipates, the Company may be required to seek additional sources of debt or equity capital prior to the end of 1999 or to scale back the scope of its tower buildout. The availability of additional financing cannot be assured and depending on the terms of proposed acquisitions and financing, could be restricted by the terms of the New Credit Facility and the Indenture. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  No assurance can be given that the Company will be able to identify, finance and complete future acquisitions on acceptable terms or that the Company will be able to manage profitably and market available space on its towers. The extent to which the Company is unable to construct or acquire additional towers, or manage profitably such tower operations, may have a material adverse effect on the Company's prospects, financial condition or results of operations.

  In addition, the timeframe for the current wireless build-out cycle may be limited to the next few years, and many PCS networks have already been built out in large markets. A failure by the Company to move quickly and aggressively to obtain growth capital and capitalize on this infrastructure opportunity could have a material adverse effect on the Company's prospects, financial condition or results of operations with respect to both site development services and site leasing.

  Implementation of the Company's strategy to expand its site leasing business may impose significant strains on the Company's management, operating systems and financial resources. In addition, the Company anticipates that its operating expenses will increase significantly as the Company implements its strategy of acquiring tower assets. Failure by the Company to manage its growth or unexpected difficulties encountered during expansion could have a material adverse effect on the Company's prospects, financial condition or results of operations. The pursuit and integration of build-to-suit prospects, acquisitions, investments, joint ventures and strategic alliances will require substantial attention from the Company's senior management, which will limit the amount of time available to devote to the Company's existing operations. Future acquisitions by the Company could result in the incurrence of debt and contingent liabilities and an increase in amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect upon the Company's prospects, financial condition or results of operations.

DEPENDENCE ON DEMAND FOR WIRELESS COMMUNICATIONS; RISK ASSOCIATED WITH NEW TECHNOLOGIES

  Substantially all of the Company's customers to date have been providers of wireless communications services and, therefore, the success of the Company is dependent on the success of such providers of wireless communications services. Demand for the Company's services is dependent on demand for communication sites from wireless service providers, which, in turn, is dependent on the demand for wireless services. Most types of wireless services currently require ground-based network facilities, including communication sites for transmission and reception. The extent to which wireless service providers lease such communication sites depends on a number of factors beyond the Company's control, including the level of demand for such wireless services, the financial condition and access to capital of such providers, the strategy of providers with respect to owning or leasing communication sites, government licensing of broadcast rights, changes in telecommunications regulations and general economic conditions. In addition, wireless service providers frequently enter into roaming agreements with competitors allowing each other to utilize one another's wireless communications facilities to accommodate customers who are out of range of their home provider's services. Such roaming agreements may be viewed by wireless service providers as a superior alternative to leasing antennae space on communications sites owned by the Company. The proliferation of such roaming agreements could have a material adverse effect on the Company's prospects, financial condition or results of operations.

  The wireless communications industry has undergone significant growth in recent years. A slowdown in the growth of, or reduction in, demand in a particular wireless segment could adversely affect the demand for communication sites. For example, the Company anticipates that a significant amount of its revenues over the next several years will be generated from providers in the PCS market and, as such, the Company will be subject to downturns in PCS demand. Moreover, wireless service providers often operate with substantial leverage, and financial problems for the Company's customers could result in accounts receivable going uncollected, in the loss of a customer and the associated lease revenue, or in a reduced ability of these customers to finance expansion activities.

  The emergence of new technologies could also have a negative impact on the Company's operations. For example, the Federal Communications Commission (the "FCC") has granted license applications for three low-earth orbiting satellite systems that are intended to provide mobile voice and data services. Although such systems are highly capital-intensive and technologically untested, mobile satellite systems could compete with land-based wireless communications systems, thereby reducing the demand for the infrastructure services provided by the Company. The occurrence of any of these factors could have a material adverse effect on the Company's prospects, financial condition or results of operations.

COMPETITION

  The Company competes for site leasing tenants with (i) wireless service providers that own and operate their own tower footprints and lease, or may in the future decide to lease, antennae space to other providers, (ii) site development companies which acquire antennae space on existing towers for wireless service providers, manage new tower construction and provide site development services, (iii) other independent tower companies and (iv) traditional local independent tower operators. Wireless service providers that own and operate their own tower footprints generally are substantially larger and have greater financial resources than the Company. The Company believes that tower location and capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting the site leasing business.

  While the Company believes it is currently the largest provider of site development services to the wireless communications industry in the United States, numerous companies have entered and continue to enter into the business. In addition, many of these are local companies that market their services based on knowledge of the community. There can be no assurance that the Company will maintain its current position and the Company is subject to numerous risks as a result of competition.

  The Company competes for acquisition and new tower construction opportunities primarily with site developers and other independent tower companies. The Company believes that competition for tower acquisitions and new tower construction opportunities will increase and that additional competitors will enter the tower market. Some of these additional competitors have or are expected to have greater financial resources than the Company.

NO ASSURANCE THAT MANDATES WILL YIELD BINDING AGREEMENTS

  As of March 31, 1998, the Company had non-binding mandates to build up to approximately 410 towers under build-to-suit programs, including a mandate for 183 towers from BellSouth Mobility. Although the Company believes that the majority of these non-binding mandates will result in long-term anchor leases for specific communication towers, there are a number of steps that need to occur before any such leases are executed. These steps include, in some cases, finalization of build-out plans by the customers who have awarded the mandates, completion of due diligence by the Company and its customers and finalization of other definitive documents between the parties. As a result, there can be no assurance as to the percentage of current and future non-binding mandates that will ultimately result in binding anchor tenant leases and constructed towers.

NEED TO ATTRACT, RETAIN AND MANAGE PROFESSIONAL STAFF

  The Company's business involves the delivery of professional services and is labor-intensive. The Company's success depends in large part upon its ability to attract, develop, motivate and retain skilled employees. There is significant competition for employees with the skills required to perform the services offered by the Company from other wireless communications firms and other enterprises. There can be no assurance that the Company will be able to attract and retain a sufficient number of highly-skilled employees in the future or that it will continue to be successful in training, retaining and motivating employees. The loss of a significant number of employees and/or the Company's inability to hire a sufficient number of qualified employees could have a material adverse effect on the Company's prospects, financial condition or results of operations.

CUSTOMER CONCENTRATION

  The Company derives a significant portion of its revenues from a small number of customers. For example, during 1996 and 1997, the Company's five largest customers accounted for approximately 93.7% and 85.9%, respectively, of the Company's revenues from site development services. Four of the five largest customers in 1996 were also among the Company's five largest customers for the year ended December 31, 1997. Sprint PCS, the Company's largest customer for the year ended December 31, 1997, accounted for 53.6% of the Company's revenues from site development services during this period. Customers engage the Company on a project-by-project basis, and a customer can generally terminate an assignment at any time without penalty. In addition, a customer's need for site development services can decrease, and there can be no assurance that the Company will be successful in establishing relationships with new clients. Moreover, there can be no assurance that the Company's existing customers will continue to engage the Company for additional projects, and the Company has experienced and expects to continue to experience a decline in overall demand for its site development services. The loss of any significant customer could have a material adverse effect on the Company's prospects, financial condition or results of operations.

MANAGEMENT OF GROWTH

  The Company's revenues for the year ended December 31, 1997 increased $29.5 million, or 116%, from revenues for the 1995 fiscal year. From January 1, 1995 to December 31, 1997, the work force of the Company increased from 82 to 365 employees. This growth has placed, and will likely continue to place a substantial strain on the Company's administrative, operational and financial resources. The Company's executive officers have had no experience in managing companies as large as the Company. In addition, as part of its business strategy, the Company may acquire complementary businesses or expand into new businesses. There can be no assurance that the Company will be able to manage its growth successfully, or that its management, personnel or operational and financial control systems will be adequate to support expanded operations. Any such inabilities or inadequacies would have a material adverse effect on the Company's prospects, financial condition or results of operations.

DISCRETIONARY USE OF FUNDS

  The Company intends to use the remaining proceeds of the Private Offering to build and acquire additional communications sites and, if attractive opportunities become available, to acquire other companies that own towers, as well as for general corporate and working capital purposes. The Company cannot predict in which, if any, of its existing or future opportunities it will ultimately invest. While the Company currently expects to use the remaining proceeds of the Private Offering as set forth above, if the Company's plans change, the Company would use any remaining cash to fund other development projects and or acquisitions and for general corporate and working capital purposes. See "Use of Proceeds."

PROJECT RISKS

  Most of the Company's site development services and build-to-suit programs involve projects which are critical to the operations of its customers' businesses and which provide benefits that may be difficult to quantify. The Company's failure to meet customer expectations in the performance of its services could damage the Company's reputation and adversely affect its ability to attract new business. In addition, the Company could incur substantial costs and expend significant resources correcting errors in its work and could become liable for damages caused by such errors. When the Company bids on contracts where the pricing is fixed, the Company could incur losses with regard to such projects if the expenditures associated with such projects exceed the Company's estimate in making its bid pursuant to that contract.

REGULATORY COMPLIANCE AND APPROVAL

  The Company is subject to a variety of regulations, including those at the federal, state and local level. Both the FCC and the FAA regulate towers and other sites used for wireless communications transmitters and receivers. Such regulations control siting and marking of towers and may, depending on the characteristics of the tower, require registration of tower facilities. Wireless communications devices operating on towers are separately regulated and independently licensed based upon the regulation of the particular frequency used. All proposals to construct new communication sites or to modify existing communication sites are reviewed by both the FCC and the FAA to ensure that a site will not present a hazard to aviation. Owners of towers may have an obligation to paint them or install lighting to conform to FCC and FAA standards and to maintain such painting or lighting. Tower owners may also bear the responsibility for notifying the FAA of any tower lighting failures. The Company generally indemnifies its customers against any failure to comply with applicable standards. Failure to comply with applicable requirements may lead to civil penalties.

  Local regulations include city or other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting the Company's ability to respond to customers' demands. In addition, such regulations increase the costs associated with new tower construction. There can be no assurance that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted which increase such delays or result in additional costs to the Company. Such factors could have a material adverse effect on the Company's prospects, financial condition or results of operations and on the Company's ability to implement and/or achieve its business objectives in the future.

  The Company's customers may also become subject to new regulations or regulatory policies which adversely affect the demand for communication sites. In addition, if the Company pursues international opportunities, it will be subject to regulation in foreign jurisdictions.

TITLE TO REAL PROPERTY

  The Company's real property interests relating to its towers consist of fee interests, leasehold interests, private easements and licenses and easements and rights-of-way granted by governmental entities. With respect to acquired towers, the Company generally obtains title insurance on most fee and leased properties and relies on title warranties from sellers with respect to other acquired properties. The Company's ability to protect its rights against persons claiming superior rights in towers depends on the Company's ability to
(i) recover under title policies, the policy limits of which may be less than the purchase price of a particular tower; (ii) in the absence of title insurance coverage, realize on title warranties given by tower sellers, which warranties often terminate after the expiration of a specific period (typically one to three years); and (iii) realize on title covenants from landlords contained in lease agreements.

ENVIRONMENTAL MATTERS

  The Company's operations are subject to federal, state and local environmental laws and regulations regarding the use, storage, disposal, emission, release and remediation of hazardous and nonhazardous substances, materials or wastes ("Environmental Laws"). Under certain Environmental Laws, the Company could be held strictly, jointly and severally liable for the remediation of hazardous substance contamination at its facilities or at third-party waste disposal sites, and could also be held liable for any personal or property damage related to such contamination. Although the Company believes that it is in substantial compliance with and has no material liability under all applicable Environmental Laws, there can be no assurance that the costs of compliance with existing or future Environmental Laws and liability related thereto will not have a material adverse effect on the Company's prospects, financial condition or results of operations. See "Business--Regulatory and Environmental Matters."

RISKS ASSOCIATED WITH DAMAGE TO TOWERS

  The Company's towers are subject to risks associated with natural disasters such as tornadoes, hurricanes and earthquakes. The Company maintains insurance to cover the estimated cost of replacing damaged towers (subject to certain caps). The Company also maintains third party liability insurance to protect the Company in the event of an accident involving a tower. A tower accident for which the Company is uninsured or underinsured, or damage to a tower or group of towers, could have a material adverse effect on the Company's prospects, financial condition or results of operations.

PERCEIVED HEALTH RISKS ASSOCIATED WITH RADIO FREQUENCY EMISSIONS

  The Company and the wireless service providers that utilize the Company's towers are subject to government requirements and other guidelines relating to radio frequency ("RF") emissions. The potential connection between RF emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. Although the Company has not been subject to any claims relating to RF emissions, there can be no assurance that it will not be subject to such claims.

CONTROL OF THE COMPANY BY STEVEN E. BERNSTEIN

  Steven E. Bernstein, President and Chief Executive Officer of the Company, currently owns 100% of the Company's outstanding common stock and, by virtue of his ownership of shares of Class B Common Stock, controls 50.1% of all votes on a primary basis and 49.5% of all votes on a fully diluted basis. As a result, Mr. Bernstein has the ability to elect three out of five of the Company's directors and the ability to control the outcome of all matters determined by a vote of the Company's common stockholders. See "--Dependence on Key Personnel" and "Management."

DEPENDENCE ON KEY PERSONNEL

  The Company's success depends to a significant extent upon the continued services of Steven E. Bernstein, its President and Chief Executive Officer, Ronald G. Bizick, II, its Executive Vice President-Sales and Marketing, Robert
M. Grobstein, its Chief Financial Officer and Jeffrey A. Stoops, its Senior Vice President-Corporate Development and General Counsel. Messrs. Bizick, Grobstein and Stoops have employment agreements. The Company does not have an employment agreement with Steven E. Bernstein, its President and Chief Executive Officer and the owner of 100% of the Company's outstanding common stock and the majority of its voting shares. Mr. Bernstein's compensation and other terms of employment will be determined by the Board of Directors. For further information, see "Management." Although the Company maintains key person life insurance on Messrs. Bernstein and Bizick, such insurance would not adequately compensate for the loss of the services of either Mr. Bernstein or Mr. Bizick. The loss of the services of Messrs. Bernstein, Bizick, Grobstein, Stoops or other key managers or employees, could have a material adverse effect upon the Company's prospects, financial condition or results of operations.

SUBSTANTIAL LEVERAGE; RESTRICTIONS IMPOSED BY THE TERMS OF THE COMPANY'S INDEBTEDNESS

  The Company is highly leveraged. As of December 31, 1997, after giving pro forma effect to the Private Offering, the Company would have had total consolidated indebtedness of approximately $151.6 million (all except $1.4 million of which would have consisted of the Notes), total redeemable preferred stock of $31 million and total stockholders' deficit of approximately $4.3 million. Also, after giving pro forma effect to the Private Offering, excluding the CSSI Acquisition, the Company's pro forma earnings would have been inadequate to service its pro forma fixed charges by $12.9 million for the year ended December 31, 1997. The Company expects that its earnings will continue to be inadequate to service its pro forma fixed charges at least through fiscal 1998. The Company and its subsidiaries will be permitted to incur substantial additional indebtedness in the future, including under the $75.0 million New Credit Facility. See "Description of New Credit Facility" and "Description of Exchange Notes."

  The degree to which the Company is leveraged could have important consequences to holders of the Exchange Notes, including, but not limited to:
(i) making it more difficult for the Company to satisfy its obligations with respect to the Notes, (ii) increasing the Company's vulnerability to general adverse economic and industry conditions, (iii) limiting the Company's ability to obtain additional financing to fund its growth strategy, future working capital, capital expenditures and other general corporate requirements, (iv) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund its growth strategy, working capital, capital expenditures or other general corporate purposes, (v) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry, and (vi) placing the Company at a competitive disadvantage vis-a-vis less leveraged competitors. In addition, the degree to which the Company is leveraged could prevent it from repurchasing any Notes tendered to it upon the occurrence of a Change of Control. See "Description of New Credit Facility."

  The Company's ability to make scheduled payments of principal of, or to pay interest on, its debt obligations, and its ability to refinance any such debt obligations (including the Notes), or to fund planned capital expenditures, will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. The Company's business strategy contemplates substantial capital expenditures in connection with its planned tower buildout and acquisitions. Based on the Company's current operations and anticipated revenue growth, management believes that, if its business strategy is successful, cash flow from operations and available cash (including the proceeds from the Private Offering), together with available borrowings under the New Credit Facility, will be sufficient to fund the Company's anticipated capital expenditures through fiscal 1999. Thereafter, however, or in the event the Company exceeds its currently anticipated capital expenditures for fiscal 1998 or 1999, the Company anticipates that it will need to seek additional equity or debt financing to fund its business plan. Failure to obtain any such financing could require the Company to significantly reduce its planned capital expenditures, scale back the scope of its tower buildout or acquisitions and/or delay its transition to tower ownership, any of which could have a material adverse effect on the Company's prospects, financial condition or results of operations. In addition, the Company may need to refinance all or a portion of its indebtedness (including the Notes and/or the New Credit Facility) on or prior to its scheduled maturity. There can be no assurance that the Company will generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings or equity contributions will be available in amounts sufficient to service its indebtedness and make anticipated capital expenditures. In addition, there can be no assurance that the Company will be able to effect any required refinancings of its indebtedness (including the Notes) on commercially reasonable terms or at all. See "--Holding Company Structure; Restrictions on Access to Cash Flow of Subsidiaries" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Indenture contains and the New Credit Facility is expected to contain numerous restrictive covenants, including but not limited to covenants that restrict the Company's ability to incur indebtedness, pay dividends, create liens, sell assets and engage in certain mergers and acquisitions. In addition, the New Credit Facility will require subsidiaries of the Company to maintain certain financial ratios. The ability of the Company to comply with the covenants and other terms of the New Credit Facility and the Indenture and to satisfy its respective debt obligations (including, without limitation, borrowings and other obligations under the New Credit Facility) will depend on the future operating performance of the Company. In the event the Company fails to comply with the various covenants contained in the New Credit Facility or the Indenture, as applicable, it would be in default thereunder, and in any such case, the maturity of substantially all of its long-term indebtedness could be accelerated. A default under the Indenture would also constitute an event of default under the New Credit Facility. See "Description of New Credit Facility" and "Description of Exchange Notes."

HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION; RESTRICTIONS ON ACCESS TO CASH FLOW OF SUBSIDIARIES

  SBACC is a holding company with no business operations of its own. SBACC's only significant asset is and will be the outstanding capital stock of its subsidiaries. SBACC conducts, and will conduct, all of its business operations through its subsidiaries. Accordingly, SBACC's only source of cash to pay interest on and principal of the Notes is distributions with respect to its ownership interest in its subsidiaries from the net earnings and cash flow generated by such subsidiaries. Although the Notes do not require cash interest payments until September 1, 2003, at such time the Notes will have accreted to $269.0 million and will require annual cash interest payments of $32.3 million. In addition, the Notes mature on March 1, 2008. SBACC currently expects that the earnings and cash flow of its subsidiaries will be retained and used by such subsidiaries in their operations, including to service their respective debt obligations. Even if SBACC determined to pay a dividend on or make a distribution in respect of the capital stock of its subsidiaries, there can be no assurance that SBACC's subsidiaries will generate sufficient cash flow to pay such a dividend or distribute such funds to SBACC or that applicable state law and contractual restrictions, including negative covenants contained in the debt instruments of such subsidiaries, will permit such dividends or distributions. The Notes are not guaranteed by SBACC's subsidiaries. As a result, all indebtedness, including trade payables, of such subsidiaries, including borrowings under the New Credit Facility, are structurally senior to the Notes. As of December 31, 1997, SBACC's subsidiaries (on a pro forma basis) had $25 million of borrowing availability under the New Credit Facility, and $9.0 million of liabilities outstanding, which would have been structurally senior in right of payment to the Notes. See "Capitalization" and "Description of New Credit Facility."

  The New Credit Facility is expected to be finalized and in place in the second quarter of 1998. Pursuant to that certain commitment letter dated February 3, 1998 (the "Commitment Letter") by and among BankBoston, N.A. ("BankBoston"), as agent, BancBoston Securities Inc. ("BancBoston Securities"), as arranger and Telecommunications, SBA, Inc., Leasing, Towers, CSSI, International and Holdings, the Company expects that the New Credit Facility will, subject to certain limited exceptions, prohibit dividends or other distributions by SBACC's subsidiaries to SBACC at any time prior to September 1, 2003. Thereafter, the New Credit Facility will permit dividend payments by SBACC's subsidiaries to SBACC sufficient to pay the interest on the Notes coming due in that year and thereafter but only if no default or event of default then exists under certain covenants of the New Credit Facility or otherwise, as those covenants are then in effect. See "Description of New Credit Facility". In addition, SBACC's subsidiaries are permitted under the terms of the Indenture to incur certain additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to SBACC. Accordingly, SBACC does not anticipate that it will receive any material distributions from its subsidiaries prior to September 1, 2003 and there can be no assurance that sufficient amounts will be available to service interest on the Notes that becomes payable on a semiannual basis commencing in 2003. In the event of any or all of SBACC's subsidiaries becoming subject to bankruptcy proceedings prior to payment of the Notes neither the holders of Notes nor SBACC will be expected to have claims in such proceedings. Only after such subsidiaries' creditors are fully paid would any remaining value of such subsidiaries' assets be available to SBACC or its creditors, including the holders of the Notes. See "--Substantial Leverage; Restrictions Imposed by the Terms of the Company's Indebtedness" and "Description of New Credit Facility."

  It is expected that the New Credit Facility will permit distributions to SBACC in an amount sufficient to pay scheduled interest payments on the Notes commencing in 2003, provided that there is then no default or event of default outstanding under the New Credit Facility, including under the financial maintenance tests to be set forth in the New Credit Facility. While management believes that, assuming the Company is able to meet its scheduled build out program as contemplated, it will be in compliance with the covenants expected to be contained in the New Credit Facility and, therefore, able to make distributions to SBACC in amounts sufficient to pay scheduled interest on the Notes, no assurances that such will be the case can be given. If the Company is not able to make distributions to SBACC so that SBACC can make payments on the Notes, SBACC and the Company will be required to pursue other alternatives which may include refinancing the New Credit Facility, seeking other sources of debt or equity capital (if available), or other alternatives.

  The Company currently anticipates that, in order to pay the principal of the Notes or to redeem or repurchase the Notes upon a Change of Control, the Company will be required to adopt one or more alternatives, such as refinancing its indebtedness or selling its equity securities or the equity securities or assets of its subsidiaries. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, that any of the foregoing actions would enable SBACC to pay the principal amount of the Notes or that any of such actions would be permitted by the terms of the Indenture or any other debt instruments of SBACC or SBACC's subsidiaries then in effect. See "--Substantial Leverage; Restrictions Imposed by the Terms of the Company's Indebtedness."

ORIGINAL ISSUE DISCOUNT; APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS

  The Exchange Notes will bear interest at the same rate and on the same terms as the Private Notes. Therefore, the Exchange Notes will be issued at a substantial discount from their stated principal amount at maturity. Consequently, although cash interest on the Exchange Notes generally will not be payable prior to September 1, 2003, original issue discount ("OID") will be includable in the gross income of a holder of the Exchange Notes for U.S. federal income tax purposes in advance of the receipt of such cash payments on the Exchange Notes. See "Certain United States Federal Income Tax Considerations" for a more detailed discussion of the U.S. federal income tax consequences of the purchase, ownership and disposition of the Exchange Notes.

  If a bankruptcy case is commenced by or against the Company under the U.S. Bankruptcy Code after the issuance of the Exchange Notes, the claim of a holder of Exchange Notes with respect to the principal amount thereof would likely be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the OID that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any OID that was not accrued as of any such bankruptcy filing would constitute "unmatured interest."

  If the Exchange Notes provide initial holders with a yield to maturity which exceeds the Treasury-based interest rate in effect for the month of their issuance plus five percentage points, then OID with respect to the Exchange Notes will not be deductible by the Company until paid. In the event that such yield to maturity equals or exceeds such interest rate plus six percentage points, then a portion of such OID will not be deductible by the Company on a permanent basis.

REPURCHASE OF THE NOTES UPON A CHANGE OF CONTROL

  Upon a Change of Control, the holders of the Notes have the right to require the Company to repurchase such holders' Notes, in whole or in part, at a price equal to 101% of the Accreted Value thereof to the date of purchase prior to March 1, 2003 or 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase on or after March 1, 2003. If a Change of Control were to occur, the Company may not have the financial resources to repurchase all of the Notes and repay any other indebtedness that would become payable upon the occurrence of such Change of Control. The Change of Control purchase feature of the Notes may in certain circumstances discourage or make more difficult a sale or takeover of the Company. See "Description of Exchange Notes--Repurchase at the Option of Holders--Change of Control."

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON TRANSFER

  As of the date hereof, the only registered holder of Private Notes is Cede & Co., as the nominee of DTC. The Company believes that, as of the date hereof, such holder is not an "affiliate" (as such term is defined in Rule 405 under the Securities Act) of the Company. Prior to the Private Offering, there had been no market for the Notes and there can be no assurance that such a market will develop or, of such a market develops, as to the liquidity of such market. The Exchange Notes will not be listed on any securities exchange, but the Private Notes are eligible for trading in the National Association of Securities Dealers, Inc.'s Private Offering, Resales and Trading through Automatic Linkages (PORTAL) market. The Exchange Notes are new securities for which there is currently no market. The Exchange Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and other factors. The Company has been advised by the Initial Purchasers that they intend to make a market in the Exchange Notes, as well as the Private Notes, as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to do so and any such market making activities may be discontinued at any time without notice. In addition, such market making activities may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement (as defined in the Registration Rights Agreement). Therefore, there can be no assurance that an active market for the Notes will develop. See "The Exchange Offer" and "Plan of Distribution."

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The Private Notes were sold by the Company on March 2, 1998 (the "Closing Date") to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently sold the Private Notes to "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A. As a condition to the sale of the Private Notes, the Company and the Initial Purchaser entered into the Registration Rights Agreement on March 2, 1998. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 60 days after the Closing Date, (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 150 days after the Closing Date and (iii) use its best efforts to consummate the Exchange Offer within 30 days after the date on which the Registration Statement was declared effective by the Commission. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

  With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges Private Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. See e.g. Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989) and Morgan Stanley & Co. Inc., SEC No-Action Letter (available June 5, 1991). However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 180 days after the Expiration Date. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes surrendered pursuant to the Exchange Offer. Private Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

  As of the date of this Prospectus, $269,000,000 in aggregate principal amount of the Private Notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

  Holders of the Private Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Private Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Company.

  Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time on
     , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered holders an announcement thereof and (iii) issue a press release or other public announcement which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest at the same rate and on the same terms as the Private Notes. Consequently, the Exchange Notes will be issued at a substantial discount to their principal amount at maturity. The Exchange Notes will accrete in value from and including the date of issuance of the Private Notes (March 2, 1998) until March 1, 2003 at which time they will have an aggregate principal amount of $269.0 million. Thereafter, cash interest will accrue on the Exchange Notes and will be payable semiannually in arrears on March 1 and September 1, commencing September 1, 2003, at a rate of 12% per annum. Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

PROCEDURES FOR TENDERING

  Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "-- Exchange Agent" for receipt prior to the Expiration Date. In addition, either
(i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depository pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

  The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Private Notes.

  If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Exchange Agent and the Depository have confirmed that any financial institution that is a participant in the Depository's system may utilize the Depository's Automated Tender Offer Program to tender Private Notes.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

  While the Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder of Private Notes will represent to the Company that, among other things, (i) Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) if such Holder is a resident of the State of California, it falls under the self-executing institutional investor exemption set forth under Section 25102(i) of the Corporate Securities Law of 1968 and Rules 260.102.10 and 260.105.14 of the California Blue Sky Regulations, (iv) if such Holder is a resident of the Commonwealth of Pennsylvania, it falls under the self-executing institutional investor exemption set forth under Sections 203(c), 102(d) and (k) of the Pennsylvania Securities Act of 1972, Section 102.111 of the Pennsylvania Blue Sky Regulations and an interpretive opinion dated November 16, 1985, (v) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (vi) such holder understands that a secondary resale transaction described in clause (v) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (vii) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

  If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depository pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depository) as promptly as practicable.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Private Notes at the Depository for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depository's systems may make book-entry delivery of Private Notes by causing the Depository to transfer such Private Notes into the Exchange Agent's account at the Depository in accordance with the Depository's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depository, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to the Expiration Date.

  To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer-Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

  If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Private Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Private Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

TERMINATION OF CERTAIN RIGHTS

  All rights under the Registration Rights Agreement (including registration rights) of holders of the Private Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Private Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Private Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Private Notes by broker-dealers for a period of up to 180 days from the Expiration Date and (iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period of up to 180 days after the Expiration Date.

ADDITIONAL INTEREST

  In the event of a registration default, the Company is required to pay as liquidated damages, Additional Interest (as defined in the Registration Rights Agreement) to each holder of Transfer Restricted Securities (as defined below), during the first 90-day period immediately following the occurrence of such registration default in an amount equal to $0.05 per week per $1,000 Accreted Value of Private Notes constituting Transfer Restricted Securities held by such holder. Such Additional Interest rate will increase by an additional $0.05 per week at the beginning of each subsequent 90-day period during which the registration default continues. Transfer

Restricted Securities shall mean each Private Note until (i) the date on which such Private Note has been exchanged for an Exchange Note in the Exchange Offer, (ii) the date on which such Private Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement (as defined in the Registration Rights Agreement) or (iii) the date on which such Private Note is distributed to the public pursuant to Rule 144(k) under the Securities Act. The amount of the Additional Interest will increase by an additional $0.05 per week per $1,000 Accreted Value of Private Notes constituting Transfer Restricted Securities for each subsequent 90-day period until all registration defaults have been cured, up to a maximum Additional Interest of $0.50 per week per $1,000 Accreted Value of Private Notes constituting Transfer Restricted Securities. Following the cure of all Registration Defaults, the payment of Additional Interest will cease. The filing and effectiveness of the Registration Statement of which this Prospectus is a part and the consummation of the Exchange Offer will eliminate all rights of the holders of Private Notes eligible to participate in the Exchange Offer to receive damages that would have been payable if such actions had not occurred.

EXCHANGE AGENT

  State Street Bank and Trust Company has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

   By Registered or Certified Mail:               By Hand Delivery:


  State Street Bank and Trust Company    State Street Bank and Trust Company
        Two International Place                Two International Place
           Boston, MA 02110                       Boston, MA 02110
      Attention: Corporate Trust             Attention: Corporate Trust
             Fourth Floor                           Fourth Floor


        By Overnight Delivery:                      By Facsimile:


  State Street Bank and Trust Company              (617) 664 5371

        Two International Place
           Boston, MA 02110                     Confirm by Telephone:
      Attention: Corporate Trust
             Fourth Floor                          (617) 664 5602


FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $150,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURES TO EXCHANGE

  Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  The Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be offered, resold, pledged or otherwise transferred only
(1) to a person who the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, in a transaction meeting the requirements of Rule 144 under the Securities Act, outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (2) to the Company or (3) pursuant to an effective registration statement, and, in each case, in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

  For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

                                USE OF PROCEEDS

  The Company will not receive proceeds from the Exchange Offer. The net proceeds to the Company from the Private Offering were approximately $144.5 million after deducting the Initial Purchasers' discounts and estimated transaction fees and expenses payable by the Company.

  The remaining net proceeds raised by the Company in the Private Offering will be used, together with borrowings under the New Credit Facility, for the construction and acquisition of towers and for general corporate purposes, including working capital. The Company expects that the remaining net proceeds from the Private Offering, together with available borrowings under the New Credit Facility, will be sufficient to meet its capital needs through the end of 1999. However, if acquisition or other opportunities present themselves more rapidly than management currently anticipates, the Company may be required to seek additional sources of debt or equity capital prior to the end of 1999 or to scale back the scope of its tower buildout or acquisitions. The Company regularly evaluates acquisition opportunities and engages in negotiations with respect to acquisitions of individual tower sites, groups of tower sites and entities that own or manage communication towers and related businesses. In addition, the Company is currently actively negotiating to acquire additional towers, although no agreements with respect to any such acquisitions have been reached other than with respect to the towers described under the caption "Recent Events." There can be no assurance that the Company will be able to identify towers or tower companies to acquire in the future. See "Risk Factors--Discretionary Use of Funds."

                 REORGANIZATION AND PRIOR S CORPORATION STATUS

  Prior to 1997, the business currently conducted by the Company was conducted by the Predecessor Companies. Effective January 1, 1997 (the "Effective Date"), in connection with the private placement of shares of its 4% Series A Convertible Preferred Stock (the "Series A Preferred Stock") which was consummated on March 7, 1997 (the "Preferred Stock Offering"), the Company issued its shares of Class B Common Stock for all of the issued and outstanding shares of capital stock of the Predecessor Companies.

  Until the Effective Date, the Predecessor Companies elected to be treated as S Corporations under Subchapter S of the Internal Revenue Code of 1986, as amended ("the Code") and comparable state tax laws. As a result, until the Effective Date the earnings of the Predecessor Companies were attributable, with certain exceptions, for federal and certain state income tax purposes to their existing stockholder rather than to the Predecessor Companies.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company as of December 31, 1997 on an historical basis and as adjusted for the Private Offering. This table should be read in conjunction with the Historical Financial Statements of the Company included elsewhere in this Prospectus and the related Notes thereto.

                                                             DECEMBER 31, 1997
                                                            --------------------
                                                            ACTUAL   AS ADJUSTED
                                                            -------  -----------
                                                              (IN THOUSANDS)
                                                            --------------------
Cash and cash equivalents.................................. $ 6,109   $150,646
                                                            =======   ========
Long-term debt (less current maturities):
  Existing Credit Facility(1).............................. $    --   $     --
  12% Senior Discount Notes due 2008.......................     --     150,237
                                                            -------   --------
    Total long-term debt...................................     --     150,237
                                                            -------   --------
Preferred stock............................................  30,983     30,983
Stockholders' equity:
  Class A Common Stock.....................................     --         --
  Class B Common Stock.....................................      81         81
  Paid-in capital..........................................     --         --
  Retained earnings........................................  (4,425)    (4,425)
                                                            -------   --------
    Total stockholders' equity (deficit)...................  (4,344)    (4,344)
                                                            -------   --------
      Total capitalization................................. $26,639   $176,876
                                                            =======   ========

--------
(1) Pursuant to the Commitment Letter, the Company has obtained a commitment from the Lenders (as defined) under the Existing Credit Facility to provide the New Credit Facility. The New Credit Facility is expected to provide for revolving credit loans of up to $75.0 million and an additional $75.0 million incremental facility. See "Description of New Credit Facility."

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed consolidated financial statements (the "Pro Forma Financial Statements") are based on the historical financial statements of SBA and the historical financial statements of CSSI and SCGI during the periods presented, adjusted to give effect to the CSSI Acquisition and the Private Offering.

  The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1997 gives effect to the CSSI and SCGI Acquisitions and the Offering as if they had occurred as of January 1, 1997. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the Private Offering as if it had occurred as of December 31, 1997. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management believes are reasonable.

  The Pro Forma Financial Statements do not purport to represent what SBA's results of operations or financial condition would actually have been had the CSSI Acquisition and the Private Offering in fact occurred on such dates or to project SBA's results of operations or financial condition for any future date or period. The Pro Forma Financial Statements should be read in conjunction with the consolidated financial statements included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The CSSI Acquisition is accounted for under the purchase method of accounting. The total purchase price for the CSSI Acquisition has been allocated to the identifiable tangible and intangible assets and liabilities of the applicable acquired business based upon SBA's preliminary estimate of their fair values with the remainder allocated to goodwill and other intangible assets. The allocations of the purchase price are subject to revision when additional information concerning asset and liability valuations is obtained.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)

                                                          ADJUSTMENTS
                                               HISTORICAL     FOR
                                                  SBA     REFINANCING  PRO FORMA
                                               ---------- -----------  ---------
                    ASSETS
Current assets:
  Cash and equivalents........................  $ 6,109   $135,738(1)  $141,847
  Accounts receivable.........................   10,931          --      10,931
  Prepaid.....................................      983          --         983
  Costs and estimated earnings in excess of
   billings on uncompleted
   contracts..................................      118          --         118
                                                -------   ----------   --------
    Total current assets......................   18,141      135,738    153,879
Property and equipment, net...................   16,445          --      16,445
Intangible assets, net........................    3,500          --       3,500
Note receivable, stockholder..................    3,561          --       3,561
Deferred tax assets...........................    2,257          --       2,257
Deferred financing costs......................      741      5,700(2)     6,441
Other assets..................................      152          --         152
                                                -------   ----------   --------
    Total assets..............................  $44,797   $  141,438   $186,235
                                                =======   ==========   ========
      LIABILITY AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................  $ 2,182   $       --   $  2,182
  Accrued expenses............................      919          --         919
  Accrued salaries and payroll taxes..........    1,729          --       1,729
  Billings in excess of costs and estimated
   earnings on uncompleted
   contracts..................................      957          --         957
  Other liabilities...........................      531          --         531
  Current deferred tax liability..............    1,622          --       1,622
  Notes payable...............................   10,184       (8,799)     1,385
                                                -------   ----------   --------
    Total current liabilities.................   18,124       (8,799)     9,325
                                                -------   ----------   --------
Long term liabilities:
  Long term debt..............................      --     150,237(3)   150,237
  Other liabilities...........................       34          --          34
                                                -------   ----------   --------
    Total long-term liabilities...............       34      150,237    150,271
                                                -------   ----------   --------
Redeemable preferred stock....................   30,983          --      30,983
                                                -------   ----------   --------
Stockholders' equity..........................   (4,344)         --      (4,344)
                                                -------   ----------   --------
    Total liabilities and stockholders' equi-
     ty.......................................  $44,797   $  141,438   $186,235
                                                =======   ==========   ========

--------

(1) Reflects the proceeds of $150,237 from the issuance and sale of the Private Notes less estimated issuance costs of $5,700 and repayment of $8,799 of outstanding amounts under the Existing Credit Facility.

(2) Reflects estimated issuance costs incurred in connection with the Private Offering which have been deferred and will be amortized over the life of the Notes.

(3) Reflects the issuance and sale of the Private Notes.

    See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

                                                    PRO FORMA
                           SBA     CSSI(1) SCGI(1) ADJUSTMENTS         TOTAL
                         --------  ------- ------- -----------        --------
Revenues:
  Site development reve-
   nue.................. $ 48,241  $ 5,005  $ --     $   --           $ 53,246
  Site leasing revenue..    6,759      --    194         --              6,953
                         --------  -------  ----     -------          --------
    Total revenues......   55,000    5,005   194         --             60,199
Cost of revenues:
  Cost of site develop-
   ment.................   31,470    3,936   --         (82)(2)         35,324
  Cost of site leasing..    5,356      --     72        (32)(2)          5,396
                         --------  -------  ----     -------          --------
    Total cost of reve-
     nue................   36,826    3,936    72        (114)           40,720
                         --------  -------  ----     -------          --------
    Gross profit........   18,174    1,069   122         114            19,479
Operating expenses:
  General and adminis-
   trative..............    8,317      777    18         114(2)          9,584
                                                         358(3)
  Sales and marketing...    2,697        2     1         --              2,700
  Tower expenses........      599      --    --          --                599
                         --------  -------  ----     -------          --------
    Total operating ex-
     penses.............   11,611      779    19         472            12,883
                         --------  -------  ----     -------          --------
Operating income........    6,561      290   103        (358)            6,596
  Interest
   expense/(income).....     (237)      16    41      18,666(4)(5)(6)   18,487
                         --------  -------  ----     -------          --------
Earnings (Loss) before
 provision for income
 taxes..................    6,798      274    62     (19,024)          (11,891)
Provision for income
 taxes..................    5,596      --    --           13(7)          5,609
                         --------  -------  ----     -------          --------
    Net income (loss)...    1,202      274    62     (19,037)          (17,500)
                                                                      --------
Dividends on preferred
 stock..................      983      --    --          --                983
                         --------  -------  ----     -------          --------
Net income (loss) after
 preferred stock divi-
 dends..................      219      274    62     (19,037)          (18,483)
                         ========  =======  ====     =======          ========
Other data:
EBITDA..................                                                 7,594(8)
                                                                      ========

     See Notes to Unaudited Pro Forma Condensed Consolidated Statements of
                                  Operations.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                           STATEMENTS OF OPERATIONS

(1) On September 18, 1997, the Company acquired certain assets, and assumed certain liabilities of CSSI and SCGI in a business acquisition which was accounted for using the purchase method. The accompanying unaudited pro forma statements of operations for CSSI and SCGI reflect the results of operations from January 1, 1997 to September 18, 1997. The results of operations of CSSI and SCGI subsequent to September 18, 1997 are included in the Company's results of operations.

(2) Reflects reclassification of depreciation for CSSI and SCGI previously classified as "Cost of revenue."

(3) Reflects incremental amortization of goodwill acquired in connection with the CSSI Acquisition and additional depreciation resulting from a step up in basis of assets acquired. Goodwill is being amortized over 15 years.

(4) Reflects interest expense reduction as if the Notes had been issued January 1, 1997 and the proceeds were used to retire outstanding debt.

(5) Reflects interest expense as if the Notes had been issued January 1, 1997.

(6) Reflects amortization of deferred financing costs incurred in connection with the Private Offering. Deferred financing costs are being amortized over the ten-year term of the debt.

(7) Reflects a pro forma provision for taxes (at 40%) for the year ended December 31, 1997, for CSSI and SCGI, when each company was an S Corporation under Subchapter S of the Code (as defined) and the income tax effect of the incremental amortization of goodwill and depreciation of property and equipment as a result of the CSSI Acquisition. See "Reorganization and Prior S Corporation Status."

(8) EBITDA represents earnings before interest income, interest expense, other income, income taxes, depreciation and amortization. EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Companies calculate EBITDA differently and, therefore, EBITDA as presented for the Company may not be comparable to EBITDA reported by other companies. See the Company's Consolidated Statements of Cash Flows in the Company's Consolidated Financial Statements contained elsewhere in this Prospectus.

                      SELECTED HISTORICAL FINANCIAL DATA

  The following table setting forth summary historical data of the Company as of and for the years ended December 31, 1994, 1995, 1996 and 1997 has been derived from, and is qualified by reference to, the audited financial statements of the Company included elsewhere in this Prospectus. The historical financial data as of and for the year ended December 31, 1993 has been derived from unaudited financial statements of the Company. The financial statements for periods ending on or prior to December 31, 1996 are the combined financial statements of the Predecessor Companies, which were acquired in connection with the Corporate Reorganization. The unaudited financial data have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information included therein. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.


                                         YEAR ENDED DECEMBER 31,
                             --------------------------------------------------
                                1993       1994      1995      1996      1997
                             ----------- --------  --------  --------  --------
                             (UNAUDITED)   (DOLLARS IN THOUSANDS)
OPERATING DATA:
Revenues:
  Site development revenue.    $ 6,109   $ 10,604  $ 22,700  $ 60,276  $ 48,241
  Site leasing revenue.....        125        896     2,758     4,530     6,759
                               -------   --------  --------  --------  --------
Total revenues.............      6,234     11,500    25,458    64,806    55,000
Cost of revenues:
  Cost of site development
   revenue.................      4,928      7,358    13,993    39,822    31,470
  Cost of site leasing rev-
   enue....................         77        647     2,121     3,638     5,356
                               -------   --------  --------  --------  --------
Total cost of revenues.....      5,005      8,005    16,114    43,460    36,826
                               -------   --------  --------  --------  --------
Gross profit...............      1,229      3,495     9,344    21,346    18,174
                               -------   --------  --------  --------  --------
General and administra-
 tive(1)(2)................      1,138      1,546     5,804    18,151     8,317
Sales and marketing(2).....        --          86       237       697     2,697
Tower expenses(3)..........        --         --        --        --        599
                               -------   --------  --------  --------  --------
Operating income...........         91      1,863     3,303     2,498     6,561
Interest, net (income).....          8         17         5       132      (237)
                               -------   --------  --------  --------  --------
Income before income taxes.         83      1,846     3,298     2,366     6,798
Provision for income tax-
 es(4).....................         33        738     1,319       946     5,596
                               -------   --------  --------  --------  --------
Net income.................    $    50   $  1,108  $  1,979  $  1,420  $  1,202
                               =======   ========  ========  ========  ========
Other Data:
EBITDA(5)(6)...............    $    96   $  1,868  $  4,702  $ 15,512  $  7,075
Adjusted EBITDA(7).........         96      1,979     4,829    15,612     7,586
Depreciation and amortiza-
 tion......................          5          5        73       160       563
Capital expenditures.......         14         51       660       145    16,292
Interest expense...........          9         19        11       139       407
Ratio of earnings to fixed
 charges(8)................       4.6x      41.8x     33.8x      5.8x      4.1x
Net cash provided by (used
 in) operating activities..                   873      (533)    1,215     6,506
Net cash used in investing
 activities................                   (51)     (660)     (145)  (16,292)
Net cash provided by (used
 in) financing activities..                  (689)    1,298    (1,036)   15,584
                                           AS OF DECEMBER 31,
                             --------------------------------------------------
                                1993       1994      1995      1996      1997
                             ----------- --------  --------  --------  --------
                             (UNAUDITED)   (DOLLARS IN THOUSANDS)
Balance Sheet Data (at end
 of period):
Total assets...............    $   922   $  2,610  $  7,429  $ 18,060  $ 44,797
Total debt(9)..............        --           1     1,500     4,921    10,184
Redeemable preferred stock.        --         --        --        --     30,983
Common stockholders' equity
 (deficit).................        265      1,745     4,793       102    (4,344)

                                                  (footnotes on following page)

--------
(1) General and administrative expense includes depreciation and amortization for the year ended December 31, 1995, general and administrative expense includes cash compensation expense of $1.3 million representing the amount of officer compensation in excess of what would have been paid had the officer employment agreements entered into in 1997 been in effect during that period. For the year ended December 31, 1996, general and administrative expense includes non-cash compensation expense of $7.9 million incurred in the Corporate Reorganization and cash compensation expense of $4.9 million representing the amount of officer compensation in excess of what would have been paid had the officer employment agreements entered into in 1997 been in effect during that period.

(2) Salaries and benefits expenses have been reclassified as general and administrative expenses, with the exception of $0.3 million allocated to sales and marketing expenses in the year ended December 31, 1996.

(3) Tower expenses represent non-capitalized expenses associated with tower acquisition activity.

(4) Provision for income taxes represents a pro forma calculation (40%) for the years ended December 31, 93, 1994, 1995 and 1996, when the Company was treated as an S Corporation under Subchapter S of the Code. Provision for income taxes for the year ended December 31, 1997 represents an actual provision. The effective rate is in excess of the 40% rate used in the pro forma calculations due to the tax effect of the conversion of the Company to a C Corporation. See "Reorganization and Prior S Corporation Status."

(5) EBITDA represents earnings before interest income, interest expense, other income, income taxes, depreciation and amortization. EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Companies calculate EBITDA differently and, therefore, EBITDA as presented for the Company may not be comparable to EBITDA reported by other companies. See the Company's Consolidated Statements of Cash Flows in the Company's Consolidated Financial Statements contained elsewhere in this Prospectus.

(6) EBITDA for the years ended December 31, 1995 and 1996 excludes cash compensation expense of $1.3 million and $4.9 million, respectively, representing the amounts of officer compensation in excess of what would have been paid had the officer employment agreements entered into in 1997 been in effect during such periods. Additionally, EBITDA for the year ended December 31, 1996 also excludes the effect of non-cash compensation expense of $7.9 million incurred in the Corporate Reorganization.

(7) Adjusted EBITDA for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 is defined as the sum of (i) EBITDA for the most recent calendar quarter attributable to the Company's site leasing business multiplied by four and (ii) EBITDA, less all site leasing EBITDA for the most recent four calendar quarters. For the purpose of calculating Adjusted EBITDA, general and administrative expenses and sales and marketing expenses are allocated between the Company's site leasing EBITDA and site development EBITDA on a pro rata basis based on the revenues generated by each of such businesses. Tower expenses are allocated to the Company's site leasing EBITDA. Adjusted EBITDA is presented as additional information because management believes it to be a useful indicator of the Company's ability to meet debt service and capital expenditure requirements and because it is expected that certain debt covenants of the Company will utilize Adjusted EBITDA to measure compliance with such covenants. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Adjusted EBITDA as presented herein is equivalent to Adjusted Consolidated Cash Flow, as such term is defined in the Indenture. Tower cash flow, as presented herein and as defined in the Indenture, is the equivalent of site leasing EBITDA. Tower cash flow, which requires an allocation of the Company's total operating expenses to its site leasing business, for the fiscal quarter ended December 31, 1997 was ($145,000).

(8) For purposes of computing the ratio of earnings to fixed charges, earnings represent net income before income taxes and fixed charges. Fixed charges consist of interest expense, the component of rental expense believed by management to be representative of the interest factor thereon, amortization of deferred financing costs and preferred stock dividends.

(9) Total debt does not include amounts owed to the stockholder of $0.1 million and $10.7 million as of December 31, 1995 and 1996, respectively. These amounts were paid in March 1997.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company is a leading independent provider of communication site services to the wireless communications industry. The Company's strategy is to maintain its leadership position in the site development business and to build upon this position to become a leading owner and operator of communication towers. While the Company intends to continue to sustain its market leadership position in the site development business, it will emphasize its site leasing business through the construction of Company-owned towers pursuant to build-to-suit programs for lease to wireless service providers, the acquisition of existing sites and the leasing, sub-leasing and management of other antennae sites. The Company determined to shift its emphasis to site leasing in the latter half of 1996, and began to implement the shift in the second quarter of 1997. The Company believes it is well-positioned to become a leader in the site leasing business because of its proven operating experience, market knowledge, its working relationships with major wireless service providers and the experience it has gained through its existing site development business. The Company will increasingly focus on tower ownership and the conversion of its site development services customers to site leasing customers in order to provide it with recurring revenues that complement the variable nature of the project-specific revenues from its site development services. Management believes that as the site development industry matures, revenues from that business will decline in the near term and this rate of decline will increase for the foreseeable future as wireless service providers choose to outsource ownership of communication sites, in order to conserve capital. Management also believes that over the longer term, site leasing revenues will correspondingly increase as its customers transition to outsourced tower ownership. As of March 31, 1998, SBACC had no Unrestricted Subsidiaries, as defined in the Indenture.

  As a result of these trends and shift in business, the Company believes that revenue and EBITDA may decline over the short term and capital expenditures will increase sharply. In addition, the Company anticipates that its operating expenses will increase significantly as the Company implements its strategy of constructing and acquiring tower assets. The Company also became a taxpayer commencing January 1, 1997 as a result of the Corporate Reorganization, and will report federal income taxes on its financial statements and be responsible for the payment thereof. Finally, as a result of the March 1997 preferred stock offering and certain other matters, the Company expects that its ongoing compensation expense will not include the amounts of cash and non-cash compensation experienced in 1996.

  The Company's revenues are generated through contracts for site development services and site leasing services. The Company provides site development services on a contract basis which is usually customer and project specific. The Company generally charges for site development services on either a time and materials basis, with or without a success fee, or a fixed price basis. For the year ended December 31, 1997, approximately 61% of site development services were performed on a time and materials basis. For the year ended December 31, 1996, the approximate percentage was 80%. The balance of services were performed on a fixed fee basis. SBA also provides site leasing services on a contract basis. The Company's antennae site leases are typically long-term agreements with renewal periods. Leases are generally paid on a monthly basis. Because of the low variable operating costs of the site leasing business, additional tenants on a tower generate disproportionately larger increases in tower cash flow.

  The Company is in the process of acquiring and constructing towers to be owned by the Company and leased to wireless services providers. The Company intends to continue to make strategic acquisitions in the fragmented tower owner and operator industry. The Company completed its first tower acquisition in June 1997, and spent $16.3 million in capital expenditures in fiscal 1997 on the acquisition and construction of tower assets and the acquisition of a tower construction company. Of the 90 towers owned by the Company as of March 31, 1998, 31 towers were constructed by the Company pursuant to build-to-suit programs. The Company currently owns towers in Connecticut, Florida, Georgia, Indiana, New York, Pennsylvania and Tennessee. As of such date, the Company had signed anchor tenant leases for 54 towers (the construction of which were pending or ongoing), and non-binding mandates to build up to approximately 410 additional towers under build-to-suit programs (the majority of which the Company expects will result in binding anchor tenant lease agreements). The Company believes it has one of the largest numbers of non-binding build-to-suit mandates from wireless service providers in the industry. In addition, the Company is currently actively negotiating to acquire additional towers, although no agreements with respect to any such acquisitions have been reached other than with respect to 73 towers (as of March 31, 1998) that the Company intends on acquiring in the near term. There can be no assurance that the Company will be able to identify towers or tower companies to acquire in the future.

TOWER ECONOMICS

  The Company intends to increase the site leasing portion of its business by constructing new multi-tenant towers, primarily through build-to-suit programs for wireless service providers, and by making selective acquisitions of existing towers. The Company evaluates potential tower construction and acquisition opportunities for projected future operating results before making any capital investments.

  The total cost of constructing a tower can vary significantly from site to site. The primary components of tower costs are the tower structure and related components, tower foundations, labor, site preparation and finish and providing vehicular and utilities access. If the Company is responsible for the zoning of a site prior to construction (which is often the case), the cost associated with obtaining such zoning may also be material. The Company estimates that the average cost of constructing a multi-tenant build-to-suit tower is approximately $225,000 exclusive of land costs, although this estimate may vary from site to site. While the Company may purchase the underlying property, the Company typically leases any necessary real estate pursuant to a long-term lease. The typical property lease has a term of five years, with the Company having the option to renew the lease for up to four additional five-year terms, and usually provides for annual or periodic price increases.

  As part of its build-to-suit strategy, the Company generally begins construction of a new tower only if an anchor tenant (which is typically a PCS, cellular or ESMR provider) has signed an antennae site lease agreement with the Company. The tower site is marketed to other wireless service providers whose monthly rents vary based usually on the different antennae installations and tower loading requirements of each type of service. The typical PCS, cellular or ESMR provider pays a monthly rent substantially greater than that of the typical paging provider. Other tenants, including local wireless service providers, generally pay lower monthly rent. Anchor tenants usually receive a discount over subsequent tenants of the same type of wireless service. In certain cases, an anchor tenant may also enjoy an introductory lease rate for a period of time. The Company's objective is to construct towers for identified anchor tenants in locations where it believes it can secure other wireless providers as additional tenants. Through the addition of new tenants, the Company seeks to achieve a target multiple of tower-level cash flow to the cost of construction by the end of a specified period following construction. The Company believes that its targeted multiple, which it constantly evaluates and is subject to change from time to time, can be achieved through a variety of tenant mixes ranging from two to three PCS, cellular or ESMR tenants to a greater number of paging or local wireless service providers. Additional tenants provide an increase in revenue without generating significant increases in operating expense. The expenses associated with tower ownership are limited and generally remain fixed regardless of the number of tenants on the tower. These expenses are primarily ground lease payments, real estate taxes, utilities, insurance and maintenance. Because of the operating leverage of the site leasing business, additional tenant leases generate a disproportionately higher increase in tower cash flow.

  Build-to-suit projects typically originate from a Company proposal submitted in response to a request from a wireless service provider. If the wireless service provider accepts the terms of the proposal submitted by the Company, the provider will award the Company a non-binding mandate to pursue (i) specific sites; (ii) search rings; or (iii) general areas. Based on the status of the site the Company has been given a mandate to pursue, the Company will perform due diligence investigations for a designated period (typically not to exceed 30 days) during which time the Company will analyze the site based on a number of factors, including collocation opportunities, zoning and permitting issues, economic potential of the site, difficulty of constructing a multi-tenant tower and remoteness of the site. These mandates are non-binding agreements and either party may terminate the mandate at any time.

  If the Company concludes that it is economically feasible to construct the tower after the Company's due diligence investigation during the mandate, the Company will enter into an antennae site lease agreement with the provider. The antennae site lease agreements provide, among other terms, that all obligations are conditioned on the Company receiving all necessary zoning approvals where zoning remains to be obtained. Certain of the antennae site lease agreements contain penalty or forfeiture provisions in the event the tower is not completed within specified time periods. The Company has negotiated several master build-to-suit agreements (including antennae site lease terms) with wireless service providers in those markets where the Company believes that such agreements would encourage wireless service providers to award the Company with build-to-suit programs.

  The Company also regularly explores tower acquisition opportunities as part of its growth strategy. While the Company evaluates potential acquisitions on an individual basis, the Company's acquisition criteria are similar to its construction criteria. In general, the Company seeks to acquire towers with existing revenues in locations where it believes it will be able to secure other wireless service providers as tenants so that the tower will generate a targeted multiple of tower-level cash flow by a certain time period after its acquisition. Factors that the Company evaluates in making this determination include the existing number of tenants, current revenue of the tower, tower location, available tower capacity for additional tenants and the availability and likelihood of securing additional tenants.

  While the Company utilizes projections of future tower cash flows when evaluating potential tower constructions or acquisitions, there can be no assurance that the Company's projections will prove to be accurate nor can there be any assurance the Company will be able to successfully market a tower to other tenants or implement its build-out strategy on the timetable currently contemplated or at all. The economics of each tower are affected by numerous factors, many of which are beyond the Company's control, and there can be no assurance that any particular tower will generate the revenue projected at the time it is first constructed or acquired by the Company. See "Risk Factors."

RESULTS OF OPERATIONS

  As the Company transitions its business by expanding into site leasing, operating results in prior periods may not be meaningful predictors of future prospects. Readers of the foregoing should be aware of the significant changes in the nature and scope of the Company's business when reviewing the following discussion of comparative historical results. Management expects that the acquisitions consummated to date, any future acquisitions and the Company's build-to-suit programs will have a material impact on future revenues, expenses and net income. In particular, operating expenses, depreciation and amortization and interest expense are expected to increase significantly in future periods. Management believes that the Company's build-to-suit programs will have a material adverse effect on future operations until such time (if ever) as the newly constructed towers attain higher levels of utilization.

 Twelve Months Ended December 31, 1997 Compared to Twelve Months Ended December 31, 1996

  Total revenues decreased 15% to $55.0 million for the twelve months ended December 31, 1997 from $64.8 million for the twelve months ended December 31, 1996. Site development revenues decreased 20% to $48.2 million for the twelve months ended December 31, 1997 from $60.3 million for the twelve months ended December 31, 1996, due primarily to the decreased demand for site development services from A- and B- block broadband PCS licensees. This was partially offset by the increased demand for services from D-, E-, and F- block broadband PCS licensees and ESMR providers. The decreased demand from A- and B- block licensees resulted from (i) the nearly completed build-out of their initial markets, (ii) the delayed commencement of the anticipated build-out of secondary or tertiary markets and (iii) the increasing acceptance by these licensees of outsourced communication site infrastructure through build-to-suit programs. Site leasing revenues increased 49% to $6.8 million in the twelve months ended December 31, 1997 from $4.5 million in the twelve months ended December 31, 1996, due primarily to the continued growth of the lease/sublease business from new and existing paging clients and the acquisition by the Company of 30 revenue producing towers. At December 31, 1997, the Company's lease/sublease business covered approximately 1,041 antennae sites with an average monthly revenue of approximately $521 per site. At December 31, 1996, the Company's site leasing services covered approximately 980 antennae sites with an average monthly revenue of approximately $482 per site.

  Total cost of revenues decreased 15% to $36.8 million for the twelve months ended December 31, 1997 from $43.5 million for the twelve months ended December 31, 1996. Site development cost of revenues decreased 21% to $31.5 for the 1997 period from $39.8 million for the 1996 period, due primarily to decreased site development revenues. Site leasing cost of revenues increased 47% to $5.4 million in the 1997 period from $3.6 million in the 1996 period, due primarily to the increased volume of lease payments to site owners. Gross profits decreased 15% to $18.2 million for the 1997 period from $21.3 million for the 1996 period, due primarily to the decrease in site development revenues. Gross profit for site development services decreased 18% to $16.8 million for the twelve months ended December 31, 1997 from $20.5 million for the twelve months ended December 31, 1996. Gross profit for the site leasing business increased 57% to $1.4 million for the 1997 period from $0.9 million for the 1996 period. As a percentage of total revenues, gross profits remained constant at 33% for the 1997 period and the 1996 period.

  Sales and marketing expenses increased 273% to $2.7 million for the twelve months ended December 31, 1997 from $0.7 million for the twelve months ended December 31, 1996, due primarily to the establishment of regional offices and the reclassification of associated expenses. Due to the discontinuance by the Company of its regional office strategy, it is anticipated that sales and marketing expenses will decrease in future periods.

  General and administrative expenses decreased 54% to $8.3 million for the twelve months ended December 31, 1997 from $18.1 million for the twelve months ended December 1996 of $4.0 million, due primarily to a reduction in executive compensation and increased 1996 expenses associated with a bonus paid to Mr. Bernstein in 1996, the sole stockholder of the Company, and non-cash compensation expenses of $7.9 million relating to the granting of options to other officers of the Company. As a percentage of total revenues, general and administrative expenses decreased to 15% for 1997 from 28% in 1996. Excluding the effect of the above mentioned bonus and non-cash compensation expense, general and administrative expenses as a percentage of revenues would have increased to 15% for the 1997 period from 10% for the 1996 period. This increase was due to the addition of personnel and increased operating expenses required to grow the site leasing business.

  Operating income increased 163% to $6.6 million for the twelve months ended December 31, 1997 from $2.5 million for the twelve months ended December 31, 1996. Other income (expense) was not material in either period. Net income decreased 49% to $1.2 million for the twelve months ended December 31, 1997 from $2.4 million for the twelve months ended December 31, 1996. On a pro forma basis, net income decreased 15% to $1.2 million for the twelve months ended December 31, 1997 from $1.4 million for the twelve months ended December 31, 1996. These decreases resulted from a reduction in site development revenues and the inclusion of a provision for income taxes in 1997. Prior to 1997, the Company was not subject to tax at the corporate level.

  Earnings before interest, taxes, depreciation and amortization ("EBITDA") increased 166% to $7.1 million in the twelve months ended December 31, 1997 from $2.7 million in the twelve months ended December 31, 1996, as a result of the factors discussed above. Tower Cash Flow, as defined in the Indenture, which requires an allocation of the Company's total operating expenses to its site leasing business, for the fourth quarter ended December 31, 1997 was ($0.1 million). Adjusted EBITDA for the year ended December 31, 1997 was $7.6 million.

 Twelve Months Ended December 31, 1996 Compared to Twelve Months Ended December 31, 1995

  Total revenues increased 155% to $64.8 million for the twelve months ended December 31, 1996 from $25.5 million for the twelve months ended December 31, 1995. Site development revenues increased 166% to $60.3 million for the 1996 period from $22.7 million for the 1995 period, due primarily to the increased demand for site development services from A- and B- block broadband PCS licensees. Site leasing revenues increased

64% to $4.5 million in the 1996 period from $2.8 million in the 1995 period, due primarily to the continued growth of lease/sublease business from new and existing paging clients. At December 31, 1996, the Company's site leasing services covered approximately 980 sites with an average monthly revenue of approximately $482 per site. At December 31, 1995, the Company's site leasing services covered 640 sites with an average monthly revenue of approximately $430 per site.

  Total cost of revenues increased 170% to $43.5 million for the twelve months ended December 31, 1996 from $16.1 million for the twelve months ended December 31, 1995. Site development cost of revenues increased 185% to $39.8 million for the 1996 period from $14.0 million for the 1995 period, due primarily to higher personnel costs necessary to support the expansion of the business. Site leasing cost of revenues increased 72% to $3.6 million in the 1996 period from $2.1 million in the 1995 period, due primarily to the increased volume of lease payments to site owners. Gross profit increased 128% to $21.3 million for the 1996 period from $9.3 million for the 1995 period, due primarily to the increase in site development revenues. Gross profit for site development services increased 135% to $20.5 million for the twelve months ended December 31, 1996 from $8.7 million for the twelve months ended December 31, 1995. Gross profit for site leasing services increased 40% to $0.9 million for the 1996 period from $0.6 million for 1995 period. As a percentage of total revenues, gross profit decreased to 33% for the 1996 period from 37% for the 1995 period. This decrease was primarily due to the processing of pass-through costs (such as surveys, title reports and option fees) as a service to clients without markups and an increase in operations support personnel.

  Sales and marketing expenses increased 205% to $0.7 million for the twelve months ended December 31, 1996 from $0.2 million for the twelve months ended December 31, 1995, due principally to increased marketing activity and the hiring of additional sales and marketing personnel.

  General and administrative expenses increased 212% to $18.1 million for the twelve months ended December 31, 1996 from $5.8 million for the twelve months ended December 31, 1995, due primarily to an increase in the bonus paid to Mr. Bernstein, the sole stockholder of the Company and non-cash compensation expenses of $7.9 million relating to the granting of options to other officers of the Company. The bonus was $4.0 million for the 1996 period and $1.8 million for the 1995 period. Excluding the bonuses and non-cash compensation expenses, general and administrative expenses would have increased 54% to $6.2 million in the latter period from $4.0 million in the earlier period, primarily reflecting costs of the addition of personnel and increased operating cost. As a percentage of total revenues, general and administrative expenses increased to 28% for the 1996 period from 23% for the 1995 period. Excluding the effect of the above mentioned bonus and non-cash compensation expenses, general and administrative expenses as a percentage of revenues would have decreased to 10% for the 1996 period from 16% for the 1995 period. This decrease is attributable to significantly increased revenues offset by economies of scale.

  Operating income decreased 24% to $2.5 million for the twelve months ended December 31, 1996 from $3.3 million for the twelve months ended December 31, 1995. Other income (expense) was not material in either period. Accordingly, net income decreased 28% to $2.4 million for the 1996 period from $3.3 million for the 1995 period, due primarily to the non-cash compensation expenses of $7.9 million. Excluding the bonuses to Mr. Bernstein and the non-cash compensation expense described above, net income would have increased 181% to $14.3 million for the twelve months ended December 31, 1996 from $5.1 million for the twelve months ended December 31, 1995. On a pro forma basis, net income decreased 28% to $1.4 million for the year ended December 31, 1996 from $2.0 million for the year ended December 31, 1995.

  EBITDA declined 21% to $2.7 million in the twelve months ended December 31, 1996 from $3.4 million for the twelve months ended December 31, 1995, as a result of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

  The Company is a holding company with no business operations of its own. The Company's only significant asset is the outstanding capital stock of its subsidiaries. The Company conducts all its business operations through its subsidiaries. Accordingly, the Company's only source of cash to pay its obligations is distributions with respect to its ownership interest in its subsidiaries from the net earnings and cash flow generated by such subsidiaries. Even if the Company determined to pay a dividend on or make a distribution in respect of the capital stock of its subsidiaries, there can be no assurance that its subsidiaries will generate sufficient cash flow to pay such a dividend or distribute such funds.

  As a result of a preferred stock offering in March 1997, the Company realized net proceeds of $25.3 million after deducting the agents' commission, offering expenses and a stock redemption. These proceeds were used primarily for the repayment of short-term debt, for the funding of various expansion costs, for the construction and acquisition of various towers and for general working capital.

  Net cash provided by operations during the twelve months ended December 31, 1997 was $6.5 million compared to $1.2 million in the comparable period in 1996. The increase in net cash provided by operations was primarily attributable to the decrease in net income together with changes in the account balances associated with accounts receivable, accounts payable, intangibles and various tax accounts for the respective periods. Net cash used in investing activities for the twelve months ended December 31, 1997 was $16.3 million compared to $0.1 million for the twelve months ended December 31, 1996. The increase in cash used for investing activities resulted from the acquisition of towers and a tower construction company. Net cash provided by financing activities for the twelve months ended December 31, 1997 was $15.6 million compared to net cash used in financing activities of $1.0 million for the same period in 1996. The increase in net cash provided by financing activities was primarily attributable to the proceeds from the preferred stock offering.

  As of December 31, 1997 and December 31, 1996, the Company had negative working capital of $1.6 million and $0.7 million, respectively.

  On March 2, 1998 the Company issued $269 million 12% Senior discount notes due 2008 (the "Notes"). This offering provided approximately $150.2 million of gross proceeds to the Company. From these gross proceeds, the Company repaid approximately $20.2 million of existing indebtedness and paid approximately $5.7 million of fees and expenses. The remaining proceeds will be used primarily for the acquisition and construction of wireless communications towers, and for general corporate purposes including working capital. Prior to March 1, 2003, interest expense on the Notes will consist solely of non-cash accretion of original issue discount and the Notes will not require cash interest payments. After such time, the Notes will have accreted to $269.0 million and will require annual cash interest payments of approximately $32.3 million. In addition, the Notes mature on March 1, 2008.

  In February 1998, the Company received a commitment from a syndication of banks to amend and restate its existing credit facility. The new facility is expected to provide for revolving credit loans of $75.0 million and an additional $75.0 million incremental facility which may be made available within the initial 24 months of the credit facility, each to fund the acquisition and construction of towers, to provide working capital and for general corporate purposes. Pursuant to the commitment, the New Credit Facility is expected to provide for quarterly interest payments commencing as soon as any funds are borrowed thereunder, and the incremental facility is expected to have a 24-month revolving period after which any outstanding amounts will convert to a term loan and begin to amortize. Availability under the New Credit Facility is subject to a reduction schedule that commences on March 31, 2001. The schedule provides for a quarterly 5% amortization rate with a balloon payment on March 31, 2005. As of December 31, 1997, approximately $25.0 million would have been available under the New Credit Facility. The New Credit Facility is expected to be finalized and in place in the second quarter of 1998.

  The Company currently estimates that it will make at least $250.0 million of capital expenditures through fiscal year end 1999 for the construction and acquisition of communication sites, primarily towers. The Company and its subsidiaries expect to use the net proceeds, together with the availability under the New Credit Facility to fund these capital expenditures. However, the exact amount of the Company's future capital expenditures will depend on a number of factors. In 1998, the Company currently anticipates that it will build a significant number of towers for which the Company has mandates pursuant to its build-to-suit program. The Company also intends to continue to explore opportunities to acquire additional towers. The Company's actual capital expenditures through fiscal year end 1999 will depend in part upon the attractiveness of acquisition opportunities that become available during the period, the needs of its primary build-to-suit customers and the availability of additional debt or equity capital on acceptable terms. In the event that the net proceeds from the Notes or borrowings under the New Credit Facility have otherwise been utilized when an acquisition or construction opportunity arises, the Company would be required to seek additional debt or equity financing, there can be no assurance that any such financing will be available on commercially reasonable terms or at all or that any additional debt financing would be permitted by the terms of the Company's existing indebtedness.

  The Company's ability to make scheduled payments of principal of, or to pay interest on, its debt obligations, and its ability to refinance any such debt obligations (including the Notes), or to fund planned capital expenditures, will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. The Company's business strategy contemplates substantial capital expenditures in connection with its planned tower build-out and acquisition. Based on the Company's current operations and anticipated revenue growth, management believes that, if its business strategy is successful, cash flow from operations and available cash (including the proceeds from the Notes), together with available borrowings under the New Credit Facility, will be sufficient to fund the Company's anticipated capital expenditures through fiscal 1999. Thereafter, however, or in the event the Company exceeds its currently anticipated capital expenditures for fiscal 1998 or 1999, the Company anticipates that it will need to seek additional equity or debt financing to fund its business plan. Failure to obtain any such financing could require the Company to significantly reduce its planned capital expenditures, scale back the scope of its tower build-out or acquisitions and/or delay its transition to tower ownership, any of which could have a material adverse effect on the Company's prospects financial condition or results of operations. In addition the Company may need to refinance all or a portion of its indebtedness (including the Notes and/or the New Credit Facility) on or prior to its scheduled maturity. There can be no assurance that the Company will generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings or equity contributions will be available in amounts sufficient to service its indebtedness and make anticipated capital expenditures. In addition, there can be no assurance that the Company will be able to effect any required refinancing of its indebtedness (including the Notes) on commercially reasonable terms or at all.

YEAR 2000

  The Company is aware of the issues associated with the Year 2000 (the "Year 2000") as it relates to information systems. The Year 2000 is not expected to have a material impact on the Company's current information systems because its current software is either already Year 2000 compliant or required changes are not expected to be material. Based on the nature of the Company's business the Company anticipates it is not likely to experience material business interruption due to the impact of Year 2000 compliance on its customers and vendors. As a result, the Company does not anticipate that incremental expenditures to address Year 2000 compliance will be material to the Company's liquidity, financial position or results of operations over the next few years.

INFLATION

  The impact of inflation on the Company's operations has not been significant to date. However, there can be no assurance that a high rate of inflation in the future will not have material adverse effect on the Company's operating results.

MARKET RISK

  The Company is exposed to market risks, including changes in interest rates and currency exchange rates. Based on the Company's interest rate and foreign exchange rate exposure at December 31, 1997, a 10% change in the current interest rate or historical currency rate movements would not have a material effect on the Company's financial position or results of operations over the next fiscal year.

                               INDUSTRY OVERVIEW

GENERAL

  The Company is a leading independent provider of communication site services, offering a broad array of site development services to the wireless communications industry. In order to capitalize on the trend toward colocation and independent tower ownership in the wireless communications industry, the Company is aggressively expanding its site leasing business by utilizing its site development services experience and relationships with wireless service providers to source opportunities to build and acquire communication sites. The wireless communications industry continues to grow as consumers become more aware of the benefits of wireless services, current wireless technologies are used in more applications, the cost of wireless services to consumers declines and new wireless technologies are developed. Changes in U.S. federal regulatory policy, including the implementation of the Telecommunications Act of 1996 (the "1996 Telecom Act"), have led to a significant number of new competitors in the industry through the auction of frequency spectrum for a wide range of uses, most notably PCS. This competition, combined with a growing reliance on wireless services by consumers, has led to an increased demand for higher quality, uninterrupted service and improved coverage, which, in turn, has led to increased demand for communication sites as new providers build out their networks and existing providers upgrade and expand their networks to maintain their competitiveness. The Company believes that, as the wireless communications industry has become more competitive, wireless service providers have sought operating and capital efficiencies by outsourcing certain network services and build-out activities and by colocating transmission equipment with other providers on multi-tenant towers. The need for colocation has also been driven by the growing trend by municipalities to slow the proliferation of towers by requiring that towers accommodate multiple tenants.

  All of these factors have provided an opportunity for the Company to provide and own communication sites, lease antennae space on such sites and provide related network infrastructure and support services.

NETWORKS AND TOWERS

  Wireless service providers require wireless transmission "networks" in order to provide service to their customers. Each of these networks is configured specifically to meet the coverage requirements of the particular provider and includes transmission equipment such as antennae placed at various locations throughout the service area. These locations, or "communication sites," are critical to the operation of a wireless network. A communication site may have the capacity for multiple antennae installations, or "antennae sites," depending on the size and type of the communication site. The value of a tower generally depends on its location and the number of antennae that it can support.

  Set forth below is a diagram illustrating the basic functions of each of the primary components of a "wireless network."



            [WIRELESS COMMUNICATIONS NETWORK DIAGRAM APPEARS HERE]

  Communication sites consist of towers, rooftops and other structures upon which antennae are placed. A typical tower includes a compound enclosing the tower and an equipment shelter (which houses a variety of transmitting, receiving and switching equipment). The tower can be either a self-supported or guyed model. There are two types of self-supported models: the lattice and the monopole. A lattice model is usually tapered from the bottom up and can have three or four sides of open-framed steel supports. A monopole is a free-standing tubular structure. Guyed towers gain their support capacity from a series of guy cables attaching separate levels of the tower to anchor foundations in the ground. Monopoles typically range in height from 50-200 feet, lattice towers can reach up to 1000 feet and guyed towers can reach 2000 feet or more.

  Rooftop sites are more common in urban areas where tall buildings are generally available and multiple communication sites are required because of high wireless traffic density. One advantage of a rooftop site is that zoning regulations typically permit installation of antennae. In cases of such high population density, neither height nor extended radius of coverage are as important and the installation of a tower structure may prove to be impossible because of zoning restrictions, land cost and land availability. Other structures on which antennae have been installed include electric transmission towers, silos, water tanks, windmills and smokestacks.

 Operation of Two-Way Wireless Systems

  Wireless transmission networks use a variety of radio frequencies to transmit voice and data. Wireless transmission networks include two-way radio applications, such as cellular, wide band and narrow band PCS and ESMR networks, and one way radio applications, such as paging services. Each application operates within a distinct radio frequency. Although cellular represents the largest segment of the wireless communications industry, other wireless technologies are expected to grow significantly.

  Two-way wireless service areas are divided into multiple regions called "cells," each of which contains a base station consisting of a low-power transmitter, a receiver and signaling equipment, typically located on a tower. The cells are usually configured in a grid pattern, although terrain factors (including natural and man-made obstructions) and signal coverage patterns may result in irregularly shaped cells and overlaps or gaps in coverage. Cellular system cells generally have a radius ranging from two miles to 25 miles and PCS system cells generally have a radius ranging from one-quarter mile to 12 miles, depending on the PCS technology being used, installation, height and the terrain. Growing demand for cell sites is one of the primary reasons for growing demand for the Company's services. The base station in each cell is connected by microwave, fiber optic cable or telephone wires to a switch, which uses computers and specially developed software to control the operation of the wireless telephone system for its entire service area. The switch controls the transfer of calls from cells within the system and connects calls to the local landline telephone system or to a long distance telephone carrier.

  Each wireless transmission network is planned to meet a certain level of subscriber density and traffic demand in addition to providing a certain geographic coverage. Each transmission requires a certain amount of radio frequency, so a system's capacity is limited by the amount of frequency that is available. The same frequency can be reused by each separate transmitter, subject to certain interference limitations. The design of each wireless system involves the placement of transmission equipment in locations that will make optimal use of available frequency based upon projected usage patterns, subject to the availability of such locations and the ability to use them for wireless transmission under applicable zoning requirements.

 Wireless Communications

  The wireless communications industry now provides a broad range of services, including cellular, PCS, paging, SMR and ESMR. The industry has benefited in recent years from increasing demand for its services, and industry experts expect this demand to continue to increase. The following table sets forth industry estimates regarding projected subscriber growth for certain types of wireless communications services:

                                                         1997-2001   2001-2006
                     ESTIMATED   PROJECTED   PROJECTED  COMPOUNDED  COMPOUNDED
                       1997        2001        2006       ANNUAL      ANNUAL
                    SUBSCRIBERS SUBSCRIBERS SUBSCRIBERS GROWTH RATE GROWTH RATE
                    ----------- ----------- ----------- ----------- -----------
                                 (IN MILLIONS, EXCEPT PERCENTAGES)
Cellular(1)........    52.8        79.1        91.4         14.4%       3.7%
PCS(1).............     3.5        29.7        54.7        104.0%      16.5%
Paging(2)..........    48.6        61.9        67.8          8.4%       2.3%
ESMR(1)............     1.3         6.7        11.0         72.7%      13.2%

--------
(1) Data is from January 1998.
(2) Data is from January 1997, except year end 1997 number.

Source: Paul Kagan Associates, Inc. There can be no assurance that these projections will prove to be accurate.

  The Company believes that more communication sites will be required in the future to accommodate the expected increase in demand for wireless communications services. Current emerging wireless communications systems, such as PCS and ESMR, represent an immediate and sizable market for providers of communication site services as they build out large nationwide and regional networks. The development of higher frequency technologies such as PCS offer the Company opportunities as the reduced cell range of those technologies require a more dense network of towers. While several PCS and ESMR providers have already built limited networks in certain markets, these providers still need to fill in "dead zones" and expand geographic coverage. The Cellular Telecommunications Industry Association (the "CTIA") estimates that, as of June 30, 1997, there were 38,650 antennae sites in the United States. In October 1995, the PCIA estimated that the number of antennae sites in the United States for both cellular and PCS providers will increase by an additional 100,000 antennae sites (more than one of which can be located on a single communication site) over the next ten years as cellular systems expand coverage and PCS systems are deployed.

  As a result of advances in digital technology, ESMR operators have also begun to design and deploy digital mobile telecommunications networks in competition with cellular providers. In response to the increased competition, cellular operators are re-engineering their networks by increasing the number of sites, locating sites within a smaller radius, filling in "dead zones" and converting from analog to digital cellular service in order to manage subscriber growth, extend geographic coverage and provide competitive services. The demand for communication sites is also being stimulated by the development of new paging applications, such as e-mail and voicemail notification and two-way paging, as well as other wireless data applications.

  Licenses are also being awarded, and technologies are being developed, for numerous new wireless applications that will require networks of communication sites. These future potential applications include the auction of licenses scheduled for February 1998 for local multi-point distribution services, including wireless local loop, wireless cable television, data and Internet access. Radio spectrum required for these technologies has, in many cases, already been awarded and licensees have begun to build out and offer services through new wireless systems. Examples of these systems include local loop networks operated by WinStar and Teligent, wireless cable networks operated by companies such as Cellular Vision and CAI Wireless, and data networks being constructed and operated by RAM Mobile Data, MTEL and Ardis.

CHARACTERISTICS OF THE TOWER INDUSTRY

  In addition to the increased demand for wireless services and the need to develop and expand wireless communications networks, the Company believes that other trends influencing the wireless communications industry have important implications for independent tower operators. In this increasingly competitive wireless industry environment, the Company believes that many providers are dedicating their capital and operations primarily to those activities that directly contribute to subscriber growth, such as marketing and distribution. Management believes these providers, therefore, will seek to reduce costs and increase efficiency through the outsourcing of infrastructure network functions such as communication site ownership, construction, operation and maintenance. Further, in order to speed new network deployment or expansion and generate efficiencies, providers are increasingly colocating transmission equipment with that of other wireless service providers. The trend towards colocation has been furthered by the "Not-In-My-Backyard" arguments generated by local zoning/planning authorities in opposition to the proliferation of towers.

  Management believes that, in addition to the favorable growth and outsourcing trends in the wireless communications industry and high barriers to entry as a result of regulatory and local zoning restrictions associated with new tower sites, tower operators benefit from several favorable characteristics. The ability of tower operators to provide antennae sites to customers on multiple tenant towers diversifies them against the specific technology, product and market risks typically faced by any individual provider. The emergence of new technologies, providers, products and markets may allow independent tower operators to further diversify against such risks. The Company believes that independent tower operators also benefit from the contract nature of the site leasing business and the predictability and stability of these recurring revenues. In addition, the site leasing business has low variable operating costs and significant operating leverage. Towers generally are fixed cost assets with minimal variable operating costs associated with additional tenants. A tower operator can generally expect to experience increasing operating margins when new tenants are added to existing towers.

  The site leasing business typically experiences low customer churn rates as a result of the high costs that would be incurred by a wireless service provider were it to relocate an antennae to another site and consequently be forced to re-engineer its network. Moving a single antennae may alter the pre-engineered maximum signal coverage, requiring a reconfigured network at significant cost to maintain the same coverage. Municipal approvals are becoming increasingly difficult to obtain and may also affect the provider's decision to relocate. The costs associated with network reconfiguration and municipal approval and the time required to complete these activities are not justified by any potential savings in reduced site rental expense.

                                   BUSINESS

GENERAL

  The Company is a leading independent provider of communication site services, offering a broad array of site development services to the wireless communications industry. In order to capitalize on the trend toward colocation and independent tower ownership in the wireless communications industry, the Company is aggressively expanding its site leasing business by utilizing its site development experience and relationships with wireless service providers to source opportunities to build and acquire communication sites. The Company believes that it is the largest provider of site development services in the United States, having participated since its founding in 1989 in one or more aspects of the development of more than 8,000 antennae sites (including over 3,500 in 1997) in 49 of the 51 MTAs. The Company anticipates significant future growth in its site leasing business whereby the Company leases antennae space on towers it owns, leases or manages. The Company is both acquiring towers suited for multi-tenant use and building such towers, generally under build-to-suit programs whereby a wireless service provider enters into a lease as an anchor tenant with the Company for antennae space prior to the Company's commencement of tower construction. As of March 31, 1998, the Company owned 90 towers, had 73 towers pending acquisition under written or verbal letters of intent or definitive agreements, had signed anchor tenant leases for an additional 54 towers (36 of which were with Sprint PCS) under build-to-suit programs (the construction of which was pending or ongoing) and had non-binding mandates to build up to approximately 410 additional towers (the majority of which the Company expects will result in signed anchor tenant leases). The Company's build-to-suit awards as of March 31, 1998 included 183 mandates from BellSouth Mobility, 69 from Nextel and 48 mandates from AT&T Wireless. For a discussion of the process by which mandates lead to signed anchor tenant leases and constructed towers, see "Business--Site Leasing Business--Build-to-Suit Program." The Company's revenues and Adjusted EBITDA (as defined) for the year ended December 31, 1997 were $55.0 million and $7.6 million, respectively. The Company's annualized site leasing revenues for the month of December 1997, based on leases then in effect, were $8.4 million.

  The Company offers an integrated "end-to-end" service with design, construction and operating expertise to a range of wireless service providers, including PCS, cellular, paging, SMR, ESMR and other providers. The Company's site development services include site location analysis, site acquisition, zoning and land use permitting, construction and construction management, FAA compliance analysis and filings, contract and title administration and building permit administration. The Company is typically paid fees for its site development services on a project-by-project basis. In the site leasing business, the Company's primary focus is the ownership of multi-tenant towers and the leasing of antennae space on such towers to a variety of wireless service providers under long-term lease contracts. The site leasing business typically benefits from diversified recurring revenue and effective operating leverage as a result of several factors, including: (i) the long-term contract nature of lease revenues; (ii) low customer churn rates due to the high cost of relocation; (iii) low variable operating costs, which cause increases in revenues to generate disproportionately larger increases in tower cash flow;
(iv) low on-going maintenance capital expenditure requirements; (v) a customer base diversified across geographic markets, industry segments (PCS, cellular, paging, ESMR and SMR) and individual customers within these segments; and (vi) the limited number of available tower sites serving a given area and consequent barriers to entry, principally as a result of local opposition to the proliferation of towers within such area.

  In the fourth quarter of 1996, based on its analysis of accelerating trends in the wireless communications industry and the financial benefits of the site leasing business, the Company determined to leverage its leadership in the site development services business in order to expand into the ownership and leasing of communication sites. Consequently, the Company has added build-to-suit programs and other antennae site leasing options to its service offerings and has sought the acquisition of attractive communication sites. Under a build-to-suit program, the Company generally undertakes its site development services on behalf of a wireless service provider but constructs a tower at the Company's expense. In return, the wireless service provider enters into a long-term anchor tenant lease and the Company retains ownership of the tower and has the ability to colocate additional tenants. Management believes that many wireless service providers are using build-to-suit programs as an alternative to tower ownership and that this outsourcing trend is likely to continue. The Company's build-to-suit programs provide an end-to-end solution to those wireless service providers seeking to minimize their capital expenditures, overhead and time associated with the build-out and on-going maintenance of their wireless network infrastructure. Management believes its leadership in site development services, its existing national field organization of more than 300 employees and its strong relationships with wireless service providers position the Company to be a leader in the developing build-to-suit market. The Company believes that its site leasing business will continue to grow, particularly through greater acceptance of build-to-suit programs, but that it will continue to experience a decrease in its site development business. Management expects that the site leasing services offered by the Company will, in time, produce the majority of the Company's operating cash flows. However, due to trends in the wireless communications industry and the promotion of build-to-suit programs by the Company, the Company expects that its total revenues and EBITDA will decline in the near term, as the demand for site development services decreases and is replaced by an expected increase in site leasing revenues over the longer term. In addition, the Company anticipates that its operating expenses will increase significantly as the Company implements its strategy of acquiring tower assets. The Company's results of operations in 1997 have begun to reflect the impact of these trends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Management believes that the number of communication sites (which include towers, rooftops and other structures) in use will continue to increase with the growth in demand for wireless services. This growth is the result of several factors, including (i) the issuance of new wireless network licenses requiring the construction of new wireless networks; (ii) the continuing build-out of higher frequency technologies (such as PCS) which have a reduced cell range and thus require a more dense network of towers; (iii) the need to expand services and fill-in and upgrade existing networks; and (iv) the emergence of new wireless technologies. In October 1995, the PCIA estimated that the number of antennae sites in the United States for both cellular and PCS providers will increase by an additional 100,000 antennae sites (more than one of which can be located on a single communication site) over the next ten years as cellular systems expand coverage and PCS systems are deployed. Management believes that wireless service providers have begun to focus their capital and operations primarily on activities that build subscriber growth, such as marketing and distribution, and, therefore, that wireless service providers will increasingly seek to outsource site ownership, construction, management and maintenance. The Company believes that it will benefit from this trend.

BUSINESS STRATEGY

  The Company's strategy is to build on its leadership position in site development services to become a leading owner and operator of communication sites. Key elements of the Company's strategy include:

  BUILD, OWN AND LEASE TOWERS. The Company believes that there are various financial considerations currently affecting wireless service providers, including the need to optimize capital resources. Increasingly, these factors have led wireless service providers to consider outsourcing the investment in, and ownership of, communication sites. Management believes that it has positioned the Company to meet these outsourcing needs, leveraging its expertise in the site development business to construct towers with anchor tenants pursuant to build-to-suit programs. The Company believes that it has one of the largest number of non-binding build-to-suit mandates from wireless service providers in the industry. The Company has received non-binding mandates from approximately eight major wireless service providers to execute build-to-suit programs. As of March 31, 1998, the Company had signed anchor tenant leases for 54 towers (the construction of which were pending or ongoing) and had non-binding mandates to build up to approximately 410 additional towers under build-to-suit programs.

  ACQUIRE EXISTING TOWERS. The Company intends to continue to make strategic acquisitions in the fragmented tower owner and operator industry. The Company's strategy is to acquire only those towers that the Company believes will be attractive to, and capable of use by, multiple tenants based on location, height, local competition and available capacity. The Company will continue to pursue larger acquisitions to provide critical mass and smaller acquisitions that have the potential for more attractive returns. Management believes that its existing national field organization provides it with a competitive advantage in identifying opportunities for the acquisition of existing towers. The Company regularly evaluates acquisition opportunities and engages in negotiations with respect to acquisitions of individual towers, groups of towers and entities that own or manage towers and related businesses. However, except as otherwise contemplated herein, as of the date hereof, there are currently no agreements with respect to any pending acquisitions.

  MAINTAIN AND CAPITALIZE ON STRONG RELATIONSHIPS WITH MAJOR WIRELESS SERVICE PROVIDERS. Management believes that it is well-positioned to be a preferred partner in build-to-suit programs because of its strong relationships with wireless service providers and proven operating experience. The Company believes that it will be able to build upon its existing relationships with wireless service providers to source further opportunities for build-to-suit programs and lease antennae space on its owned towers. In many cases, the personnel awarding site development projects for wireless service providers are the same personnel who make decisions with respect to build-to-suit programs. The Company is continually marketing its build-to-suit programs to its site development service customers. The Company's build-to-suit customers as of March 31, 1998 included Sprint PCS, AT&T Wireless, PrimeCo PCS, Nextel and BellSouth Mobility.

  INCREASE USE OF COMPANY-OWNED TOWERS. The Company's strategy for its owned, leased and managed towers is to maximize the number of tenants on each tower, thereby increasing its leasing revenues per tower. Because most tower costs are fixed, leasing available space on an existing tower results in minimal additional ongoing expenses and therefore generates a disproportionately large increase in operating cash flow. The Company believes that many of its towers have or will have significant capacity available for antennae space leasing and that increased use of its owned towers can be achieved at low incremental cost. The Company generally constructs build-to-suit towers to accommodate multiple tenants in addition to the anchor tenant. The Company actively markets space on its owned towers through its internal sales force. Once the Company has identified a site for acquisition or construction, the sales force immediately commences marketing that site to potential tenants.

  MAINTAIN LEADERSHIP POSITION IN SITE DEVELOPMENT SERVICES. The Company has performed an array of site development services for over 35 wireless service providers across the United States, including Sprint PCS, Pacific Bell Mobile Services, AT&T Wireless, Nextel, PrimeCo PCS, PageNet and BellSouth Mobility. Management believes the Company is the largest provider of site development services in the United States. The Company has a broad national field organization that allows it to identify and participate in site development projects across the country. Knowledge of local markets and strong customer relationships with wireless service providers are competitive strengths that position the Company to further capitalize on the site development needs of the wireless communications industry. The Company recently acquired CSSI, which is a tower construction company operating primarily in the southeastern United States. This acquisition increased the Company's expertise in managing the construction component of its business which enabled the Company to directly provide construction services to third parties and, on a selective basis, for its own build-to-suit programs. The Company believes that CSSI will enable the Company to capture more of the wireless service providers' total site development business and build-to-suit programs and to enhance its end-to-end approach to service.

COMPETITIVE STRENGTHS

  Management believes that the Company has several important competitive strengths that have contributed to its leadership position in the site development business. Management believes that these strengths will enable it to successfully expand its site leasing business. Key strengths include:

  PROVEN OPERATING EXPERIENCE. The Company has been operating in the site development business since 1989 and believes that it is the largest provider of such services in the United States. As of December 31, 1997, the Company had successfully participated in one or more aspects of the development of more than 8,000 antennae sites (including over 3,500 in 1997). As a result, management believes that the Company has built a strong national reputation with wireless service providers as a leading provider of site development services. Operating its site development business has enabled the Company and management to gain experience executing all stages of site development, and these same skills are utilized in the course of constructing a build-to-suit tower. Management believes that this operating history and proven track record give the Company a competitive advantage in the build-to-suit tower construction business. In addition, as of March 31, 1998, the Company administered approximately 1,075 antennae sites whereby it leases the sites from site owners and subleases such sites to wireless service providers at a profit. The Company has developed and will continue to improve the systems and software to manage and oversee multiple sites and lease contracts. Management believes that these systems and software capabilities, together with the Company's operating expertise, will be critical to it in building a successful national site leasing business.

  MARKET EXPERIENCE. The Company believes that its national field organization and site development experience in 49 of the 51 MTAs provide the Company with a significant competitive advantage. Because of such experience, the Company has its own knowledge base of many areas within most MTAs and, more importantly, has the ability to more effectively analyze local requirements with respect to a particular site development project or a build-to-suit mandate. The Company also believes that its substantial field experience provides it with an advantage in selecting and constructing new towers.

  INTEGRATED PROVIDER OF SITE DEVELOPMENT SERVICES. Management believes that the Company benefits from its integrated, end-to-end service capabilities, as wireless service providers prefer the flexibility of a vendor who can perform, directly or through subcontractors, any or all of the functions related to site acquisition, development, construction and on-going operation.

  CAPABILITY TO MANAGE MULTIPLE PROJECTS. The Company has been able to successfully manage multiple site development projects in various locations across the country at the same time. Management believes that the ability to undertake concurrent build-to-suit programs in multiple markets will be attractive to wireless service providers.

COMPANY SERVICES

  General The Company is a leading independent provider of communication site services, offering a broad array of site development services to the wireless communications industry. The Company is a provider with end-to-end design, construction and operating expertise, offering its customers the flexibility of choosing between the provision of a full ready-to-operate site or any of the component services involved therein. The site development services provided by the Company, directly or through subcontractors, include all activities associated with the selection, acquisition and construction of communication sites for wireless service providers. The site leasing services provided by the Company directly or through subcontractors include owning, leasing or managing communication sites and leasing antennae space on communication sites to wireless service providers. The full range of services of the site development business typically occur in five phases: (i) network pre-design; (ii) communication site selection; (iii) communication site acquisition; (iv) local zoning and permitting; and (v) site construction and antennae installation. The Company utilizes its experience and expertise in the site development business to provide additional services in its site leasing business, providing for (i) the ownership or management of communication sites by the Company pursuant to build-to-suit programs and through acquisitions; (ii) the leasing or subleasing of antennae space on communication sites to wireless service providers and (iii) the maintenance and management of communication sites by the Company. Where appropriate, the Company contracts out certain of the site development services.

 Site Development Business

  The Company offers each phase of its site development services to its customers. During Phase I, network pre-design, the Company performs pre-design analysis by investigating those areas of the MTA or basic trading area ("BTA"), as each term has been adopted by the FCC, that are designated as a priority by the customer. The Company will then identify, to the extent possible, all sites which meet the customer's RF requirements. Geographic Information Systems ("GIS") specialists create maps of the sites, analyzing for a number of factors, including which areas may have the most favorable zoning regulations and availability of colocation opportunities. A preliminary zoning analysis is typically conducted, and the Company will determine those areas of the MTA or BTA where zoning approval is likely, along with a possible time frame for approval. Phase I services are intended to eliminate costly redesigns once a project is commenced which can result in significant savings of both time and money.

  In Phase II, site selection, the Company determines (i) which sites most closely meet the RF engineering requirements of the customer; (ii) are leasable or can be purchased; (iii) have the potential to be zoned for site construction or colocation based on the then current zoning requirements; and
(iv) are suitable for the construction of a site. GIS specialists select the most suitable sites based on demographics, traffic patterns and signal characteristics. Typically, the Company will identify two or three potential sites for each location in the RF engineering plan, with the intent of colocating on an existing site or constructing a new site on the location most advantageous to the customer. FAA approval, when necessary, is also typically sought at this time.

  In Phase III, site acquisition, the Company secures the right from the property owner to construct a tower or colocate on the site. Depending on the type of interest in the property that the Company believes will best suit the needs of the customer, the Company will negotiate and enter into on behalf of the customer (i) a contract of sale pursuant to which the customer acquires fee title to the property; (ii) a long-term ground or rooftop lease pursuant to which the customer acquires a leasehold interest in the property (typically a five-year lease with four or five renewal periods of five years each); (iii) an easement agreement pursuant to which the customer acquires an easement over the property; or (iv) an option to purchase or lease the property pursuant to which the customer has a future right to acquire fee title to the property or acquire a leasehold interest. It is during this phase of the site development services that the Company generally obtains a title report on the site, conducts a survey of the site, performs soil analysis of the site and obtains an environmental survey of the site.

  Phase IV, local zoning and permitting, includes preparing all appropriate zoning applications and providing representation at any zoning hearings that may be conducted. The Company also obtains all necessary entitlement land use permits necessary to commence construction on the site or install equipment on the site.

  Phase V, construction and installation, involves the construction management of the tower on a selected site, whether by the third party or directly by the Company. Phase V includes preparing a construction budget, installing or monitoring the installation of equipment and antennae, hiring sub-contractors to perform the actual construction of the tower or equipment installation when not performed by the Company, preparing a construction schedule, monitoring all vendors' delivery and installation of equipment and monitoring the completion of all construction and landscaping of the site.

  The CSSI Acquisition provides the Company with in-house tower construction and antennae installation capability. CSSI has extensive experience in the development and construction of tower sites and the installation of antennae, microwave dishes and electrical and telecommunications lines. CSSI's site development and construction services include clearing sites, laying foundations and electrical and telecommunications lines, and constructing equipment shelters and towers. CSSI has designed and built tower sites for a number of its customers and will continue to provide construction services for third parties. In addition, CSSI has constructed and is expected to construct a portion of the Company's towers in the future. Through CSSI, the Company can provide cost-effective and timely completion of construction projects in part because its site development personnel are cross-trained in all areas of site development, construction and antennae installation. CSSI maintains a varied inventory of heavy construction equipment and materials at its five-acre equipment storage and handling facility in Florida, which is used as a staging area for projects in the southeastern region of the United States.

  The Company's site development business is headquartered in Boca Raton, Florida. Once the Company is hired on a site development project, a site development team is dispatched from headquarters to the project site. A temporary field office is established for the duration of the project. The site development team is typically composed of permanent Company employees and supplemented with local hires employed only for that particular project. A team leader is assigned to each phase of the site development project and reports to a project manager who oversees all team leaders. Upon the completion of a site development project, the field office is typically closed and all permanent Company employees are either relocated to another project or directed to return to headquarters.

  The Company generally sets prices for each site development service separately. Customers are billed for these services on a fixed price or time and materials basis and the Company may negotiate fees on individual sites or for groups of sites.

 Site Leasing Business

  The site leasing business consists of (i) the ownership of communication sites pursuant to build-to-suit programs and acquisitions; (ii) the leasing or subleasing of antennae space on communication sites to wireless service providers; and (iii) the maintenance and management of communication sites. The Company leases and subleases antennae space on communication sites to a variety of wireless service providers. The Company owns or leases such communication sites from third parties, and in the future may manage communication sites for third parties in exchange for a percentage of the revenues or tower-level cash flow. All of the Company's owned towers are the result of build-to-suit programs or acquisitions. In its build-to-suit programs, the Company utilizes some or all of the five phases of its site development business as it would when providing site development services to a third party. After a tower has been constructed, the Company leases antennae space on the tower. The Company generally receives monthly lease payments from customers payable under written antennae site leases. The majority of the Company's outstanding customer leases, and the new leases typically entered into by the Company, have original terms of five years (with four or five renewal periods of five years each) and usually provide for annual or periodic price increases. Monthly lease pricing varies with the number and type of antennae installed on a communication site. Broadband customers such as PCS, cellular or ESMR generally pay substantially more monthly rent than paging or other narrowband customers. The Company also provides a lease/sublease service as part of its site leasing business whereby the Company leases space on a communication site and subleases the space to a wireless service provider.

  Management believes that the site leasing portion of the Company's business has significant potential for growth and the Company intends to expand its site leasing business through (i) increasing activity from its build-to-suit programs and (ii) selective acquisitions.

  As of March 31, 1998, the following table indicates the total number of build-to-suit and acquired towers of the Company.

                                                     BUILD-
                                           NUMBER OF  TO-
LOCATION OF TOWERS                          TOWERS    SUIT    ACQUIRED % OF TOTAL
------------------                         --------- ------   -------- ----------
Connecticut...............................      1     --          1         1
Florida...................................     15       5        10        17
Georgia...................................     21      21(1)    --         23
Indiana...................................      1       1       --          1
Kentucky..................................      1       1       --          1
New York..................................     23       3        20        26
Pennsylvania..............................     17     --         17        19
Tennessee.................................     11     --         11        12
                                              ---     ---       ---       ---
  Total...................................     90      31        59       100
                                              ===     ===       ===       ===

--------
(1) This number includes 13 build-to-suit towers acquired prior to their completion as part of the CSSI Acquisition.

 Build-to-Suit Programs

  Under its build-to-suit programs, the Company generally constructs towers only after having signed an antennae site lease agreement with an anchor tenant and having made the determination that the initial or planned capital investment for such tower would not exceed a targeted multiple of tower cash flow after a certain period of time. In selling its build-to-suit programs, the Company's sales representatives utilize their existing relationships in the wireless communications industry to target wireless service providers interested in outsourcing their network buildout. Proposals for build-to-suit towers are made by the Company's sales representatives in response to competitive bids or specific requests and in circumstances where the Company believes the provider would have interest in build-to-suit towers. Although the terms vary from proposal to proposal, the Company typically offers a five-year lease agreement with four additional five-year renewal periods. While the proposed monthly rent also varies, broadband customers such as PCS, cellular or ESMR generally pay more than the aggregate monthly rent paid by paging or other narrowband customers. In addition, anchor tenants will typically pay lower monthly rents than subsequent tenants of a similar type service. In certain cases, an anchor tenant may also enjoy an introductory lease rate for a period of time.

  If a wireless provider accepts the terms of the proposal submitted by the Company, the provider will award the Company a non-binding mandate to pursue
(i) specific sites; (ii) search rings; or (iii) general areas. Based on the status of the site the Company has been given a mandate to pursue, the Company will perform due diligence investigations for a designated period (typically not to exceed 30 days) during which time the Company will analyze the site based on a number of factors, including colocation opportunities, zoning and permitting issues, economic potential of the site, difficulty of constructing a multi-tenant tower and remoteness of the site. These mandates are non-binding agreements and either party may terminate the mandate at any time.

  If, after the Company's due diligence investigation during the mandate, the Company concludes that it is economically feasible to construct the tower, the Company will enter into an antennae site lease agreement with the provider. The antennae site lease agreements provide, among other terms, that all obligations are conditioned on the Company receiving all necessary zoning approvals where zoning remains to be obtained. Certain of the antennae site lease agreements contain penalty or forfeiture provisions in the event the tower is not completed within specified time periods. The Company has negotiated several master build-to-suit agreements, including antennae site lease terms, with providers in specific markets that the Company believes will facilitate its obtaining build-to-suit programs from such providers in those markets.

 Acquisitions

  The Company actively pursues acquisitions of revenue-producing communication sites. The Company's acquisition strategy, like its build-to-suit strategy, is financially-oriented as opposed to geographically or customer-oriented. The Company's goal is to acquire towers that have an initial or planned capital investment not exceeding a targeted multiple of tower cash flow after a certain period of time. Tower cash flow is determined by subtracting from gross tenant revenues the direct expenses associated with operating the communication site, such as ground lease payments, real estate taxes, utilities, insurance and maintenance. As of March 31, 1998, the Company owned 90 revenue producing towers, including 15 through the CSSI Acquisition for which the Company completed construction. As of December 31, 1997, total capital expenditures associated with the acquisition and construction of 51 towers were approximately $14.2 million. In connection with the CSSI Acquisition, the Company expects to invest up to $4.8 million by September 1998 to complete construction of the towers acquired and as a contingent payment to the sellers, provided that certain tenant revenue goals are realized. In January 1998, the Company also acquired 17 towers in Pennsylvania at an initial cost of $3.3 million with an additional contingent payment of $2.0 million if certain target revenues are met. Further, the Company anticipates that it will cost an additional $0.7 million to upgrade and rebuild such towers. As of December 31, 1997, there were 230 tenant leases on such towers, ranging from one tenant to 13 tenants per tower and generating gross revenues per tower ranging from $9,600 per year to $98,105 per year.

  The Company's acquisition activities are directed by dedicated mergers and acquisitions personnel who are responsible for identification, negotiation, documentation and consummation of acquisition opportunities, as well as the coordination and management of independent advisors and consultants retained by the Company from time to time in connection with acquisitions. In addition to its mergers and acquisitions personnel, the Company relies on its national field representatives to identify potential acquisitions. Acquisition prospects identified by the Company's field representatives are generally smaller, involving one to five towers, and often provide the Company with the exclusive opportunity to structure and consummate a transaction with the potential seller. The Company believes that its field representatives and knowledge of potential acquisition candidates gained through its substantial site development business experience provide it with a competitive advantage, and will permit the

Company to identify and consummate acquisitions on more favorable terms than would be available to the Company through competitively-bid or brokered acquisition prospects. As is the case with its build-to-suit programs, the Company's focus is to acquire multi-tenant communication sites with underutilized capacity in locations that the Company believes will be attractive to wireless service providers which have not yet built out their service in such locations.

 Lease/Sublease

  Under its lease/sublease program, the Company leases antennae space on a communication site and then subleases such space to wireless service providers. These providers prefer the financial benefits associated with the lease/sublease program, which include reduced capital expenditures, as compared to paying for site development services on a fee basis. Wireless paging providers comprise a significant majority of customers who sublease antennae sites from the Company. The subleases generally have original terms of five years (with four or five renewal periods of five years each) and usually provide for annual or periodic price increases.

 Maintenance and Management

  Once acquired or constructed, the Company maintains and manages its communication sites through a combination of in-house personnel and independent contractors. In-house personnel are responsible for oversight and supervision of all aspects of site maintenance and management, and are particularly responsible for monitoring security access and lighting, RF emission and interference issues, signage, structural engineering and tower capacity, tenant relations and supervision of independent contractors. Independent contractors are hired locally by the Company to perform routine maintenance functions such as landscaping, pest control, snow removal, vehicular access, site access and equipment installation oversight. Independent contractors are engaged by the Company on a fixed fee or time and materials basis or, in a few limited circumstances where such contractors were sellers of towers to the Company, for a percentage of tower cash flow.

  The Company is in the process of developing its network operations center in Boca Raton, Florida where it will centralize monitoring of security access and lighting, as well as other functions. These tasks are currently outsourced by the Company to independent contractors or to the PCS or cellular tenants on the Company's towers. It is anticipated that the network operations center will be operational in the second quarter of 1998. As the number of communication sites owned and managed by the Company increases, the Company anticipates increased expenditures to expand its maintenance infrastructure, including expenditures for personnel and computer hardware and software, and such expenditures may be material.

CUSTOMERS

  The Company has performed site development and site leasing services for several of the largest wireless service providers over the past eight years. The majority of the Company's contracts have been for PCS broadband, cellular and paging customers. The Company also serves PCS narrowband, ESMR, SMR and MDS wireless providers. In both its site development and site leasing businesses, the Company works with both large national providers and smaller local, regional or private operators. In the twelve-month period ended December 31, 1997, the Company's largest customers were Sprint PCS and Pacific Bell Mobile Services, representing 53.6% and 13.9%, respectively, of site development revenues and PageNet and A+ Network, representing 60.0% and 12.5%, respectively, of site leasing revenues. No other customer represented more than 10.0% of the Company's revenues. See "Risk Factors--Customer Concentration."

  Customers for whom the Company has provided site development services in 1996 or 1997 include:

  A+ Network                           Pacific Bell Mobile Services
  Aerial Communications                PageNet
  AT&T Wireless Services               Paging Network, Inc.
  Bell Atlantic NYNEX Mobile Systems   Powertel
  BellSouth Mobility                   PrimeCo PCS
  CellNet Data Systems                 Spectrum Resources, Inc.
  Centennial Communications            Sprint PCS
  Commnet Cellular, Inc.               360(degrees)Communications Company
  Nextel                               US West Communication
  Omnipoint                            WinStar

SALES AND MARKETING

  The Company's sales and marketing goals are (i) to further cultivate existing customers to maximize sales of site development services, as well as to obtain mandates for build-to-suit programs; (ii) to sustain its market leadership position in the site development business; (iii) to position the Company to become a market leader in the site leasing business; (iv) to use existing relationships and develop new relationships with wireless service providers to lease antennae space on Company owned or managed communication sites; and (v) to form affiliations with select communications systems vendors who utilize end-to-end services, including those provided by the Company, which will enable the Company to market its services and product offerings through additional channels of distribution. Historically, the Company has capitalized on the strength of its experience, performance and relationships with wireless service providers to position itself for additional site development business. The Company has leveraged these attributes to obtain build-to-suit mandates, and expects to continue to enhance and leverage these attributes to sell site development services, build-to-suit programs and antennae space on Company owned or managed communications sites.

  The Company has a dedicated sales force supplemented by members of the Company's executive management team. Maintaining and cultivating relationships with wireless service providers is a main focus of senior management. The Company's strategy is to delegate sales efforts to those Company employees who have the best relationships with the wireless service providers. The representatives are assigned specific accounts based on historical experience with a provider and the quality of the relationship between the Company representative and such provider. Most wireless service providers have national corporate headquarters with regional offices. The Company believes that most decisions for site development and site leasing services are made by providers at the regional level with input from their corporate headquarters. The Company's sales representatives work with provider representatives at the local level and at the national level when appropriate. The Company's sales staff compensation is heavily weighted to incentive-based goals and measurements. In addition to its marketing and sales staff, the Company relies upon its executive and operations personnel on the national and field office levels to identify sales opportunities within existing customer accounts, as well as acquisition opportunities.

  The Company's primary marketing and sales support is centralized and directed from its headquarters office in Boca Raton, Florida. The Company has a full-time staff dedicated to its marketing efforts. The marketing and sales support staff are charged with implementing the Company's marketing strategies, prospecting and producing sales presentation materials and proposals. The Company believes that its centralized marketing and sales support provides process efficiencies, quality control and economies of scale. Its headquarters office is equipped with the requisite computer hardware and software (including a national database of sales and marketing information).

COMPETITION

  The Company competes with (i) other independent tower owners, some of which also provide site leasing and site development services; (ii) providers, which own and operate their own tower networks; (iii) service companies that provide engineering and site development services; and (iv) other potential competitors, such as utilities, outdoor advertisers and broadcasters, some of which have already entered the tower industry. Wireless service providers that own and operate their own tower networks generally are substantially larger and have greater financial resources than the Company. The Company believes that tower location, capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting tower leasing companies. The Company also competes for development and new tower construction opportunities with wireless service providers, site developers and other independent tower operating companies and believes that competition for site development will increase and that additional competitors will enter the tower market, some of which may have greater financial resources than the Company.

  The following is a list of certain of the tower companies that compete with the Company: American Tower Corporation (an affiliate of Clear Channel Communication), American Tower Systems (currently a wholly owned subsidiary of American Radio Systems which has announced a merger with American Tower Corporation), Crown Castle International Corp., Lodestar Communications, Microcell, Motorola, OmniAmerica Wireless (an affiliate of Hicks, Muse, Tate and Furst), Pinnacle Tower, SpectraSite, TeleCom Towers (an affiliate of Cox Enterprises) and Unisite.

  The following companies are primarily competitors for the Company's site management activities: AAT, APEX, Comsite International, JJS Leasing, Inc., Motorola, Signal One, Subcarrier Communications and Tower Resources Management.

  The Company believes that the majority of its competitors in the site development business operate within local market areas exclusively, while some firms appear to offer their services nationally, including Whalen & Company, Gearon & Company (a subsidiary of American Tower Systems) and SpectraSite. The market includes participants from a variety of market segments offering individual, or combinations of, competing services. The field of competitors includes site development consultants, zoning consultants, real estate firms, right-of-way consulting firms, construction companies, tower owners/managers, radio frequency engineering consultants, telecommunications equipment vendors (which provide end-to-end site development services through multiple subcontractors) and providers' internal staff. The Company believes that providers base their decisions on site development services on certain criteria, including a company's experience, track record, local reputation, price and time for completion of a project. The Company believes that it competes favorably in these areas.

EMPLOYEES

  As of March 31, 1998, the Company had 457 employees, none of whom are represented by a collective bargaining agreement. The Company considers its employee relations to be good. Due to the nature of the business of the Company, it experiences a "run-up" and "run-down" in employees as contracts are completed in one area of the country and are commenced in a different area.

PROPERTIES

  The Company is headquartered in Boca Raton, Florida, where it currently leases approximately 32,000 square feet of space. Due to the need for additional space resulting from its growth, in February 1998 the Company increased and consolidated its headquarters space in a single location in Boca Raton. The aggregate annual lease expense for the headquarters space is anticipated to increase by approximately $500,000 as a result of the relocation. The Company opens and closes project offices from time to time in connection with its site development business, which offices are generally leased for periods not to exceed 18 months.

LEGAL PROCEEDINGS

  From time to time, the Company is involved in various legal proceedings relating to claims arising in the ordinary course of business. The Company is not a party to any such legal proceeding, the adverse outcome of which, individually or in the aggregate, is expected to have a material adverse effect on the Company's financial prospects, condition or results of operations.

INTERNATIONAL

  The Company's primary focus is on its domestic operations. From time to time, however, the Company may evaluate international opportunities and take advantage of those that it feels may be profitable for the Company. Currently, the Company is not considering any significant international projects.

REGULATORY AND ENVIRONMENTAL MATTERS

  Federal Regulations. Both the FCC and FAA regulate towers used for wireless communications transmitters and receivers. Such regulations control the siting and marking of towers and may, depending on the characteristics of particular towers, require registration of tower facilities. Wireless communications devices operating on towers are separately regulated and independently licensed based upon the particular frequency used.

  Pursuant to the requirements of the Communications Act of 1934, as amended, the FCC, in conjunction with the FAA, has developed standards to consider proposals for new or modified antennae. These standards mandate that the FCC and the FAA consider the height of proposed antennae, the relationship of the structure to existing natural or man-made obstructions and the proximity of the antennae to runways and airports. Proposals to construct or to modify existing antennae above certain heights are reviewed by the FAA to ensure the structure will not present a hazard to aviation. The FAA may condition its issuance of a no-hazard determination upon compliance with specified lighting and/or marking requirements. The FCC will not license the operation of wireless telecommunications devices on towers unless the tower has been registered with the FCC or a determination has been made that such registration is not necessary. The FCC will not register a tower unless it has been cleared by the FAA. The FCC may also enforce special lighting and painting requirements. Owners of wireless transmissions towers may have an obligation to maintain painting and lighting to conform to FCC standards. Tower owners may also bear the responsibility of notifying the FAA of any tower lighting outage. The Company generally indemnifies its customers against any failure to comply with applicable regulatory standards. Failure to comply with the applicable requirements may lead to civil penalties.

  The 1996 Telecom Act amended the Communications Act of 1934 by giving state and local zoning authorities jurisdiction over the construction, modification and placement of towers. The new law preserves local zoning authority by prohibiting any action that would (i) discriminate between different providers of personal wireless services or (ii) ban altogether the construction, modification or placement of radio communication towers. Finally, the 1996 Telecom Act requires the federal government to help licensees for wireless communications services gain access to preferred sites for their facilities. This may require that federal agencies and departments work directly with licensees to make federal property available for tower facilities.

  Owners and operators of antennae may be subject to, and therefore must comply with, Environmental Laws. The FCC's decision to license a proposed tower may be subject to environmental review pursuant to the National Environmental Policy Act of 1969 ("NEPA"), which requires federal agencies to evaluate the environmental impacts of their decisions under certain circumstances. The FCC has issued regulations implementing NEPA. Such regulations place responsibility on each applicant to investigate any potential environmental effects of operations and to disclose any significant effects on the environment in an environmental assessment prior to constructing a tower. In the event the FCC determines the proposed tower would have a significant environmental impact based on the standards the FCC has developed, the FCC would be required to prepare an environmental impact statement. This process could significantly delay the registration of a particular tower.

  As an owner and operator of real property, the Company is subject to certain Environmental Laws which may impose strict, joint and several liability for the cleanup of on-site or off-site contamination and related personal or property damages. The Company is also subject to certain Environmental Laws that govern tower placement, including pre-construction environmental studies. Operators of towers must also take into consideration certain RF emissions regulations that impose a variety of procedural and operating requirements. The potential connection between RF emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. The Company believes that it is in substantial compliance with and has no material liability under all applicable Environmental Laws. Nevertheless, there can be no assurance that the costs of compliance with existing or future Environmental Laws and liability related thereto will not have a material adverse effect on the Company's prospects, financial condition or results of operations.

  State and Local Regulations. Most states regulate certain aspects of real estate acquisition and leasing activities. Where required, the Company conducts the site acquisition portions of its site development services business through licensed real estate brokers or agents, who may be employees of the Company or hired as independent contractors. Local regulations include city and other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local zoning authorities generally have been hostile to construction of new transmission towers in their communities because of the height and visibility of the towers.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND OTHER KEY EMPLOYEES

  The executive officers, directors and key employees of the Company are as follows:

NAME                     AGE                             POSITION
----                     ---                             --------
Steven E. Bernstein.....  37 Chairman of the Board, President and Chief Executive Officer
Ronald G. Bizick, II....  30 Executive Vice President--Sales and Marketing
Robert M. Grobstein.....  38 Chief Financial Officer
Michael N. Simkin.......  45 Chief Operating Officer
Jeffrey A. Stoops.......  39 Senior Vice President--Corporate Development and General Counsel
William K. Ogilvie......  44 Senior Vice President of Operations
Tom Hoffman.............  31 Vice President of Construction--CSSI
Donald B. Hebb, Jr......  55 Director
C. Kevin Landry.........  53 Director
Richard W. Miller.......  57 Director

  Steven E. Bernstein, founder of the Company, has been President and Chief Executive Officer of the Company since its inception in 1989. From 1986 to 1989, Mr. Bernstein was employed by McCaw Cellular Communications ("McCaw"). While at McCaw, Mr. Bernstein was responsible for the development of the initial Pittsburgh non-wireline cellular system and the start-up of the Pittsburgh sales network. Mr. Bernstein is a graduate of the University of Florida, where he majored in Real Estate and earned a Bachelor of Science degree in Business Administration. He was PCIA's 1996 Entrepreneur of the Year.

  Ronald G. Bizick, II has been an executive officer since 1993. He is responsible for sales and marketing of the Company's site development and site leasing services. Prior to joining the Company in 1990, Mr. Bizick was employed by a private land planning and development firm specializing in commercial and residential wetland and zoning approvals. Mr. Bizick is a cum laude graduate of the University of Pittsburgh, where he earned a Bachelor of Arts degree in Business and Communications.

  Robert M. Grobstein, CPA, has been the Chief Financial Officer of the Company since December 1993. He is responsible for risk management, financial reporting, site administration and accounting. From January 1990 to December 1993, Mr. Grobstein served as Controller for Turnberry Isle Resort and Country Club, where he supervised a 28-person accounting staff. Mr. Grobstein is a graduate of Robert Morris College, where he majored in Accounting and earned a Bachelor of Science degree in Business Administration. He is a member of both the American Institute of C.P.A.'s and the Florida Institute of C.P.A.'s.

  Michael N. Simkin, Chief Operating Officer, joined the Company on April 13, 1998. From July 1997 to February 1998, he was Chief Executive Officer of Centennial Communications Corporation, a specialized mobile radio service provider based in Denver. From April 1995 to April 1997, he was Vice President and General Manager of PrimeCo Personal Communications for the South Florida region. Prior to his service with PrimeCo., Mr. Simkin held various management positions with Airtouch Communications. He has an A.B. in Economics and MBA Degree from the University of California at Berkeley.

  Jeffrey A. Stoops, Senior Vice President--Corporate Development and General Counsel, joined the Company in April 1997. Mr. Stoops is responsible for all mergers and acquisitions, capital market activities and legal matters for the Company. Prior to joining the Company, Mr. Stoops was a partner with Gunster, Yoakley, Valdes-Fauli & Stewart, P.A., a South Florida law firm, where he practiced for thirteen years in the corporate, securities and mergers and acquisitions areas. Mr. Stoops received his Bachelor of Science degree and his JD degree from Florida State University, and is a member of The Florida Bar.

  William K. Ogilvie, Senior Vice President of Operations, joined the Company in 1993. He has over fifteen years experience in the wireless communications industry and his responsibilities include overseeing all ongoing operations of site development and build-to-suit programs nationwide. From 1992 through September 1993, Mr. Ogilvie served as a Project Director for Microfuel. In 1990, he served as a consultant for the D-2 cellular telephone project in Germany, where he facilitated the transfer of knowledge to his counterparts within the client firm, Mannesmann Mobilfunk. From 1982 to 1989, Mr. Ogilvie acted as a consultant to various major wireless providers and was is involved with various technologies including analog and digital radio systems, earth stations, fiber optics, cellular, ESMR and PCS.

  Tom Hoffman, Vice President of Construction for CSSI, joined the Company in May 1997. Mr. Hoffman manages the operations of CSSI. Prior to joining the Company, Mr. Hoffman served as a Senior Project Manager/General Manager for TGI Construction Group, overseeing PCS buildouts in several markets throughout the country. Mr. Hoffman also served as Project Manager/Field Quality Control for AirNet Communications, where he developed specifications guidelines for cellular site construction. In addition, he spent six years with Valmont Industries, where he was a Structural Engineer. Mr. Hoffman has a Bachelor of Science degree in Construction Engineering Technology from the University of Nebraska, Omaha.

  Donald B. Hebb, Jr. was elected as a director of the Company in February 1997. Mr. Hebb also has been a Managing Member of the general partner of ABS Capital Partners II, L.P. ("ABS"), a private equity fund, and related entities, since December 1993. Prior to that time, he was a Managing Director of Alex. Brown and Sons Incorporated, investing private equity funds. Prior to that time, Mr. Hebb served as President and Chief Executive Officer of Alex. Brown Incorporated, and in that capacity, initiated the Alex. Brown Merchant Banking Group early in 1990. Mr. Hebb was the nominee of ABS for election as director.

  C. Kevin Landry was elected as a director of the Company in March 1997. Mr. Landry has been a Managing Director and Chief Executive Officer of TA Associates, Inc. ("TA Associates") since its incorporation in 1994. From 1982 to 1994, he served as a Managing Partner of its predecessor partnership. Mr. Landry also serves on the Board of Directors of Standex International Corporation. He has also served as a director of Alex. Brown Incorporated. Mr. Landry was the nominee of TA Associates for election as director.

  Richard W. Miller was elected as a director of the Company in May 1997. From 1993 to 1997, Mr. Miller was a Senior Executive Vice President and Chief Financial Officer of AT&T. From 1990 to 1993, he was the Chairman and Chief Executive Officer of Wang Laboratories, Inc. Mr. Miller also serves on the Board of Directors of Avalon Properties, Inc. and Closure Medical Corporation.

  The terms of the Company's Series A Preferred Stock contemplate a five person Board of Directors. Such terms provide that two of these persons will be elected by the Series A Preferred Stockholders and the other two (other than Mr. Bernstein) will be determined by a vote of the stockholders (with one required to be reasonably acceptable to the Directors elected by the Series A Preferred Stockholders) of the Company. Mr. Bernstein, through his current ability to vote in excess of 50% of all votes represented by outstanding capital stock of the Company, effectively controls this determination. Messrs. Hebb and Landry currently serve as the representatives of the Series A Preferred Stockholders.

EXECUTIVE COMPENSATION

  The following table sets forth the cash and non-cash compensation paid by or incurred on behalf of the Company to its Chief Executive Officer and three other executive officers for each of the years ended December 31, 1995, 1996 and 1997:

                          SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION
                                  ---------------------
                                                         LONG TERM
                                                        COMPENSATION
                                                           AWARDS
                                                        ------------
                                                         NUMBER OF
                                                         SECURITIES     ALL
                                                         UNDERLYING    OTHER
                                                          OPTIONS/    COMPEN-
 NAME AND PRINCIPAL POSITION YEAR SALARY ($) BONUS ($)    SARS (#)   SATION($)
 --------------------------- ---- ---------- ---------- ------------ ---------
Steven E. Bernstein.........
 Chairman of the Board,      1997    354,822 100,000(1)         --   14,669(2)
 President and Chief         1996    195,000  3,995,000         --   22,172(2)
 Executive Officer           1995    195,000  1,800,000         --   19,201(2)
Ronald G. Bizick, II........ 1997    275,000    100,000     773,528        --
 Executive Vice President-   1996     75,000  1,629,000         --         --
 Sales and Marketing         1995     75,000    506,444         --         --
                             1997    204,815    100,000     386,764        --
Robert M. Grobstein......... 1996    104,980    560,020         --         --
 Chief Financial Officer     1995     94,980     85,770         --         --
Jeffrey A. Stoops...........
 Senior Vice President-
 Corporate                   1997 304,798(3)    100,000  100,000(4)        --
 Development and General     1996        --         --          --         --
 Counsel                     1995        --         --          --         --

--------
(1) Represents 26,810 shares of Class A Common Stock to be issued to Mr. Bernstein in the second quarter of 1998.
(2) This represents the provision of a car allowance to Mr. Bernstein for the years ending December 31, 1997, 1996 and 1995.
(3) This represents Mr. Stoops' annual compensation. Mr. Stoops began his employment with the Company on April 1, 1997.
(4) On March 14, 1997, Mr. Bernstein granted Mr. Stoops options to purchase 1,369,863 shares of his Class B Common Stock at an exercise price of $2.19 a share. For a more detailed description of this transaction, see "Certain Transactions."

                    OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                               POTENTIAL
                                                                          REALIZABLE VALUE AT
                                                                        ASSUMED ANNUAL RATE OF
                                                                                 STOCK
                                                                          PRICE APPRECIATION
                                       INDIVIDUAL GRANTS                  FOR OPTION TERM(1)
                         ---------------------------------------------- -----------------------
                          NUMBER OF    % OF TOTAL
                          SECURITIES  OPTIONS/SARS
                          UNDERLYING   GRANTED TO  EXERCISE
                         OPTIONS/SARS  EMPLOYEES     PRICE   EXPIRATION
          NAME             GRANTED      IN 1997    PER SHARE    DATE      5% ($)      10% ($)
          ----           ------------ ------------ --------- ---------- ----------- -----------
Steven E. Bernstein.....        --         --          --          N/A          --          --
Ronald G. Bizick, II....  773,528(1)      43.0      $ 0.05    12/31/06    3,276,000   5,238,000
Robert M. Grobstein.....  386,764(2)      21.5      $ 0.05    12/31/06    1,638,000   2,619,000
Jeffrey A. Stoops.......  100,000(3)       5.5      $ 2.63     3/17/07      165,000     419,000

--------
(1) This represents options issued in partial substitution for Mr. Bizick's ownership rights in SBA, Inc. prior to the Corporate Reorganization. See "Certain Transactions."
(2) This represents options issued in partial substitution for Mr. Grobstein's ownership rights in SBA, Inc. prior to the Corporate Reorganization. See "Certain Transactions."
(3) See footnote 3 to the Summary Compensation Table above.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

                        AND YEAR-END OPTION/SAR VALUES

                                                NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED          IN-THE-MONEY
                                                    OPTIONS/SARS              OPTIONS/SARS AT
                                                AT DECEMBER 31, 1997       DECEMBER 31, 1997($)
                                              -------------------------- -------------------------
                           SHARES
                         ACQUIRED ON  VALUE
 NAME                     EXERCISE   REALIZED EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
 ----                    ----------- -------- -----------  ------------- ----------- -------------
Steven E. Bernstein.....     --        --           --           --             --        --
Ronald G. Bizick, II....     --        --       773,528          --       1,995,702       --
Robert M. Grobstein.....     --        --       386,764          --         997,851       --
Jeffrey A. Stoops.......     --        --        33,333(1)    66,667(2)         --        --

--------
(1) This does not include exercisable options to acquire 456,621 shares of Class B Common Stock granted to Mr. Stoops by Mr. Bernstein.
(2) This does not include unexercisable options to acquire 913,242 shares of Class B Common Stock granted to Mr. Stoops by Mr. Bernstein.

EMPLOYMENT AGREEMENTS

  Steven E. Bernstein. The Company does not have an employment agreement with Steven E. Bernstein, its President and Chief Executive Officer and the owner of 100% of the Company's outstanding common stock and the majority of its voting shares. Mr. Bernstein is, therefore, not subject to non-competition or non-solicitation contractual restrictions. Mr. Bernstein was paid a base salary of $350,000 for 1997 and an annual cash bonus based on achievement of performance criteria established by the Board which did not exceed his base annual salary. Mr. Bernstein's compensation and other terms of employment are determined by the Company's Board of Directors.

  Ronald G. Bizick, II. Mr. Bizick is party to an employment agreement with the Company dated as of January 1, 1997. Under his employment agreement, Mr. Bizick receives an initial base salary of $275,000 per annum and an annual cash bonus based on achievement of performance criteria established by the Board of Directors, that is not permitted to exceed Mr. Bizick's base annual salary. Mr. Bizick's employment agreement is for an initial three-year term, and automatically renews for an additional one-year term unless either Mr. Bizick or the Company provides written notice to the other party at least 90 days prior to renewal. Mr. Bizick's employment agreement provides that upon termination of employment by the Company, other than for cause or retirement, the Company shall pay an amount equal to the aggregate present value of the product of (i) the base annual compensation paid to Mr. Bizick by the Company and (ii) 2.0. The agreement also provides for noncompetition, nonsolicitation and nondisclosure covenants.

  Robert M. Grobstein. Mr. Grobstein is party to an employment agreement with the Company dated as of January 1, 1997. Under his employment agreement, Mr. Grobstein received an initial base salary of $200,000 per annum and an annual cash bonus based on achievement of performance criteria established by the Board of Directors, which is not permitted to exceed Mr. Grobstein's base annual salary. Mr. Grobstein's employment agreement is for an initial three-year term, and automatically renews for an additional one-year term unless either Mr. Grobstein or the Company provides written notice to the other party at least 90 days prior to renewal. Mr. Grobstein's employment agreement provides that upon termination of employment by the Company, other than for cause or retirement, the Company shall pay an amount equal to the aggregate present value of the product of (i) the base annual compensation paid to Mr. Grobstein by the Company, and (ii) 2.0. The agreement also provides for noncompetition, nonsolicitation and nondisclosure covenants.

  Jeffrey A. Stoops. Mr. Stoops is party to an employment agreement with the Company dated as of March 14, 1997. Under his employment agreement, Mr. Stoops receives an initial base salary of $300,000 per annum and an annual cash bonus based on achievement of performance criteria established by the Board of Directors.

This bonus is not permitted to exceed $200,000 for calendar year 1997; for the remainder of the employment agreement, the bonus is not permitted to exceed Mr. Stoops' base annual salary. Mr. Stoops' employment agreement is for an initial 32-month term, and automatically renews for an additional one-year term, unless either Mr. Stoops or the Company provides written notice to the other party at least 90 days prior to renewal. Mr. Stoops' employment agreement provides that upon termination of employment by the Company, other than for cause or retirement, the Company shall pay an amount equal to the aggregate present value of the product of (i) the base annual compensation paid to Mr. Stoops by the Company, multiplied by (ii) 1.0. The agreement also provides for noncompetition, nonsolicitation and nondisclosure covenants.

COMPENSATION OF DIRECTORS

  The three outside directors of the Company are reimbursed for expenses incidental to attendance at meetings of the Board of Directors. In addition, Richard W. Miller receives compensation for his services as director and a consultant to the Company. Mr. Miller receives $1,000 per Board meeting for attendance at such meetings, and $1,000 per day for consulting, plus expenses.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Board of Directors does not currently have a compensation committee. During 1996, Mr. Bernstein served as a director, Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Bernstein participated in deliberations of the Company's Board of Directors concerning executive compensation.

STOCK OPTION PLAN

  The Company has adopted the 1996 Stock Option Plan (the "Option Plan"), pursuant to which stock options (both Nonqualified Stock Options and Incentive Stock Options, as defined in the Option Plan), stock appreciation rights and restricted stock may be granted to directors, key employees and consultants (the "Plan Participants") at a price per share equal to the greater of fair market value or $2.63. A total of 1,800,000 shares of Class A Common Stock are reserved for issuance under the Option Plan. As of March 31, 1998, options to acquire 808,000 shares were issued and outstanding, each with an exercise price of $2.63 per share. These options generally vest over three-year periods from the date of grant. As of March 31, 1998, none of the options granted under the Option Plan had been exercised.

  With respect to the grant of awards under the Option Plan, the Board of Directors or a committee thereof will determine persons to be granted stock options, stock appreciation rights and restricted stock, the amount of stock or rights to be optioned or granted to each such person, and the terms and conditions of any stock options, stock appreciation rights and restricted stock. Both Incentive Stock Options and Nonqualified Stock Options may be granted under the Option Plan.

  Stock appreciation rights may be granted in conjunction with the grant of an Incentive or Nonqualified Stock Option under the Option Plan or independently of any such stock option. A stock appreciation right granted in conjunction with a stock option may be an alternative right. In which event, the exercise of the stock option terminates the stock appreciation right to the extent of the shares purchased upon exercise of the stock option and, correspondingly, the exercise of the stock appreciation right terminates the stock option to the extent of the shares with respect to which such right is exercised. Subject to the terms of the Option Plan, the Board of Directors or a committee thereof may award shares of restricted stock to the Plan Participants. Generally, a restricted stock award will not require the payment of any option price by a Plan Participant but will call for the transfer of shares to the Plan Participant subject to forfeiture, without payment of any consideration by the Company, if the Plan Participant's employment terminates during a "restricted" period (which must be at least six months) specified in the award of the restricted stock.

                             CERTAIN TRANSACTIONS

  SBACC was formed in December, 1996 to be the holding company for all of the Company's various subsidiaries. In March 1997, Steven E. Bernstein, at that time the sole stockholder of SBA, Inc. and Leasing, contributed all of the outstanding shares of capital stock of such companies to SBACC in exchange for 8,075,000 shares of Class B Common Stock. In addition, also at the same time in March 1997, Ronald G. Bizick, II and Robert M. Grobstein, the Company's Executive Vice President-Sales and Marketing and Chief Financial Officer, respectively, who held options in SBA, Inc. and Leasing, voluntarily terminated these options (along with existing employment and incentive agreements) in exchange for, in the case of Mr. Bizick, 176,472 shares of Class A Common Stock and immediately exercisable options to purchase an additional 773,528 shares of Class A Common Stock and, in the case of Mr. Grobstein, 88,236 shares of Class A Common Stock and immediately exercisable options to purchase an additional 386,764 shares of Class A Common Stock. These options are exercisable at $0.05 per share. On March 7, 1997, the Company redeemed the outstanding shares of Class A Common Stock from Messrs. Bizick and Grobstein for $8.50 per share.

  On March 8, 1997, the Company loaned Mr. Bernstein $3.5 million at the applicable Federal rate (the "AFR") determined by the Internal Revenue Service (the "IRS"). The loan provides that no payments of principal or interest are required to be made by Mr. Bernstein until maturity, which is the earlier of three years or upon consummation by the Company of an initial public offering of its Common Stock. The loan is non-recourse and is secured by 823,530 shares of Class B Common Stock owned by Mr. Bernstein. The loan may be paid, at Mr. Bernstein's option, in shares of Common Stock valued at the initial public offering price.

  On March 14, 1997, Mr. Bernstein granted Jeffrey A. Stoops, the Company's Senior Vice President-Corporate Development and General Counsel, an option to purchase 1,369,863 shares of his Class B Common Stock at an exercise price of $2.19 per share. The options vest in equal one-third increments over three years, with the first 456,621 shares having become vested on December 31, 1997. Upon exercise by Mr. Stoops, the shares become Class A Common Stock.

THE PREFERRED STOCK OFFERING

  The Company's Preferred Stock Offering raised $30.0 million of gross proceeds and binding commitments to fund an additional $20.0 million in Series A Preferred Stock, all at $8.50 per share. The Preferred Stock Offering was closed on the basis of the information set forth in an Prospectus including projected financial information, which projected 1997 and 1998 site development revenues in excess of those recognized in 1996.

  In a Board of Directors meeting held at the end of March 1997, management of the Company presented projected short-term and interim financial information which cast in doubt the continued reasonableness of the projections. The reasons provided by management of the Company for the revised projected short-term and interim financial information centered around (i) the current and anticipated near-term market conditions for site development services including construction and design services and (ii) the belief that the domestic market for these services would probably not be as favorable in 1997 and possibly in 1998 as it was for the Company in 1996. This was primarily due to the inability of PCS and C-block licensees to obtain financing necessary to begin their site development activities and changing industry trends, particularly the move toward outsourcing tower ownership to independent third parties.

  Management of the Company and representatives of ABS and TA Associates agreed that the conditions described above were materially different from those reflected in the interim financial information and from those reflected in the projections. As a result, management of the Company and the representatives of ABS and TA Associates agreed to a repricing of the Series A Preferred Stock (by issuing additional shares for no additional consideration) and to revise certain terms of the Series A Preferred Stock. Among other terms that were revised, the obligation of the Series A Preferred Stock purchasers to fund an additional $20.0 million on a pro rata basis at $4.73 per share became contingent on the Company meeting certain revenue and/or operating income targets in 1997 and 1998. The Company does not currently expect these targets to be met. See "Description of Capital Stock--Preferred Stock" for a description of the revisions to the terms of the Series A Preferred Stock.

LIMITED LIABILITY AND INDEMNIFICATION

  Under the Florida Business Corporation Act (the "FBCA"), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director and (ii) the director's breach of, or failure to perform, those duties constitutes: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (3) a circumstance under which an unlawful distribution is made, (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a stockholder, conscious disregard for the best interest of the corporation or willful misconduct, or (5) in a proceeding by or in the right of someone other than the corporation or stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him or her and incurred by him or her in his or her capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the FBCA.

  The Articles of the Company provide that the Company shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all officers and directors of the Company.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                          OWNERSHIP OF CAPITAL STOCK

  The table below sets forth, as of March 31, 1998, certain information with respect to the beneficial ownership of Capital Stock by (i) each person who is known by the Company to be beneficial owner of more than 5% of any class or series of Capital Stock of the Company; (ii) each of the directors and executive officers individually; and (iii) all directors and executive officers as a group. At March 31, 1998, the Company had outstanding the following shares of Capital Stock: Class B Common Stock--8,075,000 shares; Series A Preferred Stock--8,050,000 shares. At March 31, 1998 no other classes or series of Capital Stock have any shares issued and outstanding. Each share of Series A Preferred Stock is currently convertible into one share of Class A Common Stock and one share of Series B Preferred Stock upon the occurrence of certain events. See "Description of Capital Stock." This table does not give effect to shares of Class A Common Stock that may be acquired pursuant to options outstanding as of March 31, 1998, except as described in footnote 2.

                                                      NUMBER OF   PERCENTAGE OF TOTAL
                                                        SHARES      VOTING POWER OF
EXECUTIVE OFFICERS                                   BENEFICIALLY FULLY DILUTED CLASS
AND DIRECTORS(1)                 TITLE OF CLASS        OWNED(2)    A COMMON STOCK(2)
------------------               --------------      ------------ -------------------
Steven E. Bernstein(3)..    Class B Common Stock       8,075,000         49.5%
Ronald G. Bizick, II(4).    Class A Common Stock         773,528            *
Robert M. Grobstein(4)..    Class A Common Stock         386,764            *
Jeffrey A. Stoops(5)....    Class A Common Stock         489,954            *
Donald B. Hebb, Jr.(6)..    Series A Preferred Stock   3,220,000         19.8
C. Kevin Landry(7)......    Series A Preferred Stock   2,736,987         16.8
Richard W. Miller(8)....    Class A Common Stock          33,333            *
All executive officers
 and directors as a
 group
 (7 persons)............                              15,258,945         86.8
BENEFICIAL OWNERS OF 5% OR
MORE OF CAPITAL STOCK
--------------------------
ABS Capital Partners,
 II, L.P.(9)............    Series A Preferred Stock   3,220,000         19.8%
TA Associates, Inc.(10).    Series A Preferred Stock   2,736,987         16.8
The Hillman Company(11).    Series A Preferred Stock   1,169,808          7.2

--------
*Less than 1%.
(1) Except as otherwise indicated, the address of each executive officer and director named in this table is c/o SBA Communications Corporation, One Town Center Road, Third Floor, Boca Raton, Florida 33486.
(2) In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options exercisable within 60 days after March 31, 1998 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders. To the Company's actual knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares. The Company has reserved for issuance options to purchase 1,800,000 shares of the Class A Common Stock at exercise prices at or above $2.63 per share, of which options for 808,000 shares were issued at March 31, 1998. Of these options, 191,164 will be exercisable within 60 days after March 31, 1998.
(3) Does not include 26,810 shares of Class A Common Stock to be issued to Mr. Bernstein in the second quarter of 1998 as part of his 1997 compensation. Mr. Bernstein has granted Mr. Stoops options to purchase 1,369,863 of his shares of Class B Common Stock at an exercise price of $2.19 per share, which options vest over an approximately 33 month period in three equal installments. On December 31, 1997, options to purchase 456,621 of such shares became exercisable. Until such time as Mr. Stoops exercises his options, Mr. Bernstein retains voting control over such shares. Upon exercise by Mr. Stoops, the shares convert to Class A Common Stock.
(4) All shares are in the form of an immediately exercisable option to purchase Class A Common Stock at $.05 per share.
(5) Includes currently exercisable options granted by Mr. Bernstein to Mr. Stoops for 456,621 shares at $2.19 per share and options granted under the Option Plan for 33,333 shares currently exercisable at $2.63 per share. Until exercised, the shares subject to the options granted by Mr. Bernstein remain in the voting control of Mr. Bernstein. Does not include options to purchase an additional 913,242 shares of Common Stock for $2.19 per share granted from Mr. Bernstein to Mr. Stoops, which vest in equal installments on December 31, 1998 and December 31, 1999. Also does not include additional options to purchase 66,667 shares of Class A Common Stock at $2.63 per share granted under the Option Plan, which vest in equal installments on December 31, 1998 and December 31, 1999.
(6) Includes 3,220,000 shares of Series A Preferred Stock owned by ABS. Mr. Hebb is Managing Member of ABS Partners II, L.L.C., the general partner of ABS. Mr. Hebb disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(7) Includes 1,102,850 shares owned by Advent Atlantic and Pacific III, L.P., of which Mr. Landry is a Managing Director of the General Partner; 1,610,000 shares owned by Advent VII, L.P., of which Mr. Landry is Managing Director of the General Partner; and 24,147 shares owned by TA Venture Investors Limited Partnership, of which Mr. Landry is a General Partner. Mr. Landry disclaims beneficial ownership of these shares, with the exception of 2,212.93 shares held through TA Venture Investors Limited Partnership.
(8) Includes options to purchase 33,333 shares of Class A Common Stock, of a total number of options to purchase 100,000 shares at $2.63 per share, which vest in three equal annual installments beginning May 22, 1998.
(9) See "Plan of Distribution." The principal business address of ABS Capital Partners, II, L.P. is One South Street, Baltimore, MD 21202.
(10) Includes 1,102,850 shares owned by Advent Atlantic and Pacific III, L.P., of which TA Associates is a General Partner, 1,610,000 shares owned by Advent VII, L.P., of which TA Associates is a General Partner, and 24,147 shares owned by TA Venture Investors Limited Partnership, of which Mr. Landry is a General Partner. The principal business address of TA Associates, Inc. is 125 High Street, Boston, MA 02110.
(11) Includes 233,960 shares held by C.G. Grefenstette and Thomas G. Bigley as Trustees for Henry Lea Hillman, Jr., Juliet Lea Hillman, Audry Hilliard Hillman, and William Talbott Hillman, 175,470 shares held by Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette as Trustees of the Henry L. Hillman Trust, 584,908 shares owned by Juliet Challenger, Inc., and 175,470 shares owned by Venhill Limited Partnership. The principal business address of The Hillman Company is Grant Building, Pittsburgh, PA 15219.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary of the terms and provisions of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the actual terms and provisions of, including certain defined terms used herein, the capital stock contained in the Company's Articles of Incorporation, as amended.

  The Company's Articles of Incorporation authorize 32,000,000 shares of Class A Common Stock, 8,100,000 shares of Class B Common Stock and 30,000,000 shares of preferred stock, of which 8,050,000 shares have been designated as Series A Preferred Stock and 8,050,000 shares have been designated as Series B Preferred Stock. In addition, the Company has designated 4,472,272 shares of preferred stock as Series C Preferred Stock and 4,472,272 shares of preferred stock as Series D Preferred Stock. At March 31, 1998, there were 8,075,000 shares of Class B Common Stock issued and outstanding and 8,050,000 shares of Series A Preferred Stock issued and outstanding. No other shares of any class or series was issued and outstanding at March 31, 1998. In addition, (i) 1,800,000 shares of Class A Common Stock were reserved for issuance upon the exercise of stock options available for future grant under the Option Plan (of which 808,000 options have been granted and remained outstanding as of March 31, 1998), (ii) 8,050,000 shares of Series B Preferred Stock are reserved for issuance upon conversion of the shares of Series A Preferred Stock sold in the Preferred Stock Offering, (iii) 8,452,500 shares of Class A Common Stock are reserved for issuance upon conversion of the shares of Series A Preferred Stock sold in the Preferred Stock Offering, or issuable upon exercise of warrants granted to BT Alex. Brown in connection with the Preferred Stock Offering, and (iv) 1,160,292 shares of Class A Common Stock are reserved for issuance upon the exercise of stock options held by Messrs. Bizick and Grobstein.

COMMON STOCK

  The Company has two classes of authorized Common Stock; Class A Common Stock and Class B Common Stock. The Class A Common Stock has one vote per share. The Class B Common Stock has ten votes per share. All outstanding shares of Class A Common Stock and Class B Common Stock are, and will be upon conversion of the Series A Preferred Stock, validly issued, fully paid and nonassessable.

  At March 31, 1998 Steven E. Bernstein controlled 50.1% of all votes on a primary basis and 49.5% of all votes on a fully diluted basis. As a result, Mr. Bernstein has the ability to elect three out of five of the Company's directors and continues to control the Company. See "Risk Factors--Control of the Company by Steven E. Bernstein." Except as otherwise required by law, owners of the Class A Common Stock, Class B Common Stock and Series A Preferred Stock vote together on all matters, including the election of directors.

  Each outstanding share of Class B Common Stock may, at the option of the holder thereof, at any time, be converted into one share of Class A Common Stock. Each share of outstanding Class B Common Stock shall convert into one share of Class A Common Stock immediately upon transfer to any holder other than the following (an "Eligible Class B Stockholder"): any one or more of Steven E. Bernstein, other members of the immediate family of Steven E. Bernstein, or their lineal descendants, spouses of lineal descendants or lineal descendants of spouses, or any trusts for the benefit of any of the foregoing, or any estate or tax planning vehicles on the part of Mr. Bernstein. If the shares of Class B Common Stock held by Eligible Class B Stockholders in the aggregate constitute 10% or less of the outstanding shares of Common Stock, each share of Class B Common Stock shall immediately convert into one share of Class A Common Stock. Each share of outstanding Class B Common Stock which is held by any Eligible Class B Stockholder shall immediately convert into one share of Class A Common Stock (i) at such time as such holder is no longer an Eligible Class B Stockholder, or (ii) upon the death or mental incapacity of Mr. Bernstein.

  Other than the rights described above, the holders of Common Stock have no cumulative rights and no preemptive, subscription, redemption, sinking fund or conversion rights and have equal rights and preferences. Subject to preferences that may be applicable to the Series A Preferred Stock, the Series B Preferred Stock or any preferred stock which the Company may issue in the future, holders of the Common Stock will be entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefor.

The rights and preferences of holders of Common Stock are subject to the rights of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, and will be subject to the rights of any series of preferred stock which the Company may issue in the future.

PREFERRED STOCK

  All shares of Series A Preferred Stock are, and Series B Preferred Stock upon conversion of the Series A Preferred Stock will be, fully paid and nonassessable. The Company's board of directors will be authorized by the Articles of Incorporation to provide for the issuance of shares of preferred stock, other than the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designation, rights, preferences, privileges and restrictions of the shares of each such series and to increase or decrease the number of shares of any series of preferred stock (including the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock,) all without any further vote or action by the Company's shareholders other than the vote of the holders of the Series A Preferred Stock to the extent required under the terms of the Series A Preferred Stock. See "--Restrictive Covenants."

  In connection with the Private Offering, certain terms of the Series A, Series B, Series C and Series D Preferred Stock were amended. The description of the Series A, Series B, Series C and Series D Preferred Stock contained in this Prospectus gives effect to such amendments.

  The Company has designated the Series C Preferred Stock and Series D Preferred Stock to be issued, at its option upon the payment of $4.47 per share, to holders of the Series A Preferred Stock if certain target operating results have been met prior to June 30, 1998. Management of the Company does not believe at this time that such shares of Series C Preferred Stock or Series D Preferred Stock will be issued.

  In March 1997, the Company sold 3,529,412 shares of 2% Series A Preferred Stock, convertible initially into one share of the Company's Class A Common Stock and one share of the Company's 4% Series B Redeemable Preferred Stock, to a syndicate of institutional investors including ABS and TA Associates (the "Private Investors"). The Series A Preferred Stock had an initial conversion price of $8.50.

  In May 1997, in response to the acknowledgment by the Company that certain of the financial projections originally provided to the Private Investors prior to the consummation of the Preferred Stock Offering were substantially different from revised financial information provided shortly after the Preferred Stock Offering, casting in doubt the continued reasonableness of the original projections, the Company issued an additional 4,520,588 shares of the Series A Preferred Stock, increased by 200 basis points the rate per annum of cumulative dividends and amended the initial conversion price to $3.73. Each of the Private Investors executed a release exonerating the Company from any liability that it may have had in connection with the offering of Series A Preferred Stock. An affiliate of BT Alex. Brown Incorporated, one of the Initial Purchasers, is a limited partner in ABS and certain employees of BT Alex. Brown Incorporated are investors in another Private Investor. In addition, certain officers of BT Alex. Brown Incorporated are holders of Series A Preferred Stock.

  The Series A Preferred Stock has the following rights and preferences:

  Conversion. Each holder of Series A Preferred Stock has the right to convert his or her shares at any time. Each share of Series A Preferred Stock is currently convertible into one share of Class A Common Stock, subject to certain antidilution protection provisions, and one share of Series B Preferred Stock. The number of shares of Class A Common Stock into which a share of Series A Preferred Stock is convertible is equal to the ratio of $3.73 divided by the conversion price, which is currently $3.73. Under the antidilution provisions, the conversion price of the Series A Preferred Stock is subject to adjustment in the event of any subdivision, combination or reclassification of the Company's outstanding Common Stock or stock dividend to holders of Common Stock payable in Common Stock. In the event of any distribution by the Company payable other than in Common Stock, debt or assets (other than cash dividends), holders of Series A Preferred Stock are entitled to their proportionate share (on an as-if-converted basis) of such distribution. The conversion price of Series A Preferred Stock will also be adjusted, on a "full ratchet" basis for the first 18 months following the Preferred Stock Offering and on a weighted average basis thereafter, upon the Company's issuance of additional shares of Common Stock or warrants or rights to purchase Common Stock or securities convertible into Common Stock for a consideration per share which is less than the then applicable per share conversion price of the Series A Preferred Stock. The conversion price of the Series A Preferred Stock will not be adjusted for issuances of Common Stock upon the exercise or conversion of options, warrants or other rights to purchase Common Stock outstanding as of the date, or issued as a result, of the Corporate Reorganization, or upon the future issuance of Common Stock, or options, warrants or other rights to purchase Common Stock to employees, directors, consultants or vendors of the Company directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors, or in connection with certain acquisitions determined by the Company's Board of Directors to be in the best interests of the Company and its stockholders, so long as such shares or options are issued at fair market value.

  The Series A Preferred Stock will automatically convert into Class A Common Stock and Series B Preferred Stock upon the earlier of (i) completion by the Company of a public offering raising gross proceeds of at least $20.0 million and have either an (a) offering price per share greater than or equal to 150% of the then applicable conversion price of the Series A Preferred Stock if such public offering occurs before June 30, 1998 or (b) an offering price per share greater than or equal to 200% of the then applicable conversion price of the Series A Preferred Stock if such public offering occurs after June 30, 1998 (a "Qualified Public Offering") or (ii) the written consent of the holders of at least 662/3% of the Series A Preferred Stock then outstanding.

  Dividends. Subject to the terms of the Indenture or any documents relating to any refinancing of the Notes, as each may be in effect from time to time, the holders of outstanding shares of Series A Preferred Stock are entitled, in preference to the holders of any and all other classes of capital stock of the Company (other than the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock which will rank equally with the Series A Preferred Stock as to dividends), to receive, out of funds legally available therefore, cumulative dividends on the Series A Preferred Stock in cash, at a rate per annum of 4% of the Series A base liquidation amount (the "Series A Base Liquidation Amount") subject to proration for partial years. The Series A Base Liquidation Amount equals the sum of $3.73 and any accumulated but unpaid dividends on the Series A Preferred Stock. No dividends will be paid on the Common Stock until all accumulated but unpaid dividends have been paid on the Series A Preferred Stock. Accrued but unpaid dividends on the Series A Preferred Stock will be payable upon conversion of the Series A Preferred Stock into Class A Common Stock and Series B Preferred Stock. At March 7, 2002, the dividend rate of the Series A Preferred Stock will increase to 8% of the Series A Base Liquidation Amount per annum. On March 7, 2003, the dividend rate on the Series A Preferred Stock shall increase to 14% of the Series A Base Liquidation Amount per annum.

  Liquidation Preference. In the event of any liquidation or winding up of the Company, including a merger, sale of all of its outstanding shares of capital stock, consolidation or sale of all or substantially all of the assets of the Company, the funds available for distribution will be paid out first to the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, which shall rank equally in the event of a liquidation. The holders of Series A Preferred Stock will be entitled to receive the greater of: (a) the Series A Base Liquidation Amount and (b) the amount per share which such holders would have received if all such shares had been converted to Class A Common Stock and Series B Preferred Stock immediately prior to such liquidation distribution. Thereafter, the remaining assets will be distributed to the holders of any other stock ranking on liquidation junior to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

  Redemption Rights. Subject to the terms of the Indenture or any documents relating to any refinancing of the Notes, on the fifth anniversary date of the Preferred Stock Offering, the Company will, to the extent it may do so under applicable law, redeem all of the outstanding shares of Series A Preferred Stock over a two year period, one half in each year, at an aggregate price equal to the Series A Base Liquidation Amount.

  Voting. The holders of Series A Preferred Stock have ten votes for each share until converted to Class A Common Stock and Series B Preferred Stock and vote with holders of shares of Class A Common Stock and Class B Common Stock and Series C Preferred Stock as a single voting group on all matters brought before the shareholders, except as otherwise required by law and except to the extent described under "--Restrictive Covenants." The Series B Preferred Stock does not have voting rights.

  Preemptive Rights. The holders of the shares of Series A Preferred Stock are entitled to participate on a pro rata basis in certain issuances of equity securities by the Company. These preemptive rights do not apply where shares are issued in connection with: (i) a merger, consolidation, combination, share exchange or sale or lease of all or substantially all the assets of the Company or another corporation; (ii) conversion of Series A Preferred Stock into Class A Common Stock and Series B Preferred Stock; (iii) exercise of outstanding options and the warrant to BT Alex. Brown Incorporated; and (iv) any stock option or other any employee benefit plans of the Company. All preemptive rights expire upon a Qualified Public Offering by the Company.

  Board Representation. Holders of the Series A Preferred Stock and Series C Preferred Stock, voting together as a single class, are entitled to elect two board members of a five member Board of Directors of the Company.

  Other than the rights described above, the holders of Series A Preferred Stock have no subscription, sinking fund or conversion rights.

  The Series B Preferred Stock has the following rights and preferences:

  Dividends. Subject to the terms of the Indenture, or any documents relating to any refinancing of the Notes, as each may be in effect from time to time, the holders of outstanding shares of Series B Preferred Stock are entitled, in preference to the holders of any and all other classes of capital stock of the Company (other than the Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, which will rank equally with the Series B Preferred Stock as to dividends), to receive, out of funds legally available therefore, cumulative dividends on the Series B Preferred Stock in cash, at a rate per annum of 4% of the Series B base liquidation amount (the "Series B Base Liquidation Amount") subject to proration for partial years. The Series B Base Liquidation Amount equals the sum of $3.73 and any accumulated but unpaid dividends on the Series B Preferred Stock. No dividends will be paid on the Common Stock until all accrued but unpaid dividends have been paid on the Series B Preferred Stock. At March 7, 2002, the dividend rate of the Series B Preferred Stock will be increased to 8% of the Series B Base Liquidation Amount. At March 7, 2003, the dividend rate on the Series B Preferred Stock shall increase to 14% of the Series B Base Liquidation Amount per annum.

  Redemption. Upon a Qualified Public Offering, the Company will redeem all of the outstanding shares of Series B Preferred Stock at an aggregate price equal to the Series B Base Liquidation Amount.

  Subject to the terms of the Indenture or any documents relating to any refinancing of the Notes, on the fifth anniversary date of issuance of the Notes, the Company will, to the extent it may do so under applicable law, redeem all of the outstanding shares of Series B Preferred Stock over a two year period, one half in each year, at an aggregate price equal to the Series B Base Liquidation Amount.

  Liquidation. In the event of any liquidation or winding up of the Company, including a merger, sale of all of its outstanding shares of capital stock, consolidation or sale of all or substantially all of the assets of the Company, each holder of outstanding shares of Series B Preferred Stock will be entitled to receive, before any amount shall be paid or distributed to the holders of the Common Stock, an amount in cash equal to the sum of $3.73 per share plus any accumulated but unpaid dividends to which such holder is entitled.

  The terms of the Series C Preferred Stock are substantially similar to the terms of the Series A Preferred Stock other than the Series C base liquidation amount, which currently equals the sum of $4.47 and any accumulated but unpaid dividends on the Series C Preferred Stock. The terms of the Series D Preferred Stock are substantially similar to the terms of the Series B Preferred Stock other than the Series D base liquidation amount, which currently equals the sum of $4.47 and any accumulated but unpaid dividends on the Series D Preferred Stock. Management at this time does not expect to issue any shares of Series C Preferred Stock or Series D Preferred Stock.

RESTRICTIVE COVENANTS

  So long as 20% or more of the shares of the Series A Preferred Stock sold in the Preferred Stock Offering are outstanding, the Company may not, without the consent of holders of at least 662/3% of the outstanding Series A Preferred
Stock: (i) authorize or issue any class or series of equity securities having equal or superior rights to the Series A Preferred Stock as to payment upon liquidation, dissolution or a winding up of the Company; (ii) enter into any agreement that would restrict the Company's ability to perform under the purchase agreement for the Series A Preferred Stock; (iii) amend its Articles of Incorporation or Bylaws in any way which adversely affects the rights and preferences of the holders of Series A Preferred Stock as a class; (iv) sell or lease 20% or more of its assets, except in the ordinary course of business;
(v) issue additional securities to employees, officers or directors, except securities issuable upon the exercise of options and warrants outstanding immediately prior to consummation of the Preferred Stock Offering, or issuable upon the exercise of options granted in the future at fair market value; (vi) issue any securities for a price less than fair market value, other than as may be required by contractual commitments existing prior to consummation of the Preferred Stock Offering; or (vii) adopt any additional stock option plans or increase the number of shares available for issuance under existing plans.

REGISTRATION RIGHTS

  If at any time after the earlier of (i) six months after the effective date of an initial public offering of the Company's securities or (ii) June 30, 1998, the holders of not less than 25% of the Class A Common Stock issued or issuable upon conversion of the Series A Preferred Stock request that the Company file a registration statement covering Common Stock (with an anticipated aggregate offering price of $15.0 million or more in the case of a registration which is an initial public offering and $3.0 million for any other registration), the Company will use its best efforts to cause such shares to be registered, subject to certain cut-back provisions; provided, however, that the Company may delay any such registration for a period of up to three months for a valid business reason. The Company will not be required to file more than three registration statements, other than on Form S-3. The holders of Series A Preferred Stock will have the right to require the Company to file up to two registration statements per year on Form S-3, provided the anticipated aggregate offering price in each registration on Form S-3 equals $1.0 million or more.

  Messrs. Bernstein, Bizick, Grobstein and Stoops also have certain rights to have their shares of Common Stock registered under the Securities Act.

  The holders of Series A Preferred Stock are entitled to have the shares of Class A Common Stock issued upon conversion of the Series A Preferred Stock included in each registration statement filed on behalf of the Company or other stockholders, subject to certain cut-back provisions. In the event of an application of such cut-back provisions, the holders of Series A Preferred Stock have a priority right to participate in such registration over Messrs. Bernstein, Bizick, Grobstein or Stoops.

CO-SALE RIGHTS

  Until a Qualified Public Offering, if Steven E. Bernstein proposes to sell any of his shares of Class B Common Stock, he must first give the holders of Series A Preferred Stock the opportunity to participate in such sale on a basis proportionate to the amount of securities owned by Mr. Bernstein and those owned by all holders of Series A Preferred Stock who wish to participate in such sale (a "Co-Sale Right"). To participate, holders of Series A Preferred Stock must convert their shares of Series A Preferred Stock into Series B Preferred Stock and Class A Common Stock. Should Mr. Bernstein elect to transfer any of his shares of Class B Common Stock to an Eligible Class B Stockholder, such transfer will not trigger Co-Sale Rights. Any recipient of shares of Class B Common Stock from Mr. Bernstein, however, will be subject to these Co-Sale Right provisions.

                      DESCRIPTION OF NEW CREDIT FACILITY

  A wholly owned subsidiary of SBACC, SBA Telecommunications, Inc. ("Telecommunications"), together with six wholly owned subsidiaries of Telecommunications, SBA, Inc., SBA Leasing, Inc. ("Leasing"), SBA Towers, Inc. ("Towers"), Communication Site Services, Inc. ("CSSI"), SBA Communications International, Inc. ("International") and SBA Subsidiary Holdings, Inc. ("Holdings," and together with Telecommunications, SBA, Inc., Leasing, Towers, CSSI and International, the "Borrowers") are expected to enter into the New Credit Facility with a group of banks and other financial institutions led by BankBoston, as agent, and BancBoston Securities, as arranger (collectively, the "Lenders"). The Company received a Commitment Letter from the Lenders on February 3, 1998 pursuant to which they committed to the New Credit Facility. It is expected that the New Credit Facility will be entered into in the second quarter of 1998. The following is a summary of certain provisions of the New Credit Facility, therefore, does not purport to be complete and is subject to, and is qualified in its entirety by, the final terms of the New Credit Facility which may differ from the provisions described in this summary. In addition, there can be no assurances that the Company will be able to enter into the New Credit Agreement. All defined terms used herein have the meanings given to them in the Commitment Letter.

  The New Credit Facility is expected to provide for revolving credit loans of $75.0 million and an additional $75.0 million incremental facility (the "Incremental Facility") which may be made available within the initial 24 months of the New Credit Facility, each to fund the acquisition and construction of towers, to provide working capital and for general corporate purposes. The Incremental Facility will be made on substantially similar terms and conditions to the New Credit Facility provided that lenders holding at least 60% of the facility approve the funding of the Incremental Facility. The Incremental Facility will have a 24 month revolving period after which any outstanding amounts will convert to a term loan and begin to amortize. As of March 31, 1998, the Borrowers had borrowing availability under the New Credit Facility of approximately $25.0 million.

  The New Credit Facility is expected to mature in the first quarter of 2005. In addition, the New Credit Facility will provide for mandatory reduction of the loan commitment with the net proceeds of all asset sales. In addition, if the Incremental Facility is accessed and converted into a term loan, the New Credit Facility will provide for mandatory prepayments with (i) 50% of Excess Cash Flow (as defined in the New Credit Facility) within one hundred twenty
(120) days from the fiscal year end and (ii) proceeds from certain equity issuances (other than under employee stock option plans) that are not used to acquire and construct towers.

  Availability under the New Credit Facility is subject to a reduction schedule that commences on March 31, 2001. The schedule provides for a quarterly five percent amortization rate with a balloon payment in March 31, 2005.

  The Borrowers' obligations under the New Credit Facility will be guaranteed by each direct and indirect subsidiary of the Borrower and secured by (i) substantially all the assets of SBACC's direct and indirect subsidiaries, (ii) a pledge of capital stock of all of the direct and indirect subsidiaries of SBACC and (iii) perfected mortgages and landlord estoppel agreements for each material property now and hereafter owned or leased and, in any case, towers representing a minimum of 80% of total tower revenues. In addition, the New Credit Facility will be guaranteed on a limited recourse basis by SBACC, limited in recourse to the pledged capital stock of SBACC's direct and indirect subsidiaries, as well as the intercompany subordinated notes evidencing the contribution of the net proceeds of the Private Offering from SBACC to Telecommunications as well as any debt owing from Telecommunications and its subsidiaries. The capital stock of SBACC will not be pledged to secure the New Credit Facility.

  The loans under the New Credit Facility will bear interest, at the Borrowers' option, at either (i) an "alternate base rate" equal to the greater of (A) the rate of interest announced by BankBoston at the Boston office as the alternate base rate or (B) the sum of 0.5% plus the federal funds rate or
(ii) the reserve "LIBOR rate," in each case plus an applicable margin ranging from 1.0% to 3.25% (determined based on a leverage ratio.) Upon any default after the expiration of any cure period and upon maturity, the applicable margin will increase by 2.0% per annum.

  The New Credit Facility is expected to contain a number of covenants that, among other things, restrict the ability of the Borrowers and their respective subsidiaries to dispose of assets, incur additional indebtedness, incur guaranty obligations, pay dividends or make capital distributions, create liens on assets, make investments, engage in international activities, make acquisitions, engage in mergers or consolidations, engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, the New Credit Facility will require compliance with certain financial covenants, including requiring the Borrowers and their respective subsidiaries to maintain a maximum ratio of Total Debt to Adjusted EBITDA, a minimum Fixed Charge Coverage Ratio, a minimum ratio of Consolidated Adjusted EBITDA to Pro Forma Interest, a minimum level of Consolidated Adjusted EBITDA and a minimum Pro Forma Fixed Charge Coverage Ratio. SBACC does not expect that such covenants will materially impact the ability of the Borrowers and their respective subsidiaries to operate their respective businesses.

  Pursuant to the expected terms of the New Credit Facility, as long as no mature event of default exists, the Borrowers will be entitled to pay dividends or make distributions to SBACC in order to permit SBACC to pay its expenses and to pay cash interest on certain indebtedness of SBACC (including the Notes); provided that the amount of such dividends or distributions does not exceed $2.5 million in any year ending on or prior to the fifth anniversary of the Private Offering (such period being the period prior to the date that the Notes begin to accrue cash interest). The New Credit Facility will also allow the Borrowers to pay dividends or distribute cash to SBACC to the extent required to pay taxes that are due and owing and allocable to the Borrowers and their respective subsidiaries so long as no payment default then exists.

  The New Credit Facility is expected to contain customary events of default, including the failure to pay principal when due or any interest or other amount that becomes due within three business days after the due date thereof, any representation or warranty being made by the Borrowers that is incorrect in any material respect on or as of the date made, a default in the performance of any negative covenants or a default in the performance of certain other covenants or agreements for a period of thirty days, default in certain other indebtedness, certain insolvency events and certain change of control events. In addition, a default under the Indenture will result in a default under the New Credit Facility.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

  The Exchange Notes will be issued pursuant to an Indenture (the "Indenture"), dated as of March 2, 1998 between SBACC and State Street Bank and Trust Company, as trustee (the "Trustee"). The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of the Indenture. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the Exchange Notes will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) Holders of the Exchange Notes will not be entitled to certain rights of Holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "TIA"), as in effect on the date of the Indenture. The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made a part of the Indenture by reference to the TIA. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." As used below in this "Description of Exchange Notes" section, the term "SBACC" refers only to SBA Communications Corporation, but not any of its Subsidiaries.

  The Notes will be general unsecured obligations of SBACC and will rank pari passu in right of payment with all future unsecured senior Indebtedness of SBACC. However, the operations of SBACC are conducted through its Subsidiaries and, therefore, SBACC is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. SBACC's Subsidiaries will not be guarantors of the Notes and are separate entities with no obligation to make payments on the Notes or to make funds available therefor. The Notes will be effectively subordinated to all Indebtedness (including all obligations under the New Credit Facility) and other liabilities and commitments (including trade payables and lease obligations) of SBACC's Subsidiaries. Any right of SBACC to receive assets of any of its Subsidiaries upon such Subsidiary's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that SBACC is itself recognized as a creditor of such Subsidiary, in which case the claims of SBACC would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by SBACC. There can be no assurances that, if a Default or Event of Default occurs, SBACC will have sufficient cash or other assets available to meet SBACC's obligations, especially after repayment by its Subsidiaries of their obligations. For other information relating to SBACC and its Subsidiaries and the structural subordination of the Notes to indebtedness and other obligations of such Subsidiaries, see "Risk Factors-- Holding Company Structure; Effective Subordination; Restrictions on Access to Cash Flow of Subsidiaries."

  As of the date of the Indenture, all of SBACC's Subsidiaries were Restricted Subsidiaries. However, under certain circumstances, SBACC is able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are not be subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

  The Notes will be limited in aggregate principal amount at maturity to $350.0 million and are scheduled to mature on March 1, 2008. The Indenture permits additional issues of Notes in one or more series from time to time, subject to the limitations set forth under "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The Notes are being offered at a substantial discount from their principal amount at maturity. Until March 1, 2003, no interest will accrue, but the Accreted Value will accrete (representing the amortization of original issue discount) between the date of original issuance and March 1, 2003, on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months such that the Accreted Value shall be equal to the full principal amount of the Notes on March 1, 2003 (the "Full Accretion Date"). The initial Accreted Value per $1,000 in principal amount of Notes will be $558.50 (representing the original price at which Notes were offered in the Private Offering).

  Beginning on March 1, 2003, interest on the Notes will accrue at the rate of 12% per annum and will be payable in U.S. dollars semiannually in arrears on March 1 and September 1, commencing on September 1, 2003, to Holders of record on the immediately preceding February 15 and August 15. Holders of record on such record dates will become irrevocably entitled to receive accrued interest in respect of the interest period during which such record date occurs as of the close of business on such record date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest, on the Notes will be payable at the office or agency of SBACC maintained for such purpose within the City and State of New York or, at the option of SBACC, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium and interest with respect to Notes the Holders of which have given wire transfer instructions to SBACC will be required to be made by wire transfer of immediately available funds to the accounts in the United States specified by the Holders thereof. Until otherwise designated by SBACC, SBACC's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

  Except as described below, the Notes will not be redeemable at SBACC's option prior to March 1, 2004. Thereafter, the Notes will be subject to redemption at any time at the option of SBACC, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

   YEAR                                                               PERCENTAGE
   ----                                                               ----------
   2004..............................................................  107.500%
   2005..............................................................  105.000
   2006..............................................................  102.500
   2007 and thereafter...............................................  100.000

  At any time prior to March 1, 2001, SBACC may on any one or more occasions redeem up to 20% of the aggregate principal amount at maturity of Notes issued under the Indenture at a redemption price of 112% of the Accreted Value thereof on the redemption date with the net cash proceeds of one or more Public Equity Offerings and/or Strategic Equity Investments; provided that at least 80% of the aggregate principal amount at maturity of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by SBACC or any of its Subsidiaries), and provided, further, that such redemption shall occur within 60 days of the date of the closing of such Public Equity Offering and/or Strategic Equity Investment.

SELECTION AND NOTICE

  If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any
Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption so long as SBACC has deposited with the Paying Agent funds in satisfaction at the applicable redemption price pursuant to the Indenture.

MANDATORY REDEMPTION

  SBACC is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

PURCHASE AT THE OPTION OF HOLDERS

 Change of Control

  Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require SBACC to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), to the date of purchase or, in the case of purchases of Notes prior to the Full Accretion Date, at a purchase price equal to 101% of the Accreted Value thereof on the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, SBACC will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to purchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice.

  On the Change of Control Payment Date, SBACC will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by SBACC. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

  SBACC will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any Change of Control Offer. To the extent that the provisions of any such securities laws or securities regulations conflict with the provisions of the covenant described above, SBACC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue thereof.

  The Change of Control purchase feature is a result of negotiations between SBACC and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that SBACC would decide to do so in the future. Subject to the limitations discussed below, SBACC could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect SBACC's capital structure. Restrictions on the ability of SBACC to incur additional Indebtedness are contained in the covenants described under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," "--Certain Covenants--Liens" and "--Certain Covenants--Sale and Leaseback Transactions." Such restrictions can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford holders of the Notes protection in the event of certain highly leveraged transactions.

  The New Credit Facility is expected to limit SBACC's access to the cash flow of its Subsidiaries and, therefore, restrict SBACC's ability to purchase any Notes. The New Credit Facility is also expected to provide that the occurrence of certain change of control events with respect to SBACC will constitute a default thereunder. In the event that a Change of Control occurs at a time when SBACC's Subsidiaries are prohibited from making distributions to SBACC to purchase Notes, SBACC could cause its Subsidiaries to seek the consent of the lenders under the New Credit Facility to allow such distributions or could attempt to refinance the borrowings that contain such prohibition. If SBACC does not obtain such a consent or repay such borrowings, SBACC will remain prohibited from purchasing Notes. In such case, SBACC's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the New Credit Facility. Future indebtedness of SBACC and its Subsidiaries may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be purchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require SBACC to purchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on SBACC. Finally, SBACC's ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by SBACC's then existing financial resources, including its ability to access the cash flow of its Subsidiaries. See "Risk Factors--Repurchase of the Notes upon a Change of Control" and "Risk Factors--Holding Company Structure; Effective Subordination; Restrictions on Access to Cash Flow of Subsidiaries." There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

  SBACC is not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by SBACC and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. The provisions under the Indenture relative to SBACC's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of SBACC and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require SBACC to purchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of SBACC and its Subsidiaries taken as a whole to another Person or group may be uncertain.

 Asset Sales

  The Indenture provides that SBACC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) SBACC (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by SBACC or such Restricted Subsidiary is in the form of (a) cash or Cash Equivalents, (b) Tower Assets or (c) any combination of the foregoing; provided that the amount of (x) any liabilities (as shown on SBACC's or such Restricted Subsidiary's most recent balance sheet) of SBACC or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases SBACC or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by SBACC or any such Restricted Subsidiary from such transferee that are converted by SBACC or such Restricted Subsidiary into cash within 20 days of the applicable Asset Sale (to the extent of the cash received) shall be deemed to be cash for purposes of this provision.

  Within 360 days after the receipt of any Net Proceeds from an Asset Sale, SBACC or the applicable Restricted Subsidiary may apply such Net Proceeds to:
(a) reduce (which reduction may be temporary) Indebtedness under a Credit Facility; (b) reduce other Indebtedness of any of SBACC's Restricted Subsidiaries; (c) acquire all or substantially all the assets of a Permitted Business; (d) acquire Voting Stock of a Permitted Business from a Person that is not a Subsidiary of SBACC; provided, that, after giving effect thereto, SBACC or its Restricted Subsidiary owns a majority of such Voting Stock; or
(e) make a capital expenditure or acquire other long-term assets that are used or useful in a Permitted Business. Pending the final application of any such Net Proceeds, SBACC may invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, SBACC will be required to make an offer to all Holders of Notes and all holders of other senior Indebtedness of SBACC containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an "Asset Sale Offer") to purchase, on a pro rata basis, the maximum principal amount (or accreted value, as applicable) of Notes and such other senior Indebtedness of SBACC that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount (or accreted value, as applicable) thereof plus accrued and unpaid interest thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in the Indenture and such other senior Indebtedness of SBACC. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, SBACC may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other senior Indebtedness of SBACC tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other senior Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

 Restricted Payments

  The Indenture provides that SBACC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of SBACC's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving SBACC) or to the direct or indirect holders of SBACC's Equity Interests in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests or to SBACC or a Restricted Subsidiary of SBACC); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving SBACC) any Equity Interests of SBACC;
(iii) designate any Restricted Subsidiary as an Unrestricted Subsidiary; or
(iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (a) no Default shall have occurred and be continuing or would occur as a consequence thereof; and

    (b) SBACC would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by SBACC and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii) and (iii) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of SBACC (or, in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit) accrued subsequent to the Issue Date to the most recent date for which financial information is available to SBACC, taken as one accounting period, plus (ii) 100% of the aggregate net cash proceeds received by SBACC (from persons other than Subsidiaries) since the Issue Date as a contribution to its common equity capital or from the issue and sale of Qualified Equity

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

  Interests (except to the extent such net cash proceeds are used to incur new Indebtedness outstanding pursuant to clause (x) of the second paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock") or from the issue and sale (other than to a Subsidiary of SBACC) of Disqualified Stock or debt securities of SBACC that have been converted into Qualified Equity Interests (provided that any net cash proceeds that are used pursuant to the second paragraph under "Optional Redemption" shall not be so included), plus (iii) to the extent that any Unrestricted Subsidiary of SBACC is redesignated as a Restricted Subsidiary after the Issue Date, the fair market value of such Subsidiary as of the date of such redesignation, plus
  (iv) to the extent not included in the Adjusted Consolidated Cash Flow referred to in clause (i), 100% of the net cash proceeds received by SBACC or a Restricted Subsidiary from (x) the sale or other disposition of Restricted Investments made by SBACC or any Restricted Subsidiary after the Issue Date or (y) the sale of the Capital Stock of any Unrestricted Subsidiary by the Company or any Restricted Subsidiary or the sale of all or substantially all of the assets of any Unrestricted Subsidiary to the extent that a liquidating dividend or similar distribution is paid to the Company or any Restricted Subsidiary from the proceeds of such asset sale.

  The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; or (ii) the making of any Investment or the redemption or repurchase of any Equity Interests in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of SBACC) of, any Qualified Equity Interests; provided that such net cash proceeds are not used to incur new Indebtedness pursuant to clause (x) of the second paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or pursuant to the second paragraph under "Optional Redemption"; and provided further that, in each such case, the amount of any such net cash proceeds that are so utilized shall be excluded from clause (c)(ii) of the preceding paragraph; or (iii) the repurchase, redemption or other acquisition or retirement for value of Equity Interests of SBACC held by any member of SBACC's management; provided that the aggregate amount expended pursuant to this clause (iii) shall not exceed $500,000 in any twelve-month period.

  The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such Subsidiary, after giving effect to such designation, would meet the requirements of the definition of "Unrestricted Subsidiary." SBACC will not, and will not permit any of its Subsidiaries to, enter into, or suffer to exist, any transaction or arrangement, with a Subsidiary that is a Restricted Subsidiary that would be inconsistent with or violate the terms set forth in the definition of "Unrestricted Subsidiary."

  The amount of all Restricted Payments (other than cash), including the amount of the Restricted Payment that will be deemed to occur upon the designation of a Subsidiary as an Unrestricted Subsidiary, shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by SBACC or the applicable Restricted Subsidiary, or of the Company's proportionate interest in the Subsidiary so to be designated as the case may be, pursuant to the Restricted Payment.

 Incurrence of Indebtedness and Issuance of Preferred Stock

  The Indenture provides that SBACC will not, and will not permit any of its Restricted Subsidiaries to, directly, or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that SBACC will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that SBACC may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and SBACC's Restricted Subsidiaries may incur Eligible Indebtedness if, in each case, (i) no Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) SBACC's Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom would have been no greater than (a) 6.5 to 1.0 if

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

such incurrence or issuance is prior to the first anniversary of the Issue Date; (b) 6.0 to 1.0 if such incurrence or issuance is on or after the first anniversary of the Issue Date but prior to the second anniversary of the Issue Date; (c) 5.5 to 1.0 if such incurrence or issuance is on or after the second anniversary of the Issue Date; and (d) 6.0 to 1.0 if a Public Equity Offering has occurred and a ratio more restrictive to the Company would otherwise be in effect.

  The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt") if no Default shall have occurred and be continuing or would occur as a consequence thereof:

    (i) the incurrence by SBACC or any of its Restricted Subsidiaries of Indebtedness under one or more Credit Facilities or through the issuance of Seller Paper in an aggregate principal amount (with letters of credit being deemed to have an aggregate principal amount equal to the maximum potential liability of SBACC and its Restricted Subsidiaries thereunder) at any one time outstanding not to exceed $125.0 million less the aggregate amount of commitment reductions under Credit Facilities resulting from the application of proceeds of Asset Sales since the Issue Date; provided, however, that the aggregate principal amount of Seller Paper at any one time outstanding under this clause (i) shall not exceed $50.0 million;

    (ii) the incurrence by SBACC and its Restricted Subsidiaries of the Existing Indebtedness;

    (iii) the incurrence by SBACC of Indebtedness represented by the Notes issued on the Issue Date, and the New Notes;

    (iv) the incurrence by SBACC or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of SBACC or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (iv), not to exceed $5.0 million at any one time outstanding;

    (v) the incurrence by SBACC or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph hereof or clause
  (ii) or (iii) or this clause (v) of this paragraph;

    (vi) the incurrence by SBACC or any of its Restricted Subsidiaries of intercompany Indebtedness or intercompany preferred stock between or among SBACC and any of its Restricted Subsidiaries; provided, however, that (i) if SBACC is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness or preferred stock being held by a Person other than SBACC or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness or preferred stock to a Person that is not either SBACC or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness or preferred stock by SBACC or such Restricted Subsidiary, as the case may be;

    (vii) the incurrence by SBACC or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or currency exchange risk or otherwise entered into for bona fide purposes designed to protect against interest rate or currency exchange risk and not for speculative purposes;

    (viii) the guarantee by SBACC or any of its Restricted Subsidiaries of Indebtedness of SBACC or a Restricted Subsidiary of SBACC that was permitted to be incurred by another provision of the Indenture;

    (ix) the incurrence by SBACC or any of its Restricted Subsidiaries of Acquired Debt in connection with the acquisition of assets or a new Subsidiary and the incurrence by SBACC's Restricted Subsidiaries

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

  of Indebtedness as a result of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that, in the case of any such incurrence of Acquired Debt, such Acquired Debt was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by SBACC or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by SBACC or one of its Restricted Subsidiaries; and provided further that, in the case of any incurrence pursuant to this clause (ix), SBACC would have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) immediately after such incurrence pursuant to the Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of this covenant, calculated as if such incurrence had occurred as of the actual date of incurrence and the related acquisition or designation (as applicable) had occurred at the beginning of the most recently ended four full fiscal quarter period of SBACC for which internal financial statements are available;

    (x) the incurrence by SBACC of Indebtedness not to exceed, at any one time outstanding, 2.0 times the aggregate net cash proceeds from the issuance and sale, other than to a Subsidiary, of Equity Interests (other than Disqualified Stock) of SBACC since the Issue Date (less the amount of such proceeds used to make Restricted Payments as provided in clause
  (c)(ii) of the first paragraph or clause (ii) of the second paragraph of the covenant described above under the caption "--Restricted Payments"); provided that such Indebtedness does not mature prior to the Stated Maturity of the Notes and the Weighted Average Life to Maturity of such Indebtedness is longer than that of the Notes;

    (xi) the issuance by Restricted Subsidiaries of Permitted Subsidiary Equity Interests; and

    (xii) the incurrence by SBACC or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $5.0 million.

  The Indenture provides that (i) SBACC will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of SBACC unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of SBACC shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of SBACC solely by virtue of being unsecured; and (ii) SBACC will not permit any of its Unrestricted Subsidiaries to incur any Indebtedness other than Non-Recourse Debt; and (iii) Restricted Subsidiaries may not issue or sell, and the Company may not permit any Restricted Subsidiary to have outstanding, any Equity Interests (other than
(x) Equity Interests held by the Company or its Restricted Subsidiaries or (y) Permitted Subsidiary Equity Interests).

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xii) in the second paragraph of this covenant or is entitled to be incurred pursuant to the first paragraph of this covenant, SBACC shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

 Liens

  The Indenture provides that SBACC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Indenture provides that SBACC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual

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

encumbrance or restriction on the ability of any Restricted Subsidiary to
(i)(a) pay dividends or make any other distributions to SBACC or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to SBACC or any of its Restricted Subsidiaries, (ii) make loans or advances to SBACC or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to SBACC or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) any agreement or instrument governing Existing Indebtedness as in effect on the Issue Date or as amended, modified, restated or renewed in any manner not materially more restrictive, taken as a whole, (b) the Indenture, the Notes or the New Credit Facility or any other Credit Facility (so long as such other Credit Facility contains restrictions that are not materially more restrictive, taken as a whole, than those described in the Commitment Letter), (c) applicable law, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by SBACC or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (e) by reason of customary non-assignment provisions in leases or licenses or other contracts entered into in the ordinary course of business, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (g) the provisions of agreements governing Indebtedness incurred pursuant to clause (iv) of the second paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," (h) any agreement for the sale of a Restricted Subsidiary that restricts that Restricted Subsidiary pending its sale, (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (j) Liens permitted to be incurred pursuant to the provisions of the covenant described under the caption "--Liens" that limit the right of the debtor to transfer the assets subject to such Liens, (k) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements and (l) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Merger, Consolidation or Sale of Assets

  The Indenture provides that SBACC may not consolidate or merge with or into (whether or not SBACC is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) SBACC is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than SBACC) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than SBACC) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of SBACC under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; and (iii) immediately after such transaction no Default exists.

 Transactions with Affiliates

  The Indenture provides that SBACC will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to SBACC or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by SBACC or such Restricted Subsidiary with an unrelated Person and (ii) SBACC delivers to the Trustee (a) with respect to any Affiliate

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

Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate
Transactions: (i) any employment arrangements with any executive officer of SBACC or a Restricted Subsidiary that is entered into by SBACC or any of its Restricted Subsidiaries in the ordinary course of business and consistent with compensation arrangements of similarly situated executive officers at comparable companies engaged in Permitted Businesses, (ii) transactions between or among SBACC and/or its Restricted Subsidiaries, (iii) payment of directors' fees in an aggregate annual amount not to exceed $25,000 per Person, (iv) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments" and (v) the issuance or sale of Equity Interests (other than Disqualified Stock) of SBACC.

 Sale and Leaseback Transactions

  The Indenture provides that SBACC will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction (as seller); provided that SBACC or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if (i) SBACC or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and SBACC applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders-- Asset Sales."

 Limitations on Issuances of Guarantees of Indebtedness

  The Indenture provides that SBACC will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any Indebtedness of SBACC (except Indebtedness of SBACC under a guarantee of Indebtedness of one or more of its Restricted Subsidiaries) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person other than a Restricted Subsidiary of SBACC, of all of SBACC's stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. The form of such Guarantee will be attached as an exhibit to the Indenture.

 Business Activities

  The Indenture provides that SBACC will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to SBACC and its Restricted Subsidiaries taken as a whole.


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

 Reports

  The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, SBACC will furnish to the Holders of Notes
(i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if SBACC were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of SBACC and its consolidated Subsidiaries (showing in reasonable detail, in the footnotes to the financial statements and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" (in each case to the extent not prohibited by the Commission's rules and regulations), (a) the financial condition and results of operations of SBACC and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of SBACC and (b) the Tower Cash Flow for the most recently completed fiscal quarter and the Adjusted Consolidated Cash Flow for the most recently completed four-quarter period) and, with respect to the annual information only, a report thereon by SBACC's certified independent accountants, and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if SBACC were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations; provided that the report for the period ended December 31, 1997 need not be furnished until April 15, 1998. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, SBACC will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, SBACC will, for so long as any Notes remain outstanding, furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by SBACC or any of its Subsidiaries to comply with the provisions described under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" or failure by SBACC to consummate a Change of Control Offer or Asset Sale Offer in accordance with the provisions of the Indenture applicable thereto; (iv) failure by SBACC or any of its Subsidiaries for 30 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by SBACC or any of its Significant Subsidiaries (or the payment of which is guaranteed by SBACC or any of its Significant Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by SBACC or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or
(vii) certain events of bankruptcy or insolvency with respect to SBACC or any of its Restricted Subsidiaries that is a Significant Subsidiary.

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount at maturity of the then outstanding Notes may declare all of the Notes to be due and payable immediately. Upon any such declaration, the principal of (or, if prior to the Full Accretion Date, the Accreted Value of) and accrued and unpaid interest, if any, shall become due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with

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

respect to SBACC, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount at maturity of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

  The Holders of a majority in aggregate principal amount at maturity of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

  The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, SBACC is required to deliver to the Trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. SBACC is also required to deliver to the Trustee, forthwith after the occurrence thereof, written notice of any event that would constitute a Default, the status thereof and what action SBACC is taking or proposes to take in respect thereof.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of SBACC, as such, shall have any liability for any obligations of SBACC under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  SBACC may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below,
(ii) SBACC's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and SBACC's obligations in connection therewith and
(iv) the Legal Defeasance provisions of the Indenture. In addition, SBACC may, at its option and at any time, elect to have the obligations of SBACC released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events with respect to SBACC) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) SBACC must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in United States dollars, noncallable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and SBACC must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, SBACC shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) SBACC has received from, or there

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has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, SBACC shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events with respect to SBACC are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which SBACC or any of its Restricted Subsidiaries is a party or by which SBACC or any of its Restricted Subsidiaries is bound; (vi) SBACC must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) SBACC must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by SBACC with the intent of preferring the Holders of Notes over the other creditors of SBACC with the intent of defeating, hindering, delaying or defrauding creditors of SBACC or others; and (viii) SBACC must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and SBACC may require a Holder to pay any taxes and fees required by law. SBACC is not required to transfer or exchange any Note selected for redemption. Also, SBACC is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least 662/3 of the aggregate principal amount at maturity of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount at maturity of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (specifically excluding the provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders"),
(iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default

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that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (specifically excluding the payment required by one of the covenants described above under the caption "Repurchase at the Option of Holders"), (viii) except as provided under the caption "Legal Defeasance and Covenant Defeasance" or in accordance with the terms of any Subsidiary Guarantee, release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or make any change in a Subsidiary Guarantee that would adversely affect the Holders of the Notes, (ix) provide for contractual subordination of the Notes or (x) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any Holder of Notes, SBACC and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of SBACC's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of SBACC, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The Holders of a majority in principal amount at maturity of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the decree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Accreted Value" means, as of any date of determination the sum of (a) the initial Accreted Value (which is $558.50 per $1,000 in principal amount at maturity of Notes) and (b) the portion of the excess of the principal amount at maturity of each Note over such initial Accreted Value which shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semiannually on each March 1 and September 1 at the rate of 12% per annum from the date of original issuance of the Notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months. The Accreted Value of any Note on or after the Full Accretion Date shall be equal to 100% of its stated principal amount.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

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  "Adjusted Consolidated Cash Flow" has the meaning given to such term in the definition of "Debt to Adjusted Consolidated Cash Flow Ratio."

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

  "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback, as seller), in any case, outside of the ordinary course of business provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of SBACC and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Purchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "Purchase at the Option of Holders--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant and (ii) the issue or sale by SBACC or any of its Restricted Subsidiaries of Equity Interests of any of SBACC's Subsidiaries (other than (x) directors' qualifying shares or shares required by applicable law to be held by a Person other than SBACC or a Restricted Subsidiary or (y) Permitted Subsidiary Equity Interests), in the case of either clause (i) or
(ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $2.0 million or (b) for net proceeds in excess of $2.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by SBACC to a Restricted Subsidiary or by a Restricted Subsidiary to SBACC or to another Restricted Subsidiary, (ii) an issuance of Equity Interests by a Subsidiary to SBACC or to another Restricted Subsidiary, (iii) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments,"
(iv) grants of leases or licenses in the ordinary course of business and (v) disposals of Cash Equivalents.

  "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  "Broker-Dealer" means any broker or dealer registered under the Exchange
Act.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 12 months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers' acceptances with maturities not exceeding 12 months and overnight

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bank deposits, in each case with any lender party to the New Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause
(iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Group and in each case maturing within 12 months after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i)-(v) of this definition.

  "Change of Control" means the occurrence of any of the following; (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of SBACC and its Restricted Subsidiaries, taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;
(ii) the adoption of a plan relating to the liquidation or dissolution of SBACC; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of SBACC (measured by voting power rather than number of shares); (iv) the first day on which a majority of the members of the Board of Directors of SBACC are not Continuing Directors; or (v) SBACC consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, SBACC, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of SBACC is converted into or exchanged for cash, securities or other property, other than any such transaction where (x) the Voting, Stock of SBACC outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving, or transferee Person constituting a majority of the outstanding, shares of such Voting Stock of such surviving, or transferee Person (immediately after giving effect to such issuance) or (y) the Principals and their Related Parties own a majority of such outstanding, shares after such transaction.

  "Commitment Letter" means that certain Commitment Letter and related Term Sheet dated as of February 3, 1998 by and among BankBoston, N.A. as agent, BancBoston Securities Inc. as arranger and SBA Communications Corporation.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, (i) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period to the extent that such provision for taxes was included in computing, such Consolidated Net Income, plus (ii) consolidated interest expense ("Consolidated Interest Expense") of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iii) depreciation, amortization (including amortization of goodwill and other intangibles and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period)) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (iv) non-cash items increasing such Consolidated Net Income for such period (excluding any items that were accrued in the ordinary course of business), in each case on a consolidated basis and determined in accordance with GAAP.

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  "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person (other than Permitted Subsidiary Equity
Interests), in each case, determined on a consolidated basis in accordance with GAAP.

  "Consolidated Assets" means, with respect to SBACC, the total consolidated assets of SBACC and its Restricted Subsidiaries, as shown on the most recent internal consolidated balance sheet of SBACC and such Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" has the meaning given to such term in the definition of Consolidated Cash Flow.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person (other than SBACC) that is not a Restricted Subsidiary of SBACC or that is accounted for by the equity method of accounting shall be excluded, except that for purposes of determining compliance with the covenant described unless "Certain Covenants--Restricted Payments" above, such Net Income shall be included but only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) the cumulative effect of a change in accounting principles shall be excluded, (iv) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded whether or not distributed to SBACC or one of its Restricted Subsidiaries or whether or not otherwise included pursuant to clause (i) and (v) any deferred financing costs written off in connection with the early extinguishment of any Indebtedness shall be added back to Consolidated Net income to the extent otherwise deducted therefrom.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of SBACC who (i) was a member of such Board of Directors on the date of the Indenture, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or (iii) is a designee of a Principal or was nominated by a Principal.

  "Credit Facility" means one or more senior debt facilities (including, without limitation, the New Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans or letters of credit, in each case, as amended, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including subsequent refinancings); provided, however, that the terms and conditions in any such facility (including the New Credit Facility) relating to the ability of Subsidiaries of SBACC to pay dividends or make distributions to SBACC shall not, taken as a whole, be materially more restrictive than those described in the Commitment Letter.

  "Debt to Adjusted Consolidated Cash Flow Ratio" means, as of any date of determination, the ratio of (a) the Consolidated Indebtedness of SBACC as of such date to (b) the sum of (1) the Consolidated Cash Flow of SBACC for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, less SBACC's Tower Cash Flow for such four-quarter period, plus (2) the product of four times SBACC's Tower Cash Flow for the most recent quarterly period (such sum being, referred to as "Adjusted Consolidated Cash Flow"), in each case determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by SBACC and its Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period. For purposes of

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

making the computation referred to above, (i) acquisitions that have been made by SBACC or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (ii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to Calculation Date, shall be excluded.

  "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require SBACC to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that SBACC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under the caption "Certain Covenants--Restricted Payments."

  "Eligible Indebtedness" means any Indebtedness for money borrowed incurred by one or more Restricted Subsidiaries of SBACC, provided that such Indebtedness for money borrowed is contractually pari passu with and secured equally and ratably with all other Indebtedness for money borrowed of such Restricted Subsidiaries, including, without limitation, Indebtedness outstanding under the New Credit Facility.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock) (it being understood that Permitted Subsidiary Equity Interests shall not be deemed Equity Interests of SBACC until they have been converted into Equity Interests of SBACC in accordance with the terms thereof).

  "Exchange Offer" means exchange and issuance by SBACC of a principal amount of New Notes (which shall be registered pursuant to the Exchange Offer Registration Statement) equal to the outstanding principal amount of Notes that are tendered by such Holders in connection with such exchange and issuance.

  "Exchange Offer Registration Statement" means the Registration Statement relating to the Exchange Offer, including the related Prospectus.

  "Existing Indebtedness" means Indebtedness of SBACC and its Subsidiaries (other than Indebtedness under the Credit Facility) in existence on the original issuance of the Notes, until such amounts are repaid.

  "fair market value" means the price which could be negotiated in an arm's length, free market transaction, for cash, between a willing and able seller and a willing and able buyer, neither of whom is under undue pressure, or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of SBACC acting reasonably and in good faith, evidenced by a resolution of the Company's Board of Directors delivered to the Trustee; provided, however, that fair market value shall be determined by a nationally recognized independent investment banking, accounting or appraisal firm for any transaction which is reasonably likely to exceed $10 million in value.

  "Full Accretion Date" means March 1, 2003.

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  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements relating to or based upon fluctuations in interest rates or currency exchange rates.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person whether or not such Indebtedness is assumed by such Person (the amount of such Indebtedness as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person so secured) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. In calculating the amount of Indebtedness outstanding, letters of credit supporting obligations otherwise included as Indebtedness (and reimbursement obligations with respect to such letters of credit to the extent supporting obligations otherwise included in Indebtedness) shall not be included.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If SBACC or any Restricted Subsidiary of SBACC sells or otherwise disposes of all Equity Interests of any direct or indirect Subsidiary of SBACC or a Restricted Subsidiary of SBACC issues any of its Equity Interests such that, in each case, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of SBACC, SBACC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

  "Issue Date" means March 2, 1998, the date of original issuance of the Notes.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any asset sale outside the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

  "Net Proceeds" means the aggregate cash proceeds received by SBACC or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under a Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale, (iv) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale, (v) the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by SBACC or any Restricted Subsidiary after such Asset Sale and (vi) without duplication, any reserves that SBACC's Board of Directors determines in good faith should be made in respect of the sale price of such asset or assets for post closing adjustments; provided that in the case of any reversal of any reserve referred to in clause (v) or (vi) above, the amount so reserved shall be deemed to be Net Proceeds from an Asset Sale as of the date of such reversal.

  "New Credit Facility" means that certain loan agreement to be entered into by SBA Telecommunications, Inc., on terms substantially equivalent to those described in the Commitment Letter, and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including subsequent refinancings).

  "New Notes" means SBACC's 12% Senior Discount Notes due 2008 to be issued pursuant to the Indenture (i) in the Exchange Offer or (ii) as contemplated by the Registration Rights Agreement.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither SBACC nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of SBACC or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of SBACC or any of its Restricted Subsidiaries.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Payment Restriction" means, with respect to a subsidiary of any Person, any encumbrance, restriction or limitation, whether by operation of the terms of its charter or by reason of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation, on the ability of (i) such subsidiary to (a) pay dividends or make other distributions on its Capital Stock or make payments on any obligation, liability or Indebtedness owed to such Person or any other subsidiary of such Person, (b) make loans or advances to such

Person or any other subsidiary of such Person, or (ii) such Person or any other subsidiary of such Person to receive or retain any such (a) dividends, distributions or payments, (b) loans or advances or (c) transfer of properties or assets.

  "Permitted Business" means any business conducted by SBACC and its Restricted Subsidiaries on the date of the Indenture and any other business related, ancillary or complementary to any such business.

  "Permitted Investments" means (a) any Investment in SBACC or in a Restricted Subsidiary of SBACC; (b) any Investment in Cash Equivalents; (c) any Investment by SBACC or any Restricted Subsidiary of SBACC in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of SBACC or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, SBACC or a Restricted Subsidiary of SBACC; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Repurchase at the Option of Holders--Asset Sales," (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of SBACC; (f) receivables created in the ordinary course of business; (g) loans or advances to employees made in the ordinary course of business not to exceed $5.0 million at any one time outstanding; (h) securities and other assets received in settlement of trade debts or other claims arising in the ordinary course of business; and (i) other Investments in Permitted Businesses not to exceed 5% of SBACC's Consolidated Assets at any one time outstanding (each such Investment being measured as of the date made and without giving effect to subsequent changes in value).

  "Permitted Liens" means (i) Liens securing Eligible Indebtedness of SBACC under one or more Credit Facilities that was permitted by the terms of the Indenture to be incurred; (ii) Liens securing any Indebtedness of any of SBACC's Restricted Subsidiaries that was permitted by the terms of the Indenture to be incurred; (iii) Liens in favor of SBACC; (iv) Liens existing on the Issue Date; (v) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (vi) Liens securing Indebtedness permitted to be incurred under clause (iv) of the second paragraph of the covenant described above under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" and
(vii) Liens incurred in the ordinary course of business of SBACC or any Restricted Subsidiary of SBACC with respect to obligations that do not exceed $10 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by SBACC or such Restricted Subsidiary.

  "Permitted Refinancing Indebtedness" means any Indebtedness of SBACC or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of SBACC or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or initial accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of expenses and prepayment premiums incurred in connection therewith), (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, and (iv) such Indebtedness is incurred either by SBACC or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Permitted Subsidiary Equity Interests" means Equity Interests of Restricted Subsidiaries of SBACC that (i) will automatically convert into common stock of SBACC in the event of a Public Equity Offering of SBACC or the occurrence of an Event of Default under the Indenture, (ii) does not entitle the holder to any registration rights, (iii) is issued as consideration in a Tower Asset Acquisition and (iv) does not provide for any dividends other than in additional shares of such Equity Interests.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

  "Principal" means Steven E. Bernstein.

  "Prospectus" means the prospectus included in a Registration Statement at the time such Registration Statement is declared effective, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such Prospectus.

  "Public Equity Offering" means an underwritten primary public offering of common stock of SBACC pursuant to an effective registration statement under the Securities Act.

  "Qualified Equity Interests" means Equity Interests of SBACC other than Disqualified Stock.

  "Registration Statement" means any registration statement of SBACC relating to (a) an offering of New Notes pursuant to an Exchange Offer or (b) the registration for resale of Transfer Restricted Securities pursuant to the Shelf Registration Statement, in each case, (i) that is filed pursuant to the provisions of the Registration Rights Agreement and (ii) including the Prospectus included therein, all amendments and supplements thereto (including post-effective amendments) and all exhibits and material incorporated by reference therein.

  "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, members, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of the relevant Person that is not an Unrestricted Subsidiary.

  "Seller Paper" means Indebtedness incurred by SBACC or any of its Restricted Subsidiaries as consideration in a Tower Asset Acquisition.

  "Shelf Registration Statement" means the Shelf Registration Statement as defined in the Registration Rights Agreement.

  "Significant Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that would be a "significant subsidiary" of such Person as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof, except that all references to "10 percent" in Rule 1-02(w)(1), (2) and (3) shall mean "5 percent."

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Strategic Equity Investment" means a cash contribution to the common equity capital of SBACC or a purchase from SBACC of common Equity Interests (other than Disqualified Stock), in either case by or from a Strategic Equity Investor and for aggregate cash consideration of at least $10.0 million.

  "Strategic Equity Investor" means a Person engaged in a Permitted Business whose Total Equity Market Capitalization exceeds $1 billion.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Total Equity Market Capitalization" of any Person means, as of any day of determination, the sum of (i) the product of (A) the aggregate number of outstanding primary shares of common stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of common stock of such person) multiplied by (B) the average closing price of such common stock listed on a national securities exchange or the Nasdaq National Market System over the 20 consecutive business days immediately preceding such day, plus (ii) the liquidation value of any outstanding shares of preferred stock of such Person on such day.

  "Tower Asset Acquisition" means an acquisition of Tower Assets or a business substantially all of the assets of which are Tower Assets.

  "Tower Assets" means wireless transmission towers and related assets that are located on the site of a transmission tower.

  "Tower Cash Flow" means, for any period, the Consolidated Cash Flow of SBACC and its Restricted Subsidiaries for such period that is directly attributable to site rental revenue, license or management fees paid to manage, lease or sublease space on communication sites owned, leased or managed by SBACC (collectively, "site leasing revenues"), all determined on a consolidated basis and in accordance with GAAP. Tower Cash Flow will not include revenue derived from the sale of assets. In allocating corporate general, administrative and other operating expenses that are not, in the financial statements of SBACC allocated to any particular line of business, such expenses shall be allocated to the Company's site leasing business in proportion to the percentage of the Company's total revenues for the applicable period that were site leasing revenues.

  "Transfer Restricted Securities" means each Note, until the earliest to occur of (a) the date on which such Note is exchanged in the Exchange Offer and entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Act, (b) the date on which such Note has been disposed of in accordance with a Shelf Registration Statement, (c) the date on which such Note is disposed of by a Broker-Dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained therein) or (d) the date on which such Note is distributable to the public pursuant to Rule 144 under the Act.

  "Unrestricted Subsidiary" means any Subsidiary of SBACC that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with SBACC or any Restricted Subsidiary of SBACC unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to SBACC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of SBACC; (c) is a Person with respect to which neither SBACC nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of SBACC or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of SBACC or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of SBACC or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of SBACC as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," SBACC shall be in default of such covenant). The Board of Directors of SBACC may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of SBACC of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described above under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default would occur or be in existence following such designation.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following general discussion summarizes certain of the material U.S. federal income tax aspects of the Exchange Offer to holders of the Private Notes. This discussion is summary for general information only and does not consider all aspects of the Private Notes in light of such holder's personal circumstances. This discussion also does not address the U.S. federal income tax consequences to holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities, or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the Notes as part of a "straddle", a "hedge" against currency risk or a "conversion transaction"; persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, this discussion does not prescribe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

  This discussion is based upon the Code, existing and proposed regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). The Company has not and will not seek any rulings or opinions from the IRS or counsel with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the Exchange Offer which are different from those discussed herein.

  HOLDERS OF THE PRIVATE NOTES SHOULD CONSULT THEIR OWN ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THE EXCHANGE OFFER IN LIGHT OF THEIR PARTICULAR SITUATIONS.

  The exchange of Private Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a taxable exchange. As a result, a holder (i) should not recognize taxable gain or loss as a result of exchanging Private Notes for Exchange Notes pursuant to the Exchange Offer; (ii) the holding period of the Exchange Notes should include the holding period of the Private Notes exchanged therefor and (iii) the adjusted tax basis of the Exchange Notes should be the same as the adjusted tax basis of the Private Notes exchanged therefor immediately before the exchange.

                         BOOK ENTRY; DELIVERY AND FORM

  Except as described in the next paragraph, the Notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (the "Global Notes"). The Global Notes will be deposited with, or on behalf of, DTC, New York, New York, and registered in the name of a nominee of DTC. The Global Notes will be subject to certain restrictions on transfer set forth therein and will bear the legend regarding such restrictions set forth under the heading "Transfer Restrictions" herein.

  The Global Notes. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. QIBs may hold their interests in the Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

  So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in any of the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes. Interests in the Global Notes will also be subject to certain restrictions on transfers as set forth under the heading "Transfer Restrictions."

  Payments of the principal of, premium (if any) and interest (including Additional Interest) on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

  The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest (including Additional Interest) in respect of the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Note ("Certificated Note") for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

  DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Notes, which it will distribute to its participants and which will be legended as set forth under the heading "Transfer Restrictions."

  DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Notes. If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, Certificated Notes will be issued in exchange for the Global Notes.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes if such Private Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such documents in the Letter of Transmittal, for use in
connection with any such resale. In addition, until    (90 days after the date
of this Prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such release may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions of concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  An affiliate of BT Alex. Brown Incorporated, one of the Initial Purchasers, is a limited partner in ABS and certain employees of BT Alex. Brown Incorporated are investors in another Private Investor. In addition, certain officers of BT Alex. Brown Incorporated are holders of Series A Preferred Stock. Further, in connection with the Preferred Stock Offering, the Company granted BT Alex. Brown Incorporated a five-year warrant to purchase up to 402,500 shares of Class A Common Stock, subject to certain anti-dilution rights, with an exercise price of $3.73 per share of Class A Common Stock. See "Ownership of Capital Stock" and "Certain Transactions."

                                 LEGAL MATTERS

  The validity of the Exchange Notes offered hereby will be passed upon for the Company by Latham & Watkins, New York, New York and Gunster, Yoakley, Valdes-Fauli & Stewart, P.A., West Palm Beach, Florida.

                            INDEPENDENT ACCOUNTANTS

  The audited financial statements and schedule of SBA Communications Corporation for each of the three years in the period ended December 31, 1997 and the audited balance sheet of SBA Communications Corporation as of December 31, 1997 and 1996, which are included in this Registration Statement, have been included in reliance on the reports of Arthur Andersen LLP, independent public accountants, given on the authority of that firm as experts in giving said reports.

  The financial statements of Communication Site Services, Inc. and Segars Communication Group, Inc. as of December 31, 1996 and 1995 and for the years then ended, included in this Prospectus, have been audited by Robson, Scribner & Stewart, P.A., Certified Public Accountants, as stated in their reports appearing herein.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. As a result of the Exchange Offer, the Company will become subject to the informational requirements of the Exchange Act. The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by the Company with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 6061-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at the prescribed rates. The Commission maintains a web site (http://www.sec.gov), that contains periodic reports, proxy and information statements and other information regarding registrants that file documents electronically with the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  Pursuant to the Indenture, the Company has agreed to furnish to the Trustee and to registered holders of the Exchange Notes, without cost to the Trustee or such registered holders, copies of all reports and other information that would be required to be filed by the Company with the Commission under the Exchange Act, whether or not the Company is then required to file reports with the Commission. As a result of this Exchange Offer, the Company will become subject to the periodic reporting and other informational requirements of the Exchange Act. In the event that the Company ceases to be subject to the informational requirements of the Exchange Act, the Company has agreed that, so long as any Notes remain outstanding, it will file with the Commission (but only if the Commission at such time is accepting such voluntary filings) and distribute to holders of the Private Notes or the Exchange Notes, as applicable, copies of the financial information that would have been contained in such annual reports and quarterly reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations," that would have been required to be filed with the Commission pursuant to the Exchange Act. The Company will also furnish such other reports as it may determine or as may be required by law.

                         INDEX TO FINANCIAL STATEMENTS

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
  Report of Independent Certified Public Accountants...................... F-3
  Consolidated Balance Sheets as of December 31, 1997 and December 31,
   1996................................................................... F-4
  Consolidated Statements of Operations for the years ended December 31,
   1997, 1996 and 1995.................................................... F-5
  Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1997, 1996
   and 1995............................................................... F-6
  Consolidated Statements of Cash Flows for the years ended December 31,
   1997, 1996 and 1995.................................................... F-7
  Notes to Consolidated Financial Statements ............................. F-8
COMMUNICATION SITE SERVICES, INC.
UNAUDITED FINANCIAL STATEMENTS:
  Independent Accountants' Report......................................... F-19
  Balance Sheet as of September 18, 1997 and September 30, 1996........... F-20
  Statement of Income for the nine months ended September 18, 1997 and
   September 30, 1996..................................................... F-21
  Statements of Retained Earnings for the nine months ended September 18,
   1997 and
   September 30, 1996..................................................... F-22
  Statements of Cash Flows for the nine months ended September 18, 1997 and September 30, 1996................................................. F-23
  Notes to Financial Statements for the nine months ended September 18,
   1997, September 30, 1996 and December 31, 1996......................... F-24
AUDITED FINANCIAL STATEMENTS:
  Independent Auditors' Report............................................ F-29
  Balance Sheet as of December 31, 1996................................... F-30
  Statement of Income for the year ended December 31, 1996................ F-31
  Statement of Retained Earnings for the year ended December 31, 1996..... F-32
  Statement of Cash Flows for the year ended December 31, 1996............ F-33
  Notes to Financial Statements for the year ended December 31, 1996...... F-34
  Independent Accountants' Report......................................... F-41
  Balance Sheet as of December 31, 1995................................... F-42
  Statement of Income for the year ended December 31, 1995................ F-43
  Statement of Retained Earnings for the year ended December 31, 1995..... F-44
  Statement of Cash Flows for the year ended December 31, 1995............ F-45
  Notes to Financial Statements for the year ended December 31, 1995...... F-46
SEGARS COMMUNICATION GROUP, INC.
UNAUDITED FINANCIAL STATEMENTS:
  Independent Accountants' Report......................................... F-52
  Balance Sheets as of September 18, 1997 and December 31, 1996........... F-54
  Statements of Operations for the nine months ended September 18, 1997 and September 18, 1996................................................. F-55
  Statements of Retained Earnings for the periods ended September 18, 1997
   and September 30, 1996                                                  F-56
  Statements of Cash Flows for the nine months ended September 18, 1997 and September 30, 1996................................................. F-57
  Condensed Notes to Financial Statements for the nine months ended
   September 18, 1997 and September 30, 1996.............................. F-58

                                                                            PAGE
                                                                            ----
AUDITED FINANCIAL STATEMENTS:
  Independent Auditors' Report............................................. F-61
  Balance Sheet as of December 31, 1996.................................... F-62
  Statement of Income for the year ended December 31, 1996................. F-63
  Statement of Retained Earnings for the year ended December 31, 1996...... F-64
  Statement of Cash Flows for the year ended December 31, 1996............. F-65
  Notes to Financial Statements for the year ended December 31, 1996....... F-66
  Independent Accountants' Report.......................................... F-69
  Balance Sheet as of December 31, 1995.................................... F-70
  Statement of Income for the year ended December 31, 1995................. F-71
  Statement of Retained Earnings for the year ended December 31, 1995...... F-72
  Statement of Cash Flows for the year ended December 31, 1995............. F-73
  Notes to Financial Statements for the year ended December 31, 1995....... F-74

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of SBA Communications Corporation and Subsidiaries:

  We have audited the accompanying consolidated balance sheets of SBA Communications Corporation (a Florida corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SBA Communications Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP
West Palm Beach, Florida,
March 10, 1998.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (SEE NOTE 2)

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1997         1996
                                                       -----------  -----------
                        ASSETS
Current assets:
 Cash and cash equivalents, includes interest bearing
  amounts of $1,397,047 and $260,949 in 1997 and 1996. $ 6,109,418  $   310,936
 Accounts receivable, net of allowances of $508,268
  and $1,024,100 in 1997 and 1996.....................  10,931,038   16,093,979
 Prepaid and other current assets.....................     982,722      884,394
 Costs and estimated earnings in excess of billings on
  uncompleted contracts...............................     118,235          --
                                                       -----------  -----------
  Total current assets................................  18,141,413   17,289,309
Property and equipment, net...........................  16,445,008      632,110
Note receivable-stockholder...........................   3,561,306          --
Intangible assets, net................................   3,499,992          --
Deferred financing fees...............................     740,338          --
Deferred tax asset....................................   2,257,462          --
Other assets..........................................     151,885      139,027
                                                       -----------  -----------
  Total assets........................................ $44,797,404  $18,060,446
                                                       ===========  ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable..................................... $ 2,182,447  $ 1,202,973
 Accrued expenses.....................................     919,563      682,483
 Accrued salaries and payroll taxes...................   1,729,273      391,101
 Notes payable........................................  10,184,054    4,921,350
 Current deferred tax liability.......................   1,621,714          --
 Billings in excess of costs and estimated earnings on
  uncompleted contracts...............................     956,688          --
 Other liabilities....................................     530,964       66,177
 Due to stockholder...................................         --    10,665,788
                                                       -----------  -----------
  Total current liabilities...........................  18,124,703   17,929,872
Long-term liabilities.................................      33,635       28,959
Commitments and contingencies (see Note 11)...........
Redeemable preferred stock............................  30,983,333          --
Stockholders' equity (deficit):
 Common stock-Class A (200 shares authorized and
                  outstanding in 1996
                  32,000,000 shares authorized none
 outstanding in 1997).................................         --         1,615
 Class B (8,100,000 shares authorized, 8,075,000
  outstanding)........................................      80,750          --
 Retained earnings (deficit)..........................  (4,425,017)     100,000
                                                       -----------  -----------
  Total stockholders' equity (deficit)................  (4,344,267)     101,615
                                                       -----------  -----------
  Total liabilities and stockholders' equity.......... $44,797,404  $18,060,446
                                                       ===========  ===========

The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (SEE NOTE 2)

                                           FOR THE YEARS ENDED DECEMBER 31,
                                          ------------------------------------
                                             1997        1996         1995
                                          ----------- -----------  -----------
Revenues:
 Site development revenue................ $48,240,443 $60,276,160  $22,699,812
 Site leasing revenue....................   6,759,362   4,530,152    2,758,319
                                          ----------- -----------  -----------
    Total revenues.......................  54,999,805  64,806,312   25,458,131
                                          ----------- -----------  -----------
Cost of revenues:
 Cost of site development revenue........  31,470,203  39,821,589   13,992,689
 Cost of site leasing revenue............   5,356,160   3,638,133    2,121,376
                                          ----------- -----------  -----------
    Total cost of revenues...............  36,826,363  43,459,722   16,114,065
                                          ----------- -----------  -----------
    Gross profit.........................  18,173,442  21,346,590    9,344,066
Operating expenses:
 Sales and marketing.....................   2,696,229     721,927      236,756
 General and administrative..............   8,316,909  18,126,317    5,804,347
 Tower expenses..........................     599,307         --           --
                                          ----------- -----------  -----------
    Total operating expenses.............  11,612,445  18,848,244    6,041,103
                                          ----------- -----------  -----------
    Operating income.....................   6,560,997   2,498,346    3,302,963
Interest income (expense), net...........     236,917    (132,413)      (5,335)
                                          ----------- -----------  -----------
    Income before provision for income
    taxes................................   6,797,914   2,365,933    3,297,628
Provision for income taxes...............   5,595,998         --           --
                                          ----------- -----------  -----------
    Net income...........................   1,201,916   2,365,933    3,297,628
Proforma income tax provision (See note                   946,373    1,319,052
10)......................................             -----------  -----------
    Proforma net income..................               1,419,560    1,978,576
Dividends on preferred stock.............     983,333         --           --
                                          ----------- -----------  -----------
    Net income available to common        $   218,583 $ 1,419,560  $ 1,978,576
    stockholders......................... =========== ===========  ===========

  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                  (SEE NOTE 2)

                                  COMMON STOCK              RETAINED
                         ---------------------------------  EARNINGS
                            CLASS A           CLASS B       (DEFICIT)      TOTAL
                         --------------  ----------------- -----------  -----------
                         NUMBER  AMOUNT   NUMBER   AMOUNT
                         ------  ------  --------- -------
BALANCE, December 31,
 1994...................    200  $  200        --  $   --  $ 1,744,956  $ 1,745,156
 Net income.............    --      --         --      --    3,297,628    3,297,628
 Stockholder
  distribution..........    --      --         --      --     (250,000)    (250,000)
                         ------  ------  --------- ------- -----------  -----------
BALANCE, December 31,
 1995...................    200     200        --      --    4,792,584    4,792,784
 Issuance of common
  stock.................  1,415   1,415        --      --          --         1,415
 Non-cash compensation
  adjustment............    --      --         --      --    7,945,419    7,945,419
 Net income.............    --      --         --      --    2,365,933    2,365,933
 Stockholder
  distribution..........    --      --         --      --  (15,003,936) (15,003,936)
                         ------  ------  --------- ------- -----------  -----------
BALANCE, December 31,
 1996...................  1,615   1,615        --      --      100,000      101,615
 Corporate
  reorganization........ (1,615) (1,615) 8,075,000  80,750  (4,743,600)  (4,664,465)
 Net income.............    --      --         --      --    1,201,916    1,201,916
 Preferred stock
  dividends.............    --      --         --      --     (983,333)    (983,333)
                         ------  ------  --------- ------- -----------  -----------
BALANCE, December 31,
 1997...................    --      --   8,075,000 $80,750 $(4,425,017) $(4,344,267)
                         ======  ======  ========= ======= ===========  ===========


  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (SEE NOTE 2)

                                           FOR THE YEARS ENDED DECEMBER 31,
                                          ------------------------------------
                                             1997         1996         1995
                                          -----------  -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income.............................. $ 1,201,916  $ 2,365,933  $3,297,628
 Adjustments to reconcile net income to
  net cash provided by
  (used in) operating activities--
 Depreciation and amortization...........     562,653      160,050      73,297
 Provision for doubtful accounts.........     163,416      451,349     572,751
 Non-cash compensation adjustment........         --     7,945,419         --
 Changes in operating assets and liabili-
  ties:
  (Increase) decrease in--
   Accounts receivable...................   4,999,525  (10,445,316) (4,456,615)
   Prepaid and other current assets......     (98,328)    (539,713)   (194,467)
   Costs and estimated earnings in excess
    of billings on
    uncompleted contracts................    (118,235)         --          --
   Intangible assets.....................  (3,536,920)         --          --
   Other assets..........................     (12,858)     (78,770)    (49,085)
   Deferred tax asset....................  (2,257,462)         --          --
  Increase (decrease) in--
   Accounts payable......................     979,474      892,851    (109,681)
   Accrued expenses......................     237,080      398,010     120,375
   Accrued salaries and payroll taxes....   1,338,172       90,617     258,938
   Current deferred tax liability........   1,621,714          --          --
   Other liabilities.....................     464,787      (25,442)    (45,806)
   Other long-term liabilities...........       4,676          --          --
   Billings in excess of costs and esti-      956,688          --          --
    mated earnings....................... -----------  -----------  ----------
   Total adjustments.....................   5,304,382   (1,150,945) (3,830,293)
                                          -----------  -----------  ----------
   Net cash provided by (used in) operat-   6,506,298    1,214,988    (532,665)
    ing activities....................... -----------  -----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Tower acquisitions and other capital   (16,291,764)    (144,942)   (660,199)
    expenditures......................... -----------  -----------  ----------
   Net cash used in investing activities. (16,291,764)    (144,942)   (660,199)
                                          -----------  -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net proceeds on notes payable...........   5,262,704    3,421,350   1,498,622
 Issuance of common stock................         --         1,415         --
 Stockholder loans....................... (14,227,094)  10,545,028      49,027
 Stockholder distribution................         --   (15,003,936)   (250,000)
 Financing fees..........................    (787,197)         --          --
 Proceeds from private offering..........  25,335,535          --          --
                                          -----------  -----------  ----------
   Net cash provided by (used in) financ-  15,583,948   (1,036,143)  1,297,649
    ing activities....................... -----------  -----------  ----------
   Net increase in cash and cash equiva-
    lents................................   5,798,482       33,903     104,785
CASH AND CASH EQUIVALENTS:
 Beginning of year.......................     310,936      277,033     172,248
                                          -----------  -----------  ----------
 End of year............................. $ 6,109,418  $   310,936  $  277,033
                                          ===========  ===========  ==========
SUPPLEMENTAL DISCLOSURE OF CASH-FLOW IN-
 FORMATION:
Cash paid during the year for:
 Interest................................ $   193,269  $   139,056  $   10,762
 Taxes................................... $ 6,070,423  $       --   $      --
NON-CASH ACTIVITIES:
 Liabilities assumed in acquisition of
  assets................................. $ 2,559,505  $       --   $      --
 Dividends on preferred stock............ $   983,333  $       --   $      --

  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

  SBA Communications Corporation (the "Company") was incorporated in the State of Florida in March, 1997. The Company was formed to hold all of the outstanding capital stock of SBA, Inc. ("SBA" ) and SBA Leasing, Inc. ("Leasing"). In addition to SBA and Leasing, the Company also holds all of the outstanding capital stock of SBA Towers, Inc. ("Towers"), Communication Site Services, Inc ("CSSI") and SBA Telecomunicacoes do Brasil, LTDA ("Brazil").

  SBA provides comprehensive turnkey services for the telecommunications industry in the areas of site development services for wireless carriers. Site development services provided by SBA includes site identification and acquisition, contract and title administration, zoning and land use permitting, construction management and microwave relocation.

  Leasing leases antenna tower sites from owners and then subleases such sites to wireless telecommunications providers, thereby generating recurring revenue.

  Towers owns and maintains transmission towers in various parts of the country. Space on these towers is leased primarily to wireless communications carriers.

  CSSI is engaged in the erection and repair of transmission towers, including hanging of antennae, cabling and associated tower components.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements is as follows:

 a. Basis of Consolidation

  The consolidated financial statements include the accounts of the Company, SBA, Leasing, Towers, CSSI, and Brazil. All significant intercompany transactions have been eliminated in consolidation.

  Prior to the formation of the Company, SBA and Leasing were 100% owned by their founder. The 1996 and 1995 financial statements reflect the combining of these two companies rather than a consolidation.

 b. Use of Accounting Estimates

  The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

 c. Cash and Cash Equivalents

  The Company classifies as cash and cash equivalents all interest-bearing deposits or investments with original maturities of three months or less.

 d. Property and Equipment

  Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over their estimated useful lives as follows:

        Vehicles.........................................  2-5 years
        Furniture and equipment..........................  2-7 years
        Buildings and improvements....................... 5-26 years
        Towers...........................................   15 years

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

 e. Deferred Financing Fees

  Loan financing fees have been deferred and are being amortized using the straight-line method over the length of the loan. This method approximates the effective interest rate method. Financing fees are currently being amortized over 84 months.

 f. Intangible Assets

  Intangible assets are comprised of costs paid in excess of the fair value of assets acquired and amounts paid related to covenants not to compete. Goodwill is being amortized over a 15 year period. The covenants not to compete are being amortized over the terms of the contracts, which range from 7 to 10 years. Accumulated amortization totaled $36,928 at December 31, 1997.

 g. Income Taxes

  Effective January 1, 1997, the Company converted to a C Corporation under Subchapter C of the Internal Revenue Code of 1986, as amended. The proforma provision for income taxes for the years ended December 31, 1996 and December 31, 1995 represent a pro forma calculation (40%) as if the Company was an C Corporation.

  Effective January 1, 1997, the Company began accounting for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No., 109 Accounting for Income Taxes ("SFAS No. 109"). SFAS No. 109 requires a company to recognize deferred tax liabilities and assets for the expected future income tax consequences of events that have been recognized in the Company's consolidated financial statements. Deferred tax liabilities and assets are determined based on the temporary differences between the consolidated financial statements carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in the years in which the temporary differences are expected to reverse.

 h. Revenue Recognition

  Revenue from site development projects is recognized when services are rendered, coinciding with direct costs incurred to complete each project.

  Revenue from leasing services is recorded on a monthly basis. Subleases generating the lease revenue are entered into for periods of time equivalent to the original lease. Current lease terms range from one to five years. Revenue received in advance is recorded in other liabilities.

  Revenue from construction projects is recognized on the percentage-of-completion method of accounting, determined by the percentage of cost incurred to date compared to management's estimated total anticipated cost for each contract. This method is used because management considers total cost to be the best available measure of progress on the contracts. These amounts are based on estimates, and the uncertainty inherent in the estimates initially is reduced as work on the contracts nears completion. The asset "Costs and estimated earnings in excess of billings on uncompleted contracts", represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on complete contracts", represents billings in excess of revenues recognized.

  Costs of site development project revenue and construction revenue include all direct material costs, salaries and labor costs, including payroll taxes, subcontract labor, vehicle expense and other costs directly related to the projects. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

 i. Fair Value of Financial Instruments

  The carrying value of cash and cash equivalents, accounts receivable, inventory, prepaid expenses, accounts payable, accrued expenses and long-term debt approximates fair value.

 j. Market Risk

  The Company is exposed to market risks, including changes in interest rates and currency exchange rates. Based on the Company's interest rate and foreign exchange rate exposure at December 31, 1997, a 10% change in the current interest rate or historical currency rate movements would not have a material effect on the company's financial position or results of operations over the next fiscal year.

 k. Impairment of Long-Lived Assets

  Statement of Financial Accounting Standards No. 121 ("SFAS 121") Accounting for the Impairment of Long- Lived Assets and for Long-Lived Assets to be Disposed of requires that long- lived assets, including certain identifiable intangibles, and the goodwill related to those assets, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset in question may not be recoverable. Management has reviewed the Company's long- lived assets and has determined that there are no events requiring impairment loss recognition.

 l. Reclassifications

  Certain reclassifications have been made to the 1996 and 1995 financial statements to conform to the 1997 presentation.

 3. ACQUISITIONS

 CSSI Acquisition

  On September 18, 1997, the Company consummated the acquisition of CSSI and certain related tower assets of Segars Communications Group, Inc. ("SCGI," and together with the acquisition of CSSI, the "CSSI Acquisition"). The CSSI Acquisition provided the Company with 21 towers in Florida and Georgia in varying stages of construction, together with a number of parcels of leased real estate on which towers may be constructed in the future, and gave the Company the in-house capability to construct towers in the southeastern United States. The Company paid $7 million at closing, and expects to invest up to an additional $4.8 million by September 1998 to complete construction of the towers acquired and as a contingent payment to the sellers, provided that certain tenant leasing goals are realized. The acquisition was accounted for under the purchase method of accounting. Accordingly, the excess of the purchase price over the estimated fair value of the net assets acquired, or approximately $3.5 million, was recorded as goodwill which is being amortized on a straight-line basis over a period of 15 years. CSSI's results of operations have been included in the Company's consolidated financial statements from the date of acquisition. The following unaudited pro forma information combines the consolidated results of operations of the Company and CSSI as if the acquisition had occurred at the beginning of the periods presented.

                                  FOR THE YEARS ENDED DECEMBER 31,
                                  ---------------------------------
                                        1997             1996
                                  ---------------- ----------------
        Revenues................. $     60,199,299 $     71,224,345
                                  ================ ================
        Net income............... $        545,717 $      1,702,815
                                  ================ ================

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

  The unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional amortization expense as a result of goodwill and pro forma provision for income taxes for the amortization of goodwill and for each period in which CSSI and the Company were S Corporations under Subchapter S of the Internal Revenue Code. The pro forma results do not purport to be indicative of results that would have occurred had the combination been in effect for the periods presented, nor do they purport to be indicative of the results that will be obtained in the future.

 Other Acquisitions

  The Company has also acquired 30 towers since June 1997 in five separate transactions for an aggregate initial investment of $9.4 million. These towers are located in New York, Pennsylvania and Tennessee.

4. CONCENTRATION OF CREDIT RISK

  The Company's credit risks consist of accounts receivable in the telecommunications industry. The Company performs periodic credit evaluations of its customers' financial condition and provides allowances for doubtful accounts as required. Following is a list of significant customers:

                                                                  FOR THE YEARS
                                                                  ENDED DECEMBER
                                                                       31,
                                                                  --------------
                                                                  1997 1996 1995
                                                                  ---- ---- ----
                                                                  (% OF REVENUE)
                                                                  --------------
      Sprint Spectrum............................................ 47.0 50.4 10.0
      Pacific Bell Mobile Systems................................ 12.3 18.8 28.2
      AT&T Wireless..............................................  5.3 11.6  --
      Nextel.....................................................  7.8  --   --
      Page Net...................................................  7.6  9.0 28.7
      Bell South.................................................  6.6   .4  --
                                                                  ---- ---- ----
                                                                  86.6 90.2 66.9
                                                                  ==== ==== ====

5. PROPERTY AND EQUIPMENT

  Property and equipment, net consists of the following:

                                                          AS OF DECEMBER 31,
                                                         ----------------------
                                                            1997        1996
                                                         -----------  ---------
      Land.............................................. $   414,770  $     --
      Buildings and improvements........................     107,931        --
      Vehicles..........................................     358,569        --
      Furniture and equipment...........................   1,299,341    864,668
      Towers............................................  12,141,428        --
      Construction in process...........................   2,840,593        --
      Leasehold improvements............................         --       6,200
                                                         -----------  ---------
                                                          17,162,632    870,868
      Less: Depreciation and amortization...............    (717,624)  (238,758)
                                                         -----------  ---------
      Property and equipment, net....................... $16,445,008  $ 632,110
                                                         ===========  =========

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

6. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

  Costs and estimated earnings on uncompleted contracts consist of the following at December 31, 1997:

      Costs incurred on uncompleted contracts..................... $   862,660
      Estimated earnings..........................................     280,438
                                                                   -----------
                                                                     1,143,098
      Billings to date............................................  (1,981,551)
                                                                   -----------
                                                                   $  (838,453)
                                                                   ===========

  This amount is included in the accompanying balance sheet as of December 31, 1997 under the following captions:

      Costs and estimated earnings in excess of billing........... $   118,235
      Billings in excess of costs and estimated earnings..........    (956,688)
                                                                   -----------
                                                                   $  (838,453)
                                                                   ===========

7. NOTES PAYABLE

 Bank Credit Agreement

  On August 8, 1997, the Company entered into a credit agreement with a syndicate of banks (the "Credit Agreement"). The Credit Agreement consisted of a secured revolving line of credit in the amount of $10,000,000 and a term note in the amount of $65,000,000. Available borrowings under the credit agreement will generally be used to construct new towers and to finance a portion of the purchase price for towers and related assets. In addition, up to $15,000,000 of the term note may be used for letters of credit. Funds are generally borrowed at the EURO rate at the time of borrowing plus 1.25%. As of December 31, 1997, there was $8,800,000 outstanding at various rates ranging from 7.0% to 7.1563%. Additionally, $10,000,000 of the term facility was available to the Company to be used to secure letters of credit. As of December 31, 1997, there was $4,750,000 outstanding under letters of credit.

  The Credit Agreement is secured by substantially all of the Company's tower assets and assignment of tower leases, requires the Company to maintain certain financial covenants and places restrictions on the Company's ability to, among other things, incur debt and liens, dispose of assets, undertake transactions with affiliates and make investments.

 Installment Note Payable

In connection with the acquisition of CSSI in September 1997, the Company became contingently liable to the sellers for an amount not to exceed $4,750,000. This amount is to be paid to the sellers provided certain leasing revenue targets are met and is to be reduced by certain costs incurred in connection with the construction completion of certain towers. This amount may also be reduced if the certain revenue targets are not met. The Company is required to calculate the amount due on a monthly basis. As of December 31, 1997, the Company has calculated its liability under this agreement to be $1,384,054. This amount was reflected as an increase to goodwill. This amount was paid in January 1998.

8. DUE TO/FROM STOCKHOLDER

  The amount due from stockholder as of December 31, 1997, represents a loan made to one of the stockholders plus accrued interest. The loan was in the amount of $3.5 million and bears interest at a rate of 6.86%. This loan matures at the earlier of three years or upon consummation of an initial public offering of the Company. This loan is secured by 823,530 shares of Class B Common Stock of the Company owned by the stockholder.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

  The amount due to the stockholder as of December 31, 1996, primarily represents a distribution payable to the Company's sole stockholder, prior to reorganization, for previously undistributed earnings of the Company in excess of $100,000 through December 31, 1996.

9. REDEEMABLE PREFERRED STOCK

  In March 1997, the Company sold 3,529,412 shares of 2% Series A Preferred Stock, convertible initially into one share of the Company's Class A Common Stock and one share of the Company's 4% Series B Redeemable Preferred Stock, to a syndicate of institutional investors (the "Private Investors"). The Series A Preferred Stock had an initial conversion price of $8.50 and net proceeds received by the Company from the sale of the shares was approximately $25,300,000 (net of approximately $4,700,000 of issuance costs charged to retained earnings).

  In May 1997, in response to the acknowledgment by the Company that certain of the financial projections originally provided to the Private Investors prior to the consummation of the Preferred Stock Offering were substantially different from revised financial information provided shortly after the Preferred Stock Offering casting in doubt the continued reasonableness of the original projections, the Company issued an additional 4,520,588 shares of the Series A Preferred Stock at no additional consideration, increased by 200 basis points the rate per annum of cumulative dividends and amended the initial conversion price to $3.73. Each of the Private Investors executed a release exonerating the Company from any liability that it may have had in connection with the offering of Series A Preferred Stock.

  The Series A Preferred Stock has the following rights and preferences:

  Each holder of Series A Preferred Stock has the right to convert his or her shares at any time into one share of Class A Common Stock, subject to certain antidilution protection provisions, and one share of Series B Preferred Stock.

  The Series A Preferred Stock will automatically convert into Class A Common Stock and Series B Preferred Stock upon the earlier of (i) completion by the Company of a public offering raising gross proceeds of at least $20,000,000 at an offering price per share greater than or equal to 150% of then applicable conversion price of the Series A Preferred Stock if such public offering occurs before June 30, 1998 or at a price per share greater than or equal to 200% of the then applicable conversion price of the Series A Preferred Stock if such public offering occurs after June 30, 1998 or (ii) the written consent of the holders of at least 66 2/3% of the Series A Preferred Stock then outstanding.

  The holders of outstanding shares of Series A Preferred Stock are entitled, in preference to the holders of any and all other classes of capital stock of the Company (other than the Series B Preferred Stock, which will rank equally with the Series A Preferred Stock as to dividends), to receive, out of funds legally available therefore, cumulative dividends on the Series A Preferred Stock in cash, at a rate per annum of 4% of the Series A Base Liquidation Amount subject to proration for partial years. The Series Base Liquidation Amount equals the sum of $3.73 and any accumulated and unpaid dividends on the Series A Preferred Stock. Accrued but unpaid dividends on the Series A Preferred Stock will be payable upon conversion of the Series A Preferred Stock into Class A Common Stock and Series B Preferred Stock. At December 31, 1997, such accrued and unpaid dividends amounted to $983,333. At March 7, 2002, the dividend rate of the Series A Preferred Stock will increase to 8% of the Series A Base Liquidation Amount per annum. On March 7, 2003, the dividend rate on the Series A Preferred Stock will increase to 14% per year. On March 7, 2002, the Company will, to the extent it may do so under applicable law, redeem all of the outstanding shares of Series A Preferred Stock over a two year period, one half in each year, at an aggregate price equal to the Series A Base Liquidation Amount.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

  In the event of any liquidation or winding up of the Company, including a merger, sale of all of its outstanding shares of capital stock, consolidation or sale of all or substantially all of the assets of the Company, each holder of outstanding Shares of Series B Preferred Stock will be entitled to receive before any amount shall be paid or distributed to the holders of the Common Stock, an amount in cash equal to the sum of $3.73 per share plus any accumulated but unpaid dividends to which such holder is entitled.

  The holders of Series A Preferred Stock have ten votes for each share until converted to Class A Common Stock and Series B Preferred Stock and votes with holders of shares of Class A Common Stock and Class B Common Stock as a single voting group on all matters brought before the shareholders, except as otherwise required by law and other restrictive covenants. The Series B Preferred Stock does not have voting rights.

  The holders of the shares of Series A Preferred Stock are entitled to participate on a pro rata basis in certain issuances of equity securities by the Company.

  The Series B Preferred Stock generally has the same rights and preferences as the Series A Preferred Stock plus the following rights and preferences:

  Upon a qualified public offering, the Company will redeem all of the outstanding shares of Series B Preferred Stock at an aggregate price equal to the Series B Base Liquidation Amount.

  The Company's Articles of Incorporation also provide for the issuance of Series C Preferred Stock and Series D Preferred Stock. The terms of the Series C Preferred Stock are substantially similar to the terms of the Series A Preferred Stock other than the Series C Base Liquidation Amount, which is currently $4.472 per share. The terms of the Series D Preferred Stock is substantially similar to the terms of the Series B Preferred Stock other than the Series D Liquidation Amount, which is $4.472.

  Management at this time does not expect to issue any shares of Series C Preferred Stock or Series D Preferred Stock.

10. INCOME TAXES

  The provision for income taxes in the consolidated statements of operations for the year ended December 31, 1997 consists of the following components:

      Federal income taxes
       Current ..................................................... $5,033,333
       Deferred.....................................................   (556,280)
                                                                     ----------
                                                                      4,477,053
                                                                     ----------
      State income taxes
       Current......................................................  1,198,413
       Deferred.....................................................    (79,468)
                                                                     ----------
                                                                      1,118,945
                                                                     ----------
       Total........................................................ $5,595,998
                                                                     ==========

  A reconciliation of the statutory U.S. Federal tax rate (34%) and the effective income tax rate for the year ended December 31, 1997 is as follows:

      Federal income tax............................................ $2,311,291
      State income tax..............................................    224,311
      Corporate reorganization......................................  2,930,926
      Other.........................................................    129,450
                                                                     ----------
                                                                     $5,595,998
                                                                     ==========

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

  The components of the net deferred income tax asset (liability) accounts for the year ended December 31, 1997 are as follows:

      Cash to accrual Section 481(a) adjustment................... $(2,087,966)
      Allowance for doubtful accounts.............................     203,307
      Deferred revenue............................................     127,723
      Other.......................................................     135,222
                                                                   -----------
      Current deferred tax liability.............................. $(1,621,714)
                                                                   ===========
      Employee stock compensation................................. $ 2,278,161
      Book vs. tax depreciation...................................    (154,143)
      Other.......................................................     133,444
                                                                   -----------
      Non-current deferred tax asset.............................. $ 2,257,462
                                                                   ===========

11. COMMITMENTS AND CONTINGENCIES

 a. Leases

  The Company is obligated under several noncancelable operating leases for office space, vehicles and equipment that expire over the next five years. The annual minimum lease payments under noncancelable operating leases as of December 31, 1997 are as follow:

        1998............................................. $  862,679
        1999.............................................    222,826
        2000.............................................    150,317
        2001.............................................    143,596
        2002.............................................     49,033
                                                          ----------
        Total............................................ $1,428,451
                                                          ==========

  Rent expense for operating leases was $863,287, $1,779,100 and $447,743 for the years ended December 31, 1997, 1996, and 1995 respectively.

 b. Employment Agreements

  The Company currently has employment contracts with the Chief Operating Officer, the Chief Financial Officer, the Senior Vice President and General Counsel and the Senior Vice President of Operations. These employment contracts are for a three year period and provide for minimum annual compensation of $900,000. Additionally, these contracts provide for incentive bonuses of annual amounts up to $900,000.

 c. Litigation

  The Company is involved in various claims, lawsuits and proceedings arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position or results of operations.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

12. HEALTH AND RETIREMENTS PLANS

  The Company has a defined contribution profit sharing plan under Section 401
(k) of the Internal Revenue Code that provides for voluntary employee contributions of 1% to 14% of compensation for substantially all employees. The company makes a matching contribution of 50% of an employee's first $2,000 of contributions. Company contributions and other expenses associated with the plan were $126,101, $98,052 and $92,038 for the years ended December 31, 1997, 1996 and 1995, respectively.

13. STOCK OPTIONS AND WARRANTS

  The Company has a stock option plan whereby options (both Non-qualified and Incentive Stock Options), stock appreciation rights and restricted stock may be granted to directors, key employees and consultants at a price per share equal to the greater of fair market value or $2.63. A total of 900,000 shares of Class A Common Stock are reserved for issuance under this plan. These options generally vest over three-year periods from the date of grant. A summary of the status of the stock option plan and changes during 1997 is as follows:

                                                         NUMBER OF  OPTION PRICE
                                                          SHARES     PER SHARE
                                                         ---------  ------------
      Outstanding at December 31, 1996..................      --       $ --
      Granted...........................................  810,500       2.63
      Exercised.........................................      --         --
      Forfeited/ canceled............................... (173,500)      2.63
                                                         --------      -----
      Outstanding at December 31, 1997..................  637,000      $2.63
                                                         ========      =====
      Options exercisable at December 31, 1997..........   33,333
                                                         ========


  The Company accounts for this plan under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for this plan been determined based on the fair value at date of grant in accordance with FASB Statement No. 123, the Company's net income would not have been materially reduced.

  In connection with the issuance of the redeemable preferred stock the Company issued a five year warrant enabling the holder to purchase up to 402,500 shares of Class A Common stock with an exercise price of $3.73 per share. Accordingly, 402,500 shares of Class A Common stock are reserved.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

14. SEGMENT DATA

  The Company operates principally in two areas of the telecommunications industry: Site development and Site leasing. Revenue, operating income, identifiable assets, capital expenditures and depreciation and amortization pertaining to the segments in which the Company operates are presented below:

                                            FOR THE YEARS ENDED DECEMBER 31,
                                           ------------------------------------
                                              1997         1996        1995
                                           -----------  ----------- -----------
Revenue:
 Site development......................... $48,240,443  $60,276,160 $22,699,812
 Site leasing.............................   6,759,362    4,530,152   2,758,319
                                           -----------  ----------- -----------
                                           $54,999,805  $64,806,312 $25,458,131
                                           ===========  =========== ===========
Operating income:
 Site development......................... $ 6,873,602  $ 2,245,253 $ 2,875,671
 Site leasing.............................    (312,605)     253,093     427,292
                                           -----------  ----------- -----------
                                           $ 6,560,997  $ 2,498,346 $ 3,302,963
                                           ===========  =========== ===========
Identifiable assets:
 Site development......................... $29,075,879  $17,423,131 $ 7,035,862
 Site leasing.............................  15,721,525      637,315     393,339
                                           -----------  ----------- -----------
                                           $44,797,404  $18,060,446 $ 7,429,201
                                           ===========  =========== ===========
Capital expenditures:
 Site development......................... $   959,453  $   144,942 $   660,199
 Site leasing.............................  15,332,311          --          --
                                           -----------  ----------- -----------
                                           $16,291,764  $   144,942 $   660,199
                                           ===========  =========== ===========
Depreciation and amortization:
 Site development......................... $   298,900  $   160,050 $    73,297
 Site leasing.............................     263,753          --          --
                                           -----------  ----------- -----------
                                           $   562,653  $   160,050 $    73,297
                                           ===========  =========== ===========

15. SUBSEQUENT EVENTS

 a. Preferred Stock Modifications

  In February 1998, the terms of the Series A Redeemable Preferred Stock of the Company were amended to defer payment of cash dividends on or redemptions of the Series A Preferred Stock until permitted by the terms of the Senior Discount Notes due 2008. In connection with the amendment, the dividend rate on the Series A Preferred Stock was increased to 14% of the Series A Base Liquidation amount commencing March 7, 2003.

 b. Rent Expense

  In February 1998, the Company moved its corporate headquarters. In connection with this move the Company vacated its previously leased office space. The Company had entered into several leases relating to the vacated space which will expire at various times thru February, 2002. The Company has recorded rental expense of approximately $500,000 in February, 1998, related to the vacated space.

 c. Bond Offering

  On March 2, 1998, the Company closed on $269,000,000 12% Senior Discount Notes (the "Notes") due March 1, 2008. The issuance of the Notes netted approximately $150,200,000 in proceeds to the Company. The

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

Notes will accrete in value until March 1, 2003 at which time they will have an aggregate principle amount of $269,000,000. Thereafter, interest will accrue on the Notes and will be payable semi-annually in arrears on March 1 and September 1, commencing September 1, 2003. The Notes are unsecured obligations of the Company.

  Proceeds from the bond offering will be used to acquire and construct telecommunications towers as well as for general working capital purposes.

  After the issuance of the Notes, the Company will be highly leveraged. The degree to which the Company will be leveraged following the issuance could have important consequences to holders of the Notes, including, but not limited to: (i) making it more difficult for the Company to satisfy its obligations with respect to the Notes, (ii) increasing the Company's vulnerability to general adverse economic and industry conditions, (iii) limiting the Company's ability to obtain additional financing to fund its growth strategy, future working capital, capital expenditures and other general corporate requirements, (iv) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund its growth strategy, working capital, capital expenditures or other general corporate purposes, (v) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry, and (vi) placing the Company at a competitive disadvantage vis-a-vis less leveraged competitors. In addition, the degree to which the Company is leveraged could prevent it from repurchasing any Notes tendered to it upon the occurrence of a change of control.

  There can be no assurance that the Company will generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings or equity contributions will be available in amounts sufficient to service its indebtedness and make anticipated capital expenditures. In addition, there can be no assurance that the Company will be able to effect any required refinancing of its indebtedness (including the Notes) on commercially reasonable terms or at all.

  The Notes and Credit Agreement contain numerous restrictive covenants, including but not limited to covenants that restrict the Company's ability to incur indebtedness, pay dividends; create liens, sell assets and engage in certain mergers and acquisitions. In addition, the Credit Agreement requires subsidiaries of the Company to maintain certain financial ratios. The ability of the Company to comply with the covenants and other terms of the Credit Agreement and the Notes and to satisfy its respective debt obligations will depend on the future operating performance of the Company. In the event the Company fails to comply with the various covenants contained in the Credit Agreement or the Notes, as applicable, it would be in default thereunder, and in any such case, the maturity of substantially all of its long-term indebtedness could be accelerated.

                        INDEPENDENT ACCOUNTANTS' REPORT

February 4, 1998

To the Board of Directors of
Communication Site Services, Inc.
Ocala, Florida

  We have compiled the accompanying balance sheets of Communication Site Services, Inc. (an S corporation) as of September 18, 1997, and September 30, 1996, and the related statements of income, retained earnings, and cash flows for the periods then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

  A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

  The financial statements for the year ended December 31, 1996, were audited by us and we expressed an unqualified opinion on them in our report dated March 5, 1997, but we have not performed any auditing procedures since that date.

                                           /s/ Robson, Scribner & Stewart, P.A.
                                          _____________________________________
                                              ROBSON, SCRIBNER & STEWART, P.A.
                                               Certified Public Accountants

                       COMMUNICATION SITE SERVICES, INC.

                                 BALANCE SHEETS

                         SEPTEMBER 18, 1997 SEPTEMBER 30, 1996 DECEMBER 31, 1996
                         ------------------ ------------------ -----------------
                            (UNAUDITED)        (UNAUDITED)         (AUDITED)
         ASSETS
Current assets:
  Cash and cash
   equivalents..........     $  151,199         $  171,691        $  289,225
  Accounts receivable,
   trade................      1,017,980            816,308           666,693
  Employee advances.....            477              1,200             6,654
  Accounts receivable,
   Segars Communication
   Group................        136,934            108,024           143,375
  Prepaid expenses......         31,663             16,971               --
  Inventories...........        103,353             38,494            78,663
  Costs and estimated
   earnings in excess of
   billings on
   uncompleted
   contracts............         38,585            126,666            37,616
                             ----------         ----------        ----------
    Total current
     assets.............      1,480,191          1,279,354         1,222,226
                             ----------         ----------        ----------
Land, property and
 equipment:
  Land, property and
   equipment............      1,029,665            725,355           895,207
  Construction in
   progress.............      1,393,919                --                --
  Less: accumulated
   depreciation.........       (394,764)          (303,119)         (327,674)
                             ----------         ----------        ----------
    Net property and
     equipment..........      2,028,820            422,236           567,533
                             ----------         ----------        ----------
Other assets:
  Deposit...............          3,413                500             1,000
  Loan fees, net........          7,406              8,005             7,799
                             ----------         ----------        ----------
    Total other assets..         10,819              8,505             8,799
                             ----------         ----------        ----------
      Total assets......     $3,519,830         $1,710,095        $1,798,558
                             ==========         ==========        ==========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......     $1,193,864         $  478,903        $  496,555
  Accrued expenses......            199             14,432            19,902
  Prepaid leases........         72,000                --                --
  Billings in excess of
   costs and estimated
   earnings and
   uncompleted
   contracts............        225,905            210,102            62,213
  Current portion of
   notes payable........         49,007             47,147            70,952
  Loan payable, SBA.....      1,000,000                --                --
                             ----------         ----------        ----------
    Total current
     liabilities........      2,540,975            750,584           649,622
Long-term debt, net of
 current portion........        369,030            279,839           401,585
                             ----------         ----------        ----------
    Total liabilities...      2,910,005          1,030,423         1,051,207
                             ----------         ----------        ----------
Stockholders' equity:
  Common stock, $1 par
   value, 100 shares
   issued and
   outstanding..........            100                100               100
  Retained earnings.....        609,725            679,572           747,251
                             ----------         ----------        ----------
    Total stockholders'
     equity.............        609,825            679,672           747,351
                             ----------         ----------        ----------
      Total liabilities
       and stockholders'
       equity...........     $3,519,830         $1,710,095        $1,798,558
                             ==========         ==========        ==========

                            See accountants' report.

   The accompanying notes are an integral part of these financial statements.

                       COMMUNICATION SITE SERVICES, INC.

                              STATEMENTS OF INCOME

                                                      NINE MONTHS
                                       PERIOD ENDED      ENDED      YEAR ENDED
                                       SEPTEMBER 18, SEPTEMBER 30, DECEMBER 31,
                                           1997          1996          1996
                                       ------------- ------------- ------------
                                         UNAUDITED     UNAUDITED     AUDITED
Net sales.............................  $5,005,290    $4,325,619    $6,055,073
Cost of sales:
  Labor and related costs.............     568,206       472,136       677,938
  Subcontractors and consultants......   2,426,717     1,809,010     2,690,003
  Equipment and vehicle costs and
   rentals............................     453,738       328,963       434,368
  Materials and supplies..............     329,870       339,623       467,822
  Travel and per diem cost............      77,337        82,706       101,878
  Engineering, permits and security...      80,037       283,813       311,151
                                        ----------    ----------    ----------
  Total cost of sales.................   3,935,905     3,316,251     4,683,160
                                        ----------    ----------    ----------
    Gross profit......................   1,069,385     1,009,368     1,371,913
                                        ----------    ----------    ----------
Operating expenses:
  Advertising.........................       1,732           250         1,127
  Conferences.........................       2,270         1,110           --
  Consultants.........................       5,258         5,590         6,594
  Depreciation........................      10,556        11,553        15,405
  Dues and subscriptions..............       1,713           550           550
  Entertainment.......................       6,646         3,741         5,245
  Interest............................      26,735        28,334        36,827
  Insurance, employee health..........       9,701         4,931         6,441
  Insurance, general..................      77,024        47,165        62,887
  Insurance, workers compensation.....      52,253        10,389        13,582
  Miscellaneous expenses..............       2,193         2,467         3,272
  Office supplies and expenses........      23,338        12,868        24,729
  Payroll taxes.......................      31,878        15,683        22,244
  Postage and shipping................       4,857         3,775         5,783
  Professional fees...................      77,038         7,631         8,456
  Repairs and maintenance.............      12,983         9,847        20,396
  Salaries............................     376,291       155,680       294,739
  Security............................         362           767         1,036
  SEP retirement contribution.........      14,171         7,929        11,536
  Taxes and license...................       4,235        13,132        16,978
  Telephone...........................      43,477        49,619        66,673
  Travel..............................      13,550         1,317         2,515
  Utilities...........................       4,365         5,162         6,797
                                        ----------    ----------    ----------
    Total operating expenses..........     802,626       399,490       633,812
                                        ----------    ----------    ----------
      Income from operations..........     266,759       609,878       738,101
Other income (expenses):
  Interest and dividend income........       9,879           357         1,128
  Bad debt............................      (6,134)          --            --
  Contributions.......................      (7,050)       (1,800)      (11,900)
  Gain on sale of equipment...........       8,796        (1,869)       (2,290)
  Miscellaneous income (expense)......       2,200           195           234
                                        ----------    ----------    ----------
    Net other income (expenses).......       7,691        (3,117)      (12,828)
                                        ----------    ----------    ----------
      Net income......................  $  274,450    $  606,761    $  725,273
                                        ==========    ==========    ==========

                            See accountants' report.

   The accompanying notes are an integral part of these financial statements.

                       COMMUNICATION SITE SERVICES, INC.

                        STATEMENTS OF RETAINED EARNINGS

                                    PERIOD ENDED  NINE MONTHS ENDED  YEAR ENDED
                                    SEPTEMBER 18,   SEPTEMBER 30,   DECEMBER 31,
                                        1997            1996            1996
                                    ------------- ----------------- ------------
                                     (UNAUDITED)     (UNAUDITED)     (AUDITED)
Retained earnings, beginning of
 period...........................    $ 747,251       $ 517,146      $ 517,146
  Net income......................      274,450         606,661        725,273
  Distributions to stockholders:
    Cash distributions............     (411,976)       (444,235)      (495,168)
                                      ---------       ---------      ---------
Retained earnings, end of period..    $ 609,725       $ 679,572      $ 747,251
                                      =========       =========      =========



                            See accountants' report.

   The accompanying notes are an integral part of these financial statements.

                       COMMUNICATION SITE SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                            PERIOD ENDED    NINE MONTHS ENDED     YEAR ENDED
                         SEPTEMBER 18, 1997 SEPTEMBER 30, 1996 DECEMBER 31, 1996
                         ------------------ ------------------ -----------------
                            (UNAUDITED)        (UNAUDITED)         (AUDITED)
Cash flows from
 operating activities:
  Net income...........     $   274,450         $ 606,761          $ 725,273
  Adjustments to
   reconcile net income
   to net cash provided
   by operating
   activities
    Depreciation.......          92,307            84,097            112,131
    (Gain) loss on sale
     of equipment......          (8,796)            1,869              2,290
  (Increase) decrease
   in:
    Accounts
     receivable,
     trade.............        (351,287)         (351,602)          (201,987)
    Accounts
     receivable, Segars
     Communication
     Group, Inc. ......           6,441           (58,852)           (94,203)
    Prepaid expenses...         (31,663)          (16,971)               --
    Inventories........         (24,690)           (9,159)           (49,328)
    Costs in excess of
     billings on
     uncompleted
     contracts.........             969           (24,074)            64,976
  Increases (decreases)
   in:
    Accounts payable...         697,309           190,364            208,016
    Accrued expenses...         (19,703)            3,002              8,472
    Prepaid leases.....          72,000               --                 --
    Billings in excess
     of costs on
     uncompleted
     contracts.........         163,692           126,546            (21,343)
                            -----------         ---------          ---------
      Net cash provided
       by operating
       activities......         871,029           551,981            754,297
                            -----------         ---------          ---------
Cash flows from invest-
 ing activities:
  Proceeds from sale of
   equipment...........          34,500             5,000              7,400
  Purchase of equipment
   and tower
   construction........      (1,580,873)         (102,160)          (284,311)
  (Increase) decrease
   in deposits.........          (2,413)            1,000                500
  (Increase) decrease
   in miscellaneous
   receivables.........           6,177            (1,200)            (6,654)
                            -----------         ---------          ---------
      Net cash used by
       investing
       activities......      (1,542,609)          (97,360)          (283,065)
                            -----------         ---------          ---------
Cash flows from financ-
 ing activities:
  Payments on notes and
   leases payable......         (54,500)         (491,154)          (503,298)
  Loan proceeds........             --            621,110            785,110
  Loan proceeds, SBA...       1,000,000               --                 --
  Stockholder
   distributions.......        (411,976)         (444,235)          (495,168)
                            -----------         ---------          ---------
      Net cash used by
       financing
       activities......         533,524          (314,279)          (213,356)
                            -----------         ---------          ---------
      Net increase
       (decrease) in
       cash............        (138,056)          140,342            257,876
Cash and cash
 equivalents, beginning
 of period.............         289,255            31,349             31,349
                            -----------         ---------          ---------
Cash and cash
 equivalents, end of
 period................     $   151,199         $ 171,691          $ 289,225
                            ===========         =========          =========

                            See accountants' report.
   The accompanying notes are an integral part of these financial statements.

                       COMMUNICATION SITE SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

         SEPTEMBER 18, 1997, SEPTEMBER 30, 1996, AND DECEMBER 31, 1996

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  A summary of the significant accounting policies applied in the preparation of the accompanying financial statements is as follows:

 Business Activity

  The Company's primary business activity is the erection and repair of transmission towers, including hanging of antennae, cabling, and associated tower components. During 1997, the Company has expanded its business activities to include building and maintaining towers for internal use. See
Note 5.

 Revenue and Cost Recognition

  For financial reporting, the Company recognized revenues from fixed-price and modified fixed-price construction contracts on the percentage-of-completion method of accounting, determined by the percentage of cost incurred to date to management's estimated total anticipated cost for each contract. That method is used because management considers total cost to be the best available measure of progress on the contracts. These amounts are based on estimates, and the uncertainty inherent in the estimates initially is reduced progressively as work on the contracts nears completion.

  Contract costs include all direct material, labor, subcontractor costs and indirect costs related to direct labor. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined.

  The asset, "Costs & estimated earnings in excess of billings", represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs & estimated earnings", represents billings in excess of revenues recognized.

 Cash and Cash Equivalents

  For the purposes of the statement of cash flows, cash equivalents includes all highly liquid investments with an original maturity of three months or less.

 Inventory

  Inventory is stated at the lower of cost (first-in, first-out method) or market.

 Accounts Receivable

  Management believes that all accounts receivable are collectible; therefore, no allowance for uncollectible accounts has been established. Accounts which are deemed to be uncollectible are charged to expense when that determination is made.

                       COMMUNICATION SITE SERVICES, INC.

         SEPTEMBER 18, 1997, SEPTEMBER 30, 1996, AND DECEMBER 31, 1996

 Property and Equipment

  Property and equipment are carried at cost. Depreciation is provided for on the accelerated method over the estimated useful lives of the assets as follows:

   Office equipment................................   7 Years Buildings 31 Years
   Vehicles........................................   5 Years Towers    10 Years
   Machinery & equipment........................... 5-7 Years

  Certain assets are pledged as security for loan allegations. See Note 4 below. Assets which have not been put into operational use as of the balance sheet date, are carried at cost as equipment.

 Loan Fees

  Loan fees are amortized using the straight-line method over the length of the loan. Loan fees are currently amortized over 120 months.

 Income Taxes

  The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an S Corporation. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements. The Company reports income on the cash basis for income tax purposes, which results in timing differences between income reported for financial statements and income tax purposes.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  As of September 18, 1997, the Company had demand deposits on hand in financial institutions, which exceeded depositor's insurance provided by the applicable guaranty agency by $47,464.

NOTE 2--PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following:

                                        SEPTEMBER 18, SEPTEMBER 30, DECEMBER 31,
                                            1997          1996          1996
                                        ------------- ------------- ------------
   Office equipment....................  $   50,322     $  37,928    $  34,714
   Vehicles............................     615,943       344,250      513,090
   Machinery and equipment.............     187,954       169,581      173,807
   Buildings and improvements..........     143,446       141,596      141,596
   Land................................      32,000        32,000       32,000
                                         ----------     ---------    ---------
                                          1,029,665       725,355      895,207
   Tower construction in progress......   1,393,919           --           --
     Less: accumulated depreciation....    (394,764)     (303,119)    (327,674)
                                         ----------     ---------    ---------
                                         $2,028,820     $ 422,236    $ 567,533
                                         ==========     =========    =========

                       COMMUNICATION SITE SERVICES, INC.

         SEPTEMBER 18, 1997, SEPTEMBER 30, 1996, AND DECEMBER 31, 1996


  Total depreciation expense is $92,307, $84,097, and $112,131, of which $81,751, $72,544, and $96,726, are included in the cost of goods sold for the periods ended September 18, 1997, September 30, 1996, and December 31, 1996.

NOTE 3--COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS:

                                        SEPTEMBER 18, SEPTEMBER 30, DECEMBER 31,
                                            1997          1996          1996
                                        ------------- ------------- ------------
   Costs incurred on uncompleted con-
    tracts............................   $   712,296   $   928,288  $ 1,295,918
   Estimated earnings.................       113,602       394,895      223,825
                                         -----------   -----------  -----------
                                             825,898     1,323,183    1,519,743
   Billings to date...................    (1,013,218)   (1,406,619)  (1,544,340)
                                         -----------   -----------  -----------
                                         $  (187,320)  $   (83,436) $   (24,597)
                                         ===========   ===========  ===========

  Included in the accompanying balance sheet under the following captions:

                                        SEPTEMBER 18, SEPTEMBER 30, DECEMBER 31,
                                            1997          1996          1996
                                        ------------- ------------- ------------
   Costs & estimated earnings in ex-
    cess
    of billings.......................   $    38,585   $   126,666  $    37,616
   Billings in excess of costs & esti-
    mated earnings....................      (225,905)     (210,102)     (62,213)
                                         -----------   -----------  -----------
                                         $  (187,320)  $   (83,436) $   (24,597)
                                         ===========   ===========  ===========

                       COMMUNICATION SITE SERVICES, INC.

         SEPTEMBER 18, 1997, SEPTEMBER 30, 1996, AND DECEMBER 31, 1996

NOTE 4--NOTES PAYABLE:

  Notes payable consist of the following:

                                       SEPTEMBER 18, SEPTEMBER 30, DECEMBER 31,
                                           1997          1996          1996
                                       ------------- ------------- ------------
   Note payable to bank, payable in
    monthly installments of $2,687,
    including interest at 8.25
    percent through March 2006.
    Secured by real estate...........    $256,315      $269,596      $263,312
   Note payable to bank, payable in
    monthly installments of $859,
    including interest at 8.04
    percent through January 1999.
    Secured by a vehicle. ...........      13,765        21,843        19,684
   Note payable to bank, payable in
    monthly installments of $3,099,
    including interest at 8.25
    percent through December 1998.
    Secured by a vehicle ............     145,900           --        162,066
   Capital lease payable, payable in
    monthly installments of $140
    including interest at 12.21
    percent through December 1998.
    Secured by equipment.............       2,056         3,289         3,010
   Note payable to bank, payable in
    monthly installments of $2,821,
    including interest at 9 percent
    through September 1997. Secured
    by equipment.....................         --         32,257        24,464
   Note payable to bank, credit line
    with $250,000 available. Interest
    is payable monthly at 1 percent
    over the bank prime. Interest is
    at 8 percent at year end. Secured
    by accounts receivable and
    inventory........................           1             1             1
                                         --------      --------      --------
     Total notes payable.............     418,037       326,986       472,537
       Less: current portion.........     (49,007)      (47,147)      (70,952)
                                         --------      --------      --------
     Long-term debt portion..........    $369,030      $279,839      $401,585
                                         ========      ========      ========

  Maturities of long-term debt are as follows:

      1998............................................................. $ 49,007
      1999.............................................................   47,863
      2000.............................................................   44,787
      2001.............................................................   48,625
      2002.............................................................   49,207
      Thereafter.......................................................  178,548
                                                                        --------
                                                                        $418,037
                                                                        ========

NOTE 5--BUSINESS SEGMENT AND MAJOR CUSTOMER INFORMATION:

  The Company operates in one business segment. The Company is engaged primarily in the erection and repairs of transmission towers for various communication companies in the southeast. Accordingly, the risk exists that the ability to collect amounts due from customers could be affected by economic fluctuations in the markets for communication towers in the southeast.

  During 1997, the Company has changed some business strategies to include building and maintaining towers for internal use. This change in strategies, during the interim process, may cause a decrease in profitability and may increase demands on cash flows.

                       COMMUNICATION SITE SERVICES, INC.

         SEPTEMBER 18, 1997, SEPTEMBER 30, 1996, AND DECEMBER 31, 1996

NOTE 6--RELATED PARTY TRANSACTIONS:

  The Company has common ownership with Segars Communication Group, Inc. During the periods, certain expenses were paid and revenues were received in behalf of Segars Communication Group, Inc. The net of these transactions are reflected in Communication Site Services, Inc.'s books as a net receivable of $136,934, $108,024, and $143,375 from Segars Communication Group, Inc. at September 18, 1997, September 30, 1996, and December 31, 1996. Additionally, the Company has several contracts in progress for a tower construction projects for Segars Communication Group.

NOTE 7--SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:

  Cash paid during the periods ending September 18, 1997, September 30, 1996, and December 31, 1996 for interest expense amounts to $26,440, $27,986, and $36,827.

 Significant Non-Cash Transactions:

  The Company entered into a capital lease, during 1996, for equipment with an estimated purchase value of $4,200.

  The Company refinanced the mortgage on the warehouse and office building. The total loan amount was $277,000, with $117,626 going directly to pay off prior mortgage, $30,323 to pay off short-term borrowings, and $8,258 used to pay off loan costs. The net cash to the Company amounted to $120,793.

NOTE 8--PENSION PLANS

  The Company has a SAR-SEP pension plan covering substantially all employees. The Company may contribute amounts as determined by the Board of Directors. The Company has accrued and paid contributions totalling $28,342, $19,829, and $30,357 for the periods ended September 18, 1997, September 30, 1996, and December 31, 1996.

NOTE 9--SUBSEQUENT EVENTS:

  On July 22, 1997, the Company entered into a purchase and sale agreement. The agreement, if executed, provides for the purchase of all the assets of Communication Site Services, Inc. and its related organization. Upon execution of this agreement, the Company (Communication Site Services, Inc.) would discontinue operations and all activities of the Company would convert to the purchaser.

NOTE 10--PRIOR PERIOD ADJUSTMENT:

  Certain errors, resulting in both the overstatement and understatement of previously reported assets, liabilities, and expenses of the 1995 year, were corrected in 1996, resulting in the following changes to retained earnings as of January 1, 1996.

                                                                      RETAINED
                                                                      EARNINGS
                                                                      --------
      As previously reported......................................... $488,882
      Understatement of costs and estimated earnings in excess of
       billings on uncompleted contracts.............................   29,992
      Understatement of accounts payable.............................   (1,728)
                                                                      --------
        As adjusted.................................................. $517,146
                                                                      ========

                         INDEPENDENT AUDITORS' REPORT

March 5, 1997

To the Stockholders of Communication
 Site Services, Inc. Ocala, Florida

  We have audited the accompanying balance sheet of Communication Site Services, Inc. (an S corporation) as of December 31, 1996, and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted out audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Communication Site Services, Inc. as of December 31, 1996, and the results of operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

  Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The additional information contained in the Schedule of Major Contracts Completed and the Schedule of Contracts in Progress is presented for purposes of additional analysis and is not required part of the basic financial statements. Such information has been subject to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                          /s/ Robson, Scribner & Stewart, P.A.

                                          Robson, Scribner & Stewart, P.A.
                                          Certified Public Accountants

                       COMMUNICATION SITE SERVICES, INC.

                                 BALANCE SHEET


                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       1996
                                                                   ------------
                                     ASSETS
Current assets:
Cash and cash equivalents.........................................  $  289,225
Accounts receivable, trade........................................     666,693
Accounts receivable, miscellaneous................................       6,654
Accounts receivable, SCGI.........................................     143,375
Inventories.......................................................      78,663
Costs and estimated earnings in excess of billings on uncompleted
 contracts........................................................      37,616
                                                                    ----------
    Total current assets..........................................   1,222,226
Land, property and equipment:
  Land, property and equipment....................................     895,207
  Less: accumulated depreciation..................................     327,674
                                                                    ----------
    Property and equipment, net...................................     567,533
Other assets:
  Deposit.........................................................       1,000
  Loan fees, net..................................................       7,799
                                                                    ----------
    Total other assets............................................       8,799
                                                                    ----------
      Total assets................................................  $1,798,558
                                                                    ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................  $  496,555
  Accrued expenses................................................      19,902
  Billings in excess of costs and estimated earnings on
   uncompleted contracts..........................................      62,213
  Current portion of notes payable................................      70,952
                                                                    ----------
    Total current liabilities.....................................     649,622
Long-term debt, net of current portion............................     401,585
                                                                    ----------
    Total liabilities.............................................   1,051,207
Stockholders' equity:
  Common stock, $1 par value, 100 shares issued and outstanding...         100
  Retained earnings...............................................     747,251
                                                                    ----------
    Total stockholders' equity....................................     747,351
                                                                    ----------
      Total liabilities and stockholders' equity..................  $1,798,558
                                                                    ==========

                       See independent auditors' report.

   The accompanying notes are an integral part of these financial statements.

                       COMMUNICATION SITE SERVICES, INC.

                              STATEMENT OF INCOME

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                     1996
                                                                ---------------
Net sales...................................................... $6,055,073
Cost of sales:
  Labor and related costs......................................    677,938
  Subcontractors and consultants...............................  2,690,003
  Equipment and vehicle costs and rentals......................    434,368
  Materials and supplies.......................................    467,822
  Travel and per diem cost.....................................    101,878
  Engineering, permits and security............................    311,151
                                                                ----------
  Total cost of sales..........................................  4,683,160
                                                                ----------
    Gross profit...............................................  1,371,913
                                                                ----------
Operating expenses:
  Advertising..................................................      1,127
  Consultants..................................................      6,594
  Depreciation.................................................     15,405
  Dues and subscriptions.......................................        550
  Entertainment................................................      5,245
  Interest.....................................................     36,827
  Insurance, employee health...................................      6,441
  Insurance, general...........................................     62,887
  Insurance, workers compensation..............................     13,582
  Miscellaneous expenses.......................................      3,272
  Office supplies and expenses.................................     24,729
  Payroll taxes................................................     22,244
  Postage and shipping.........................................      5,783
  Professional fees............................................      8,456
  Radio........................................................        --
  Repairs and maintenance......................................     20,396
  Salaries.....................................................    294,739
  Security.....................................................      1,036
  SEP retirement contribution..................................     11,536
  Taxes and license............................................     16,978
  Telephone....................................................     66,673
  Travel.......................................................      2,515
  Utilities....................................................      6,797
                                                                ----------
    Total operating expenses...................................    633,812
                                                                ----------
      Income from operations...................................    738,101
Other income (expenses):
  Interest and dividend income.................................      1,128
  Contributions................................................    (11,900)
  (Loss) on sale of equipment..................................     (2,290)
  Miscellaneous income (expense)...............................        234
                                                                ----------
    Net income.................................................    (12,828)
                                                                ----------
                                                                $  725,273
                                                                ==========

                       See independent auditors' report.

   The accompanying notes are an integral part of these financial statements.

                       COMMUNICATION SITE SERVICES, INC.

                         STATEMENT OF RETAINED EARNINGS

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                     1996
                                                                 -------------
Retained earnings, beginning of year............................ $488,882
Prior period adjustment.........................................   28,264
                                                                 --------
Retained earnings, beginning of year as restated................  517,146
Net income......................................................  725,273
Distributions to stockholders:
  Cash distributions............................................ (495,168)
                                                                 --------
Retained earnings, end of year.................................. $747,251
                                                                 ========



                       See independent auditors' report.

   The accompanying notes are an integral part of these financial statements.

                       COMMUNICATION SITE SERVICES, INC.

                            STATEMENT OF CASH FLOWS

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   1996
                                                               --------------
Cash flows from operating activities:
  Net income.................................................. $ 725,273
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation..............................................   112,131
    (Loss) on sale of equipment...............................     2,290
  (Increase) decrease in:
    Accounts receivable, trade................................  (201,987)
    Accounts receivable, Segars Communication Group, Inc. ....   (94,203)
    Inventories...............................................   (49,328)
    Costs in excess of billings on uncompleted contracts......    64,976
  Increases (decreases) in:
    Accounts payable..........................................   208,016
    Accrued expenses..........................................     8,472
    Billings in excess of costs on uncompleted contracts......   (21,343)
                                                               ---------
Net cash provided by operating activities.....................   754,297
                                                               ---------
Cash flows from investing activities:
  Proceeds from sale of equipment.............................     7,400
  Purchase of equipment.......................................  (284,311)
  Decrease in deposits........................................       500
  Increase in miscellaneous receivables.......................    (6,654)
                                                               ---------
Net cash used by investing activities.........................  (283,065)
                                                               ---------
Cash flows from financing activities:
  Payments on notes and leases payable........................  (503,298)
  Loan proceeds...............................................   785,110
  Stockholder distributions...................................  (495,168)
                                                               ---------
Net cash used by financing activities.........................  (213,356)
                                                               ---------
Net increase in cash..........................................   257,876
Cash and cash equivalents, beginning of year..................    31,349
                                                               ---------
Cash and cash equivalents, end of year........................ $ 289,225
                                                               =========

                       See independent auditors' report.

   The accompanying notes are an integral part of these financial statements.

                       COMMUNICATION SITE SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                         YEAR ENDED DECEMBER 31, 1996

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A summary of the significant accounting policies applied in the preparation of the accompanying financial statements is as follows:

 Business Activity

  The Company's primary business activity is the erection and repair of transmission towers, including hanging of antennae, cabling and associated tower components.

 Revenue and Cost Recognition

  For financial reporting, the Company recognized revenues from fixed-price and modified fixed-price construction contracts on the percentage-of-completion method of accounting, determined by the percentage of cost incurred to date to management's estimated total anticipated cost for each contract. That method is used because management considers total cost to be the best available measure of progress on the contracts. These amounts are based on estimates, and the uncertainty inherent in the estimates initially is reduced progressively as work on the contracts nears completion.

  Contract costs include all direct material, labor, subcontractor costs and indirect costs related to direct labor. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined.

  The asset, "Costs & Estimated Earnings in Excess of Billings", represents revenues recognized in excess of amounts billed. The liability, "Billings in Excess of Costs & Estimated Earnings", represents billings in excess of revenues recognized.

 Cash and Cash Equivalents

  For the purposes of the statement of cash flows, cash equivalents includes all highly liquid investments with an original maturity of three months or less.

 Inventory

  Inventory is stated at the lower of cost (first-in, first-out method) or market.

 Accounts Receivable

  Management believes that all accounts receivable are collectible, therefore, no allowance for uncollectible accounts has been established. Accounts which are deemed to be uncollectible are charged to expense when that determination is made.

 Property and Equipment

  Property and equipment are carried at cost. Depreciation is provided for on the accelerated method over the estimated useful lives of the assets as follows:

            Office equipment...................   7 years
            Vehicles...........................   5 years
            Machinery & equipment.............. 5-7 years
            Buildings..........................  31 years
            Towers.............................  10 years

                       COMMUNICATION SITE SERVICES, INC.

                         YEAR ENDED DECEMBER 31, 1996

  Certain assets are pledged as security for loan allegations. See Note 4 below. Assets which have not been put into operational use as of December 31, 1996, are carried at cost as equipment.

 Loan Fees

  Loan fees are amortized using the straight-line method over the length of the loan. Loan fees are currently amortized over 120 months.

 Income Taxes

  The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an S Corporation. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements. The Company reports income on the cash basis for income tax purposes, which results in timing differences between income reported for financial statements and income tax purposes.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

NOTE 2--PROPERTY AND EQUIPMENT

  Property and equipment consist of the following at December 31, 1996:

                                                                        1996
                                                                      ---------
     Office equipment................................................ $  34,714
     Vehicles........................................................   513,090
     Machinery and equipment.........................................   173,807
     Buildings and improvements......................................   141,596
     Land............................................................    32,000
                                                                      ---------
                                                                        895,207
       Less: accumulated depreciation................................  (327,674)
                                                                      ---------
                                                                      $ 567,533
                                                                      =========

  Total depreciation expense is $112,131, of which $96,726, is included in the cost of goods sold for the year ended December 31, 1996.

NOTE 3--COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                                      1996
                                                                   -----------
     Costs incurred on uncompleted contracts...................... $ 1,295,918
     Estimated earnings...........................................     223,825
                                                                   -----------
                                                                     1,519,743
     Billings to date.............................................  (1,544,340)
                                                                   -----------
                                                                   $   (24,597)
                                                                   ===========

                       COMMUNICATION SITE SERVICES, INC.

                          YEAR ENDED DECEMBER 31, 1996


  Included in the accompanying balance sheet under the following captions:

     Costs & estimated earnings in excess of billings................ $ 37,616
     Billings in excess of costs & estimated earnings................  (62,213)
                                                                      --------
                                                                      $(24,597)
                                                                      ========

NOTE 4--NOTES PAYABLE

  Notes payable consist of the following at December 31, 1996:

                                                                         1996
                                                                       --------
     Notes payable to bank, payable in monthly installments of
      $2,687, including interest at 8.25 percent through March, 2006.
      Secured by real estate with a net book value of $151,185 at year end.......................................................  $263,312
     Notes payable to bank, payable in monthly installments of $859, including interest at 8.04 percent through January, 1999.
      Secured by a vehicle with a net book value of $21,621 at year
      end............................................................    19,684
     Notes payable to bank, payable in monthly installments of
      $3,099, including interest at 8.25 percent through December,
      1998. Secured by a vehicle with a net book value of $173,840 at
      year end.......................................................   162,066
     Capital lease payable, payable in monthly installments of $140 including interest at 12.21 percent through December, 1998.
      Secured by equipment with a net book value of $3,600...........     3,010
     Note payable to bank, payable in monthly installments of $2,821, including interest at 9 percent through September, 1997.
      Secured by equipment with a net book value of $34,735 at year
      end............................................................    24,464
     Note payable to bank, credit line with $250,000 available.
      Interest is payable monthly at 1 percent over the bank prime.
      Interest is at 8 percent at year end. Secured by real estate
      owned by the stockholder.......................................         1
                                                                       --------
       Total notes payable...........................................   472,537
         Less: current portion.......................................   (70,952)
                                                                       --------
       Long-term debt portion........................................  $401,585
                                                                       ========

  Maturities of long-term debt are as follows:

     DECEMBER 31
     -----------
     1997.............................................................. $ 70,952
     1998..............................................................   49,854
     1999..............................................................   42,587
     2000..............................................................   32,845
     2001..............................................................   49,233
     Thereafter........................................................  227,066
                                                                        --------
                                                                        $472,537
                                                                        ========

                       COMMUNICATION SITE SERVICES, INC.

                         YEAR ENDED DECEMBER 31, 1996

NOTE 5--SCHEDULE OF CONTRACT BACKLOG

  The following schedule summarizes changes in backlog contracts during the year ended December 31, 1996. Backlog represents the amount of revenue the company expects to realize from work to be performed or uncompleted contracts in progress at year end and from contracted agreements on which work has not yet begun.

     Balance, January 1, 1996....................................... $  249,899
     New contracts during 1996......................................  7,675,843
                                                                     ----------
                                                                      7,925,742
     Less: contract revenue earned, 1996............................  6,055,073
                                                                     ----------
     Balance, December 31, 1996..................................... $1,870,669
                                                                     ==========

NOTE 6--BUSINESS SEGMENT AND MAJOR CUSTOMER INFORMATION

  The Company operates in one business segment. The Company is engaged primarily in the erection and repairs of transmission towers for various communication companies in the southeast. Accordingly, the risk exists that the ability to collect amounts due from customers could be affected by economic fluctuations in the markets for communication towers in the southeast. At December 31, 1996, 83 percent of the accounts receivable balance is owed by two customers.

  Approximately 10 percent of the Company's sales for 1996 are comprised of one job site. The Additional Information on pages F-41 and F-42 contain schedules of major contracts completed during 1996, and contracts in progress at year end.

NOTE 7--RELATED PARTY TRANSACTIONS

  The Company has common ownership with Segars Communication Group, Inc. During the year, certain expenses were paid and revenues received in behalf of Segars Communication Group, Inc. The net of these transactions are reflected in Communication Site Services, Inc.'s books as a receivable of $143,376 from Segars Communication Group, Inc., at December 31, 1996. Additionally, at December 31, 1996, the Company has a contract in progress for a tower construction project for Segars Communication Group. See contract number 96-78 on the Schedule of Contracts in Progress.

NOTE 8--SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION

  Cash paid during the year ended December 31,1996, for interest expense is $36,872.

  Significant Non-Cash Transactions:

  . The Company entered into a capital lease during 1996 for equipment with an estimated purchase value of $4,200.

                       COMMUNICATION SITE SERVICES, INC.

                         YEAR ENDED DECEMBER 31, 1996


  . The Company refinanced the mortgage on the warehouse and office building. The total loan amount was $277,000, with $117,626 going directly to pay off prior mortgage, $30,323 to pay off short-term borrowings and $8,258 used to pay loan costs. The net cash to the Company amounted to $120,793.

NOTE 9--PENSION PLANS

  The Company has a SAR-SEP pension plan covering substantially all employees. The Company may contribute amounts as determined by the Board of Directors. The Company has accrued and paid contributions totalling $30,357 for the year ended December 31, 1996.

NOTE 10--PRIOR PERIOD ADJUSTMENT

  Certain errors, resulting in both the overstatement and understatement of previously reported assets, liabilities and expenses of the prior year were corrected this year, resulting in the following changes to retained earnings as of December 31, 1995:

                                                                        RETAINED
                                                                        EARNINGS
                                                                        --------
     As previously reported............................................ $488,882
     Understatement of costs and estimated earnings
      in excess of billings on uncompleted contracts...................   29,992
     Understatement of accounts payable................................  (1,728)
                                                                        --------
       As adjusted..................................................... $517,146
                                                                        ========

                       COMMUNICATION SITE SERVICES, INC.

                     SCHEDULE OF MAJOR CONTRACTS COMPLETED

                                   SCHEDULE 1

                                                                        1996
                                                                     ----------
                                                                      CONTRACT
CONTRACT OVER $100,000                                                REVENUES
----------------------                                               ----------
  95-49............................................................. $  249,427
  96-14.............................................................    110,546
  96-34.............................................................    120,060
  96-35.............................................................    106,390
  96-41.............................................................    106,115
  96-46.............................................................    110,050
  96-47.............................................................    123,445
  96-50.............................................................    172,755
  96-52.............................................................    114,866
  96-53.............................................................    111,220
  96-54.............................................................    154,762
  96-56.............................................................    113,865
  96-66.............................................................    111,500
  96-67.............................................................    106,295
                                                                     ----------
Total contracts over $100,000.......................................  1,811,296
Contracts over $50,000 less $100,000................................  1,590,630
Contracts less $50,000..............................................  1,133,404
                                                                     ----------
Contract revenues from completed contracts in 1996.................. $4,535,330
                                                                     ==========


                       See independent auditors' report.

   The accompanying notes are an integral part of these financial statements.

                       COMMUNICATION SITE SERVICES, INC.

                       SCHEDULE OF CONTRACTS IN PROGRESS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                   SCHEDULE 2

                            ESTIMATED   CONTRACT                                              COST IN  BILLINGS
                  CONTRACT    GROSS     REVENUES   COST TO    GROSS     BILLINGS   COSTS TO  EXCESS OF IN EXCESS PERCENT
CONTRACT           PRICE     PROFIT      EARNED      DATE     PROFIT    TO DATE    COMPLETE  BILLINGS  OF COSTS  COMPLETE
--------         ---------- ---------  ---------- ---------- --------  ---------- ---------- --------- --------- --------
96-13........... $  164,920 $ 35,005   $  150,321 $  118,415 $ 31,906  $  164,920 $   11,500  $     0   $14,599    91.2%
96-30...........    177,910   39,260      176,293    137,390   38,903     177,910      1,260        0     1,617    99.0%
96-31...........    206,023   27,336      203,963    176,715   27,248     206,023      1,972              2,060    99.0%
96-43...........    108,240   16,732       58,654     49,587    9,067      76,890     41,921        0    18,236    54.2%
96-61...........    146,857   32,273      110,290     86,053   24,237     130,017     28,531        0    19,727    75.1%
96-69...........  1,115,910  112,387      615,424    553,427   61,997     620,910    450,096        0     5,486    55.2%
96-78...........    178,427        0       77,015     77,015        0      62,582    101,412   14,433         0    43.0%
96-79...........     67,090   13,780       66,956     53,193   13,763      60,605        117    6,351         0    99.8%
96-81...........    162,500   32,500            0          0        0           0    130,000        0         0     0.0%
96-82...........    121,018   24,204            0          0        0           0     96,814        0         0     0.0%
96-80...........    171,500   34,300            0          0        0           0    137,200        0         0     0.0%
96-83...........    105,450   21,090            0          0        0           0     84,360        0         0     0.0%
96-84...........    164,177   27,810        6,567      5,025    1,542           0    131,342    6,567         0     4.0%
96-85...........    217,430   43,485            0        144     (144)          0    173,801        0         0     0.0%
96-86...........     38,850    6,603       38,850     32,247    6,603      30,885          0    7,965         0   100.0%
96-87...........    101,775   30,532            0          0        0           0     71,243        0         0     0.0%
96-88...........     12,098    7,869       12,098      4,229    7,869      11,298          0      800         0   100.0%
96-89...........     33,925   10,177        1,812      1,269      543       2,300     22,479        0       488     5.3%
96-91...........     46,312   13,894            0          0        0           0     32,418        0         0     0.0%
96-93...........     25,000   (1,996)         500        319      181           0     26,677      500         0     2.0%
96-94...........     25,000    3,869        1,000        890      110           0     20,241    1,000         0     4.0%
                 ---------- --------   ---------- ---------- --------  ---------- ----------  -------   -------
                 $3,390,412 $531,110   $1,519,743 $1,295,918 $223,825  $1,544,340 $1,563,384  $37,616   $62,213
                 ========== ========   ========== ========== ========  ========== ==========  =======   =======


                       See independent auditors' report.

   The accompanying notes are an integral part of these financial statements.

                        INDEPENDENT ACCOUNTANTS' REPORT


December 23, 1997

To the Stockholders of
Communication Site Services, Inc.
Ocala, Florida

  We have audited the accompanying balance sheet of Communication Site Services, Inc. (an S corporation) as of December 31, 1995, and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Communication Site Services, Inc. as of December 31, 1995, and the results of operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

  Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The additional information contained in the Schedule of Major Contracts Completed and the Schedule of Contracts in Progress is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                           /s/ Robson, Scribner & Stewart, P.A.
                                          _____________________________________
                                              ROBSON, SCRIBNER & STEWART, P.A.
                                               Certified Public Accountants

                       COMMUNICATION SITE SERVICES, INC.

                                 BALANCE SHEET


                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       1995
                                                                   ------------
                                     ASSETS
Current assets:
Cash and cash equivalents.........................................  $   31,349
Accounts receivable, trade........................................     464,706
Accounts receivable, miscellaneous................................         --
Accounts receivable, SCGI.........................................      49,172
Inventories.......................................................      29,335
Costs and estimated earnings in excess of billings on uncompleted
 contracts........................................................     102,592
                                                                    ----------
    Total current assets..........................................     677,154
Land, property and equipment:
  Land, property and equipment....................................     629,220
  Less: accumulated depreciation..................................     228,377
                                                                    ----------
    Net property and equipment, net...............................     400,843
Other assets:
  Deposit.........................................................       1,500
  Loan fees, net..................................................         --
                                                                    ----------
    Total other assets............................................       1,500
                                                                    ----------
      Total assets................................................  $1,079,497
                                                                    ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................  $  288,539
  Accrued expenses................................................      11,430
  Billings in excess of costs and estimated earnings on
   uncompleted contracts..........................................      83,556
  Current portion of notes payable................................      37,201
                                                                    ----------
    Total current liabilities.....................................     420,726
Long-term debt, net of current portion............................     141,525
                                                                    ----------
    Total liabilities.............................................     562,251
Stockholders' equity:
  Common stock, $1 par value, 100 shares issued and outstanding...         100
  Retained earnings...............................................     517,146
                                                                    ----------
    Total stockholders' equity....................................     517,246
                                                                    ----------
      Total liabilities and stockholders' equity..................  $1,079,497
                                                                    ==========

                       See independent auditors' report.

   The accompanying notes are an integral part of these financial statements.

                       COMMUNICATION SITE SERVICES, INC.

                              STATEMENT OF INCOME

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------
Net sales..........................................................  $3,479,153
Cost of sales......................................................   2,734,460
                                                                     ----------
    Gross profit...................................................     744,693
                                                                     ----------
Operating expenses:
  Advertising......................................................       1,090
  Consultants......................................................         --
  Depreciation.....................................................      10,023
  Dues and subscriptions...........................................       2,977
  Entertainment....................................................       2,291
  Interest.........................................................      23,755
  Insurance, employee health.......................................      17,365
  Insurance, general...............................................      23,629
  Insurance, workers compensation..................................      87,347
  Miscellaneous expenses...........................................         412
  Office supplies and expenses.....................................       8,625
  Payroll taxes....................................................      42,355
  Postage and shipping.............................................       2,351
  Professional fees................................................       5,269
  Radio............................................................         109
  Repairs and maintenance..........................................       7,818
  Salaries.........................................................     155,103
  Security.........................................................         945
  SEP retirement contribution......................................       2,224
  Taxes and license................................................       9,995
  Telephone........................................................      40,166
  Travel...........................................................         --
  Utilities........................................................       4,764
                                                                     ----------
    Total operating expenses.......................................     448,613
                                                                     ----------
      Income from operations.......................................     296,080
Other income (expenses):
  Interest and dividend income.....................................         472
  Contributions....................................................      (3,775)
  (Loss) on sale of equipment......................................       1,855
  Miscellaneous income (expense)...................................         180
                                                                     ----------
    Net income.....................................................      (1,268)
                                                                     ----------
                                                                     $  294,812
                                                                     ==========

                       See independent auditors' report.

   The accompanying notes are an integral part of these financial statements.

                       COMMUNICATION SITE SERVICES, INC.

                         STATEMENT OF RETAINED EARNINGS

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------
Retained earnings, beginning of year...............................   $303,219
Net income.........................................................    294,812
Distributions to stockholders:
  Cash distributions...............................................    (80,885)
                                                                      --------
Retained earnings, end of year.....................................   $517,146
                                                                      ========



                       See independent auditors' report.

   The accompanying notes are an integral part of these financial statements.

                       COMMUNICATION SITE SERVICES, INC.

                            STATEMENT OF CASH FLOWS

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       1995
                                                                   ------------
Cash flows from operating activities:
  Net income......................................................  $ 294,812
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation..................................................     84,581
    (Loss) on sale of equipment...................................     (1,855)
  (Increase) decrease in:
    Accounts receivable, trade....................................   (151,299)
    Accounts receivable, Segars Communication Group, Inc. ........    (31,609)
    Inventories...................................................       (942)
    Costs in excess of billings on uncompleted contracts..........    (94,194)
  Increases (decreases) in:
    Accounts payable..............................................    206,296
    Accrued expenses..............................................     11,313
    Billings in excess of costs on uncompleted contracts..........     33,313
                                                                    ---------
Net cash provided by operating activities.........................    350,416
                                                                    ---------
Cash flows from investing activities:
  Proceeds from sale of equipment.................................      8,000
  Purchase of equipment...........................................   (159,500)
  Decrease in deposits............................................
  Increase in miscellaneous receivables...........................
                                                                    ---------
Net cash used by investing activities.............................   (151,500)
                                                                    ---------
Cash flows from financing activities:
  Payments on notes and leases payable............................   (112,564)
  Loan proceeds...................................................          0
  Stockholder distributions.......................................    (80,885)
                                                                    ---------
Net cash used by financing activities.............................   (193,449)
                                                                    ---------
Net increase in cash..............................................      5,467
Cash and cash equivalents, beginning of year......................     25,882
                                                                    ---------
Cash and cash equivalents, end of year............................  $  31,349
                                                                    =========

                       See independent auditors' report.

   The accompanying notes are an integral part of these financial statements.

                       COMMUNICATION SITE SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                         YEAR ENDED DECEMBER 31, 1995

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A summary of the significant accounting policies applied in the preparation of the accompanying financial statements is as follows:

 Business Activity

  The Company's primary business activity is the erection and repair of transmission towers, including hanging of antennae, cabling, and associated tower components.

 Revenue and Cost Recognition

  For financial reporting, the Company recognized revenues from fixed-price and modified fixed-price construction contracts on the percentage-of-completion method of accounting, determined by the percentage of cost incurred to date to management's estimated total anticipated cost for each contract. That method is used because management considers total cost to be the best available measure of progress on the contracts. These amounts are based on estimates, and the uncertainty inherent in the estimates initially is reduced progressively as work on the contracts nears completion.

  Contract costs include all direct material, labor, subcontractor costs and indirect costs related to direct labor. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined.

  The asset, "Costs & Estimated Earnings in Excess of Billings", represents revenues recognized in excess of amounts billed. The liability, "Billings in Excess of Costs & Estimated Earnings", represents billings in excess of revenues recognized.

 Cash and Cash Equivalents

  For the purposes of the statement of cash flows, cash equivalents includes all highly liquid investments with an original maturity of three months or less.

 Inventory

  Inventory is stated at the lower of cost (first-in, first-out method) or market.

 Accounts Receivable

  Management believes that all accounts receivable are collectible, therefore, no allowance for uncollectible accounts has been established. Accounts which are deemed to be uncollectible are charged to expense when that determination is made.

 Property and Equipment

  Property and equipment are carried at cost. Depreciation is provided for on the accelerated method over the estimated useful lives of the assets as follows:

            Office equipment...................   7 years
            Vehicles...........................   5 years
            Machinery & equipment.............. 5-7 years
            Buildings..........................  31 years
            Towers.............................  10 years

                       COMMUNICATION SITE SERVICES, INC.

                         YEAR ENDED DECEMBER 31, 1995

  Certain assets are pledged as security for loan obligations. See Note 4 below. Assets which have not been put into operational use as of December 31,1996, are carried at cost as equipment.

 Loan Fees

  Loan fees are amortized using the straight-line method over the length of the loan. Loan fees are currently amortized over 60 months.

 Income Taxes

  The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an S Corporation. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements. The Company reports income on the cash basis for income tax purposes, which results in timing differences between income reported for financial statements and income tax purposes.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

NOTE 2--PROPERTY AND EQUIPMENT

  Property and equipment consist of the following at December 31, 1995:

                                                                        1995
                                                                      ---------
     Office equipment................................................ $  14,092
     Vehicles........................................................   286,524
     Machinery and equipment.........................................   156,794
     Buildings and improvements......................................   139,810
     Land............................................................    32,000
                                                                      ---------
                                                                        629,220
       Less: Accumulated depreciation................................  (228,377)
                                                                      ---------
                                                                      $ 400,843
                                                                      =========

  Total depreciation expense is $84,581, of which $74,558, is included in the cost of goods sold for the year ended December 31, 1995.

NOTE 3--COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                                         1995
                                                                       --------
     Costs incurred on uncompleted contracts.......................... $739,112
     Estimated earnings...............................................  209,341
                                                                       --------
                                                                        948,261
     Billings to date................................................. (929,225)
                                                                       --------
                                                                       $ 19,036
                                                                       ========

                       COMMUNICATION SITE SERVICES, INC.

                          YEAR ENDED DECEMBER 31, 1995


  Included in the accompanying balance sheet under the following captions:

     Costs & estimated earnings in excess of billings................. $102,592
     Billings in excess of costs & estimated earnings.................  (83,556)
                                                                       --------
                                                                       $ 19,036
                                                                       ========

NOTE 4--NOTES PAYABLE

  Notes payable consist of the following at December 31, 1995:

                                                                         1995
                                                                       --------
     Note payable to bank, payable in monthly installments of $1,290, including interest at 8 percent through July, 2007. Secured by real estate with a net book value of $156,061 at year end......  $117,630
     Note payable to bank, payable in monthly installments of $387, including interest at 9.746 percent through June 1997. Secured
      by a vehicle with a net book value of $8,294 at year end.......     6,464
     Note payable to bank, payable in monthly installments of $2,821, including interest at 9 percent through September 1997. Secured
      by a vehicle with a net book value of $53,462 at year end......    54,631
     Note payable to bank, credit line with $150,000 available.
      Interest is payable monthly at 2 percent over the bank prime.
      Interest is at 8 percent at year end. Secured by real estate
      owned by the stockholder.......................................         1
                                                                       --------
       Total notes payable...........................................   178,726
         Less: current portion.......................................   (37,201)
                                                                       --------
       Long-term debt portion........................................  $141,525
                                                                       ========

  Maturities of long-term debt are as follows:

     DECEMBER 31
     -----------
     1997.............................................................. $ 37,201
     1998..............................................................   33,544
     1999..............................................................    7,380
     2000..............................................................    7,993
     2001..............................................................    7,233
     Thereafter........................................................   48,174
                                                                        --------
                                                                        $141,525
                                                                        ========

                       COMMUNICATION SITE SERVICES, INC.

                         YEAR ENDED DECEMBER 31, 1995

NOTE 5--SCHEDULE OF CONTRACT BACKLOG

  The following schedule summarizes changes in backlog contracts during the year ended December 31, 1995. Backlog represents the amount of revenue the company expects to realize from work to be performed or uncompleted contracts in progress at year end and from contracted agreements on which work has not yet begun.

     Balance, January 1, 1995....................................... $  112,068
     New contracts during 1995......................................  3,616,984
                                                                     ----------
                                                                      3,729,052
     Less: contract revenue earned, 1995............................  3,479,153
                                                                     ----------
     Balance, December 31, 1995..................................... $  249,899
                                                                     ==========

NOTE 6--BUSINESS SEGMENT AND MAJOR CUSTOMER INFORMATION

  The Company operates in one business segment. The Company is engaged primarily in the erection and repairs of transmission towers for various communication companies in the southeast. Accordingly, the risk exists that the ability to collect amounts due from customers could be affected by economic fluctuations in the markets for communication towers in the southeast. At December 31, 1995, 92 percent of the accounts receivable balance is owed by five customers.

  Approximately 37 percent of the Company's sales for 1996 are comprised of eight job sites. The Additional Information on pages F-53 and F-54 contain schedules of major contracts completed during 1995, and contracts in progress at year end.

NOTE 7--RELATED PARTY TRANSACTIONS

  The Company has common ownership with Segars Communication Group, Inc. During the year, certain expenses were paid and revenues received in behalf of Segars Communication Group, Inc. The net of these transactions are reflected in Communication Site Services, Inc.'s books as a receivable of $49,172 from Segars Communication Group, Inc., at December 31, 1995. Additionally, at December 31, 1995, the Company has a contract in progress for a tower construction project for Segars Communication Group. See contract labeled Owens Road on the Schedule of Contracts in Progress. The amount due on this contract of $82,901, is included in Accounts Receivable Trade as part of the tower construction project for Segars Communications Group, Inc.

NOTE 8--SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION

  Cash paid during the year ended December 31,1995 for interest expense is $23,755.

NOTE 9--PENSION PLANS

  The Company has a SAR-SEP pension plan covering substantially all employees. The Company may contribute amounts as determined by the Board of Directors. The Company has accrued and paid contributions totalling $2,224 for the year ended December 31, 1995.

                       COMMUNICATION SITE SERVICES, INC.

                     SCHEDULE OF MAJOR CONTRACTS COMPLETED

                                   SCHEDULE 1

                                                                        1995
                                                                     ----------
                                                                      CONTRACT
CONTRACT OVER $100,000                                                REVENUES
----------------------                                               ----------
  Cellular One-DA II................................................ $  237,095
  Havana............................................................    174,471
  Nutall Rise.......................................................    167,185
  Ponce de Leon.....................................................    147,100
  Clarksville.......................................................    144,987
  Capital Circle....................................................    142,397
  North Bay.........................................................    142,378
  Holopaw...........................................................    126,929
                                                                     ----------
Total contracts over $100,000....................................... $1,282,542
                                                                     ==========




                       See independent auditors' report.

   The accompanying notes are an integral part of these financial statements.

                       COMMUNICATIONS SITE SERVICES, INC.

                       SCHEDULE OF CONTRACTS IN PROGRESS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                   SCHEDULE 2

                                    ESTIMATED                                               COST IN  BILLINGS
                          CONTRACT    GROSS   REVENUES COST TO   GROSS   BILLINGS COSTS TO EXCESS OF IN EXCESS PERCENT
        CONTRACT           PRICE     PROFIT    EARNED    DATE    PROFIT  TO DATE  COMPLETE BILLINGS  OF COSTS  COMPLETE
        --------         ---------- --------- -------- -------- -------- -------- -------- --------- --------- --------
Plant City.............. $  691,212 $172,764  $681,535 $511,348 $170,345 $612,712 $  7,100 $ 68,823   $   --    98.6%
Greenland...............     61,883   15,471    53,838   40,412   13,460   55,694    6,000      --      1,856   87.0%
Winter Park Roof........     61,765   15,265       --       --       --    55,589   46,500      --     55,589    0.0%
Orange Park.............     38,718    9,773    33,375   24,945    8,424   34,718    4,000      --      1,343   86.2%
Anders..................     79,465   19,873    56,659   42,492   14,169   71,519   17,100      --     14,860   71.3%
Jax Bch Water Twr.......     50,683   12,624       345      259       88      --    37,800      345       --     0.7%
Worthington Wireless ...      7,150    1,759     3,432    2,591      844      --     2,800    3,432       --    48.0%
Sprint Generators.......     11,985    4,727     2,077    1,258      818   11,985    6,000      --      9,908   17.3%
Callahan................     43,370    3,338    15,396   14,203    1,193    2,171   25,829   13,225       --
Owens Road..............    151,929      --    101,604  101,604      --    84,837   50,325   16,767       --
                         ---------- --------  -------- -------- -------- -------- -------- --------   -------
                         $1,198,160 $255,594  $948,261 $739,112 $209,341 $929,225 $203,454 $102,592   $83,556
                         ========== ========  ======== ======== ======== ======== ======== ========   =======


                       See independent auditors' report.

   The accompanying notes are an integral part of these financial statements.

                        INDEPENDENT ACCOUNTANTS' REPORT

February 4, 1998

To the Stockholders of
Segars Communication Group, Inc.
Ocala, Florida

  We have compiled the accompanying balance sheets of Segars Communication Group, Inc. (an S corporation) as of September 18, 1997, and September 30, 1996, and the related statements of income, retained earnings, and cash flows for the periods then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

  A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

  The financial statements for the year ended December 31, 1996, were audited by us and we expressed an unqualified opinion on them in our report dated January 9, 1997, but we have not performed any auditing procedures since that date.

                                          Robson, Scribner & Stewart, P.A.
                                          Certified Public Accountants

                        SEGARS COMMUNICATION GROUP, INC.

                         UNAUDITED FINANCIAL STATEMENTS
 FOR THE PERIODS ENDED SEPTEMBER 18, 1997, SEPTEMBER 30, 1996 AND DECEMBER 31,
                                      1996

                        SEGARS COMMUNICATION GROUP, INC.

                                 BALANCE SHEET

                          SEPTEMBER 18, 1997 SEPTEMBER 30, 1996 DECEMBER 31, 1996
                          ------------------ ------------------ -----------------
                             (UNAUDITED)        (UNAUDITED)         (AUDITED)
         ASSETS
Current assets:
  Cash and cash equiva-
   lents................      $  45,383          $  54,003          $   6,315
  Accounts receivable,
   trade................          3,213              2,766              5,780
  Inventories...........          9,923              9,923              9,923
                              ---------          ---------          ---------
    Total current as-
     sets...............         58,519             66,692             22,018
                              ---------          ---------          ---------
Land, property and
 equipment:
  Land, property and
   equipment............        901,932            552,125            617,514
  Less: accumulated de-
   preciation...........       (147,001)          (100,440)          (114,050)
                              ---------          ---------          ---------
    Net property and
     equipment..........        754,931            451,685            503,464
                              ---------          ---------          ---------
Other assets:
  Deposit...............          1,255              6,095             11,095
  Intangible assets,
   net..................         13,293              9,564              9,314
                              ---------          ---------          ---------
    Total other assets..         14,548             15,659             20,409
                              ---------          ---------          ---------
      Total assets......      $ 827,998          $ 534,036          $ 545,891
                              =========          =========          =========
LIABILITIES AND STOCK-
 HOLDERS' EQUITY
Current liabilities:
  Accounts payable--
   SBA..................      $  11,946          $     --           $     --
  Accounts payable--
   CSSI.................        136,934            108,024            143,377
  Accrued expenses......          5,992              6,891              3,987
  Customer deposits.....         27,985             12,367              9,825
  Current portion of
   notes payable........         96,035             42,117             49,436
                              ---------          ---------          ---------
    Total current lia-
     bilities...........        278,892            169,399            206,625
Long-term debt, net of
 current portion........        592,197            298,885            319,859
Loan payable--stockhold-
 er.....................          1,373             58,073              1,373
                              ---------          ---------          ---------
    Total liabilities...        872,462            526,357            527,857
                              ---------          ---------          ---------
Stockholders' equity:
  Common stock, $1 par
   value, 200 shares
   issued and
   outstanding..........            200                200                200
  Retained earnings
   (deficit)............        (44,664)             7,479             17,834
                              ---------          ---------          ---------
    Total stockholders'
     equity.............        (44,464)             7,679             18,034
                              ---------          ---------          ---------
      Total liabilities
       and stockholders'
       equity...........      $ 827,998          $ 534,036          $ 545,891
                              =========          =========          =========


                            See accountants' report.

   The accompanying notes are an integral part of these financial statements.

                        SEGARS COMMUNICATION GROUP, INC.

                            STATEMENTS OF OPERATIONS

                             PERIOD ENDED    NINE MONTHS ENDED     YEAR ENDED
                          ------------------ ------------------ -----------------
                          SEPTEMBER 18, 1997 SEPTEMBER 30, 1996 DECEMBER 31, 1996
                          ------------------ ------------------ -----------------
                             (UNAUDITED)        (UNAUDITED)         (AUDITED)
Net sales...............       $194,204           $275,871          $362,960
Cost of sales...........         72,378            197,004           248,828
                               --------           --------          --------
    Gross profit........        121,826             78,867           114,132
                               --------           --------          --------
Operating expenses:
  Advertising...........            500              2,073             3,136
  Amortization..........          2,770              2,173             2,897
  Bank service charges..            --                  33                33
  Depreciation..........            358              1,675             2,233
  Dues and
   subscriptions........            --                  30                30
  Entertainment.........            --                 286               286
  Insurance.............            --               4,249             5,779
  Interest..............         41,174             22,244            29,911
  Office expense........            --               1,390             1,412
  Penalties.............            --                 --                 54
  Professional fees.....          1,570              1,116             3,291
  Rent..................            --               1,597             2,290
  Repairs and
   maintenance..........            --                 150               150
  Taxes and license.....            398              3,330             4,352
  Telephone.............            524              5,038             6,302
  Travel................            --                 264               264
  Utilities.............            --                  16                16
  Vehicle expense.......            --               1,605             1,605
                               --------           --------          --------
    Total operating
     expenses...........         47,294             47,269            64,041
                               --------           --------          --------
      Income from
       operations.......         74,532             31,598            50,091
Other income (expenses):
  Miscellaneous income..            713                538               660
  Contributions.........        (13,988)            (7,416)          (15,676)
  Gain on sale of
   equipment............            --               3,006             3,006
                               --------           --------          --------
    Net other income
     (expenses).........        (13,275)            (3,872)          (12,010)
                               --------           --------          --------
      Net income........       $ 61,257           $ 27,726          $ 38,081
                               ========           ========          ========

                            See accountants' report.

   The accompanying notes are an integral part of these financial statements.

                        SEGARS COMMUNICATION GROUP, INC.

                        STATEMENTS OF RETAINED EARNINGS
 FOR THE PERIODS ENDED SEPTEMBER 18, 1997, SEPTEMBER 30, 1996, ANDFOR THE YEAR
                            ENDED DECEMBER 31, 1996

                                                 UNAUDITED  UNAUDITED  UNAUDITED
                                                 SEPTEMBER  SEPTEMBER  DECEMBER
                                                 18, 1997   30, 1996   31, 1996
                                                 ---------  ---------  ---------
Retained Earnings, Beginning of Period.......... $  17,834  $(20,247)  $(20,247)
 Net Income.....................................    61,257    27,726     38,081
 Distributions to Stockholders:
  Cash and Property Distributions...............  (123,755)      --         --
                                                 ---------  --------   --------
Retained Earnings (Deficit), End of Period...... $ (44,664) $  7,479   $ 17,834
                                                 =========  ========   ========



                            See accountants' report.

   The accompanying notes are an integral part of these financial statements.

                        SEGARS COMMUNICATION GROUP, INC.

                            STATEMENTS OF CASH FLOWS

                            PERIOD ENDED    NINE MONTHS ENDED     YEAR ENDED
                         SEPTEMBER 18, 1997 SEPTEMBER 30, 1996 DECEMBER 31, 1996
                         ------------------ ------------------ -----------------
                            (UNAUDITED)        (UNAUDITED)         (AUDITED)
Cash flows from
 operating activities:
  Net income...........       $ 61,257           $ 27,726          $ 38,081
  Adjustments to
   reconcile net income
   to net cash provided
   by operating
   activities
    Depreciation.......         32,951             39,408            52,541
    Amortization.......          2,770              2,173             2,897
    (Gain) on sale of
     equipment.........              0             (3,006)           (3,006)
  (Increase) decrease
   in:
    Accounts
     receivable,
     trade.............          2,567             (1,933)           (4,947)
    Deposits...........          9,840             (4,310)           (9,310)
    Inventories........              0             (1,200)           (1,200)
  Increases (decreases)
   in:
    Accounts payable...         11,946                (54)              (54)
    Accounts payable--
     CSSI..............         (6,443)            58,852            94,205
    Accrued expenses...          2,005              4,509             1,605
    Customer deposits..         18,160             10,456             7,914
                              --------           --------          --------
      Net cash provided
       by operating
       activities......        135,053            132,621           178,726
                              --------           --------          --------
Cash flows from
 investing activities:
  Purchase of
   equipment...........       (284,417)          (160,784)         (226,174)
  Proceeds from sale of
   equipment...........              0              4,000             4,000
                              --------           --------          --------
      Net cash used by
       investing
       activities......       (284,417)          (156,784)         (222,174)
                              --------           --------          --------
Cash flows from
 financing activities:
  Payments on notes
   payable.............        (77,813)           (25,384)          (35,590)
  Stockholder
   distributions.......       (123,755)                 0           (64,077)
  Stockholder loans....              0             (7,377)                0
  Loan proceeds........        390,000             95,000           133,500
                              --------           --------          --------
      Net cash provided
       by financing
       activities......        188,432            (62,239)           33,833
                              --------           --------          --------
      Net increase
       (decrease) in
       cash............         39,068             38,070            (9,615)
Cash and cash
 equivalents, beginning
 of period.............          6,315             15,927            15,927
                              --------           --------          --------
Cash and cash
 equivalents, end of
 period................       $ 45,383           $ 51,003          $  6,312
                              ========           ========          ========

                            See accountants' report.
   The accompanying notes are an integral part of these financial statements.

                       SEGARS COMMUNICATION GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

         SEPTEMBER 18, 1997, SEPTEMBER 30, 1996, AND DECEMBER 31, 1996

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  A summary of the significant accounting policies applied in the preparation of the accompanying financial statements is as follows:

 Business Activity

  The Company's primary business activity is leasing air space on transmission towers.

 Revenue and Cost Recognition

  For financial reporting, the Company recognized revenues from signed lease contracts using the accrual method of accounting.

  Cost of sales include all tower repairs, commission expense, land leases, engineering costs and directly related depreciation costs. Selling, general and administrative costs are charged to expense as incurred.

 Cash and Cash Equivalents

  For the purposes of the statement of cash flows, cash equivalents includes all highly liquid investments with an original maturity of three months or less.

 Inventory

  Inventory is stated at the lower of cost (first-in, first-out method) or market.

 Accounts Receivable

  Management believes that all accounts receivable are collectible; therefore, no allowance for uncollectible accounts has been established. Accounts which are deemed to be uncollectible are charged as an expense when that determination is made.

 Property and Equipment

  Property and equipment are carried at cost. Depreciation is provided for on the accelerated method over the estimated useful lives of the assets as follows:

      Office Equipment..............................................     5 Years
      Buildings and Improvements.................................... 10-15 Years
      Towers and Improvements.......................................    10 Years
      Machinery and Equipment.......................................     5 Years

  Certain assets are pledged as security for loan obligations. See Note 3 below.

 Loan Fees and Organizational Costs

  Loan fees and organizational costs are amortized using the straight-line method over the length of the loan. Loan fees and organizational costs are currently amortized over a period of 60-84 months.

                       SEGARS COMMUNICATION GROUP, INC.

         SEPTEMBER 18, 1997, SEPTEMBER 30, 1996, AND DECEMBER 31, 1996


 Income Taxes

  The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an S Corporation. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

NOTE 2--PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following:

                                        SEPTEMBER 18, SEPTEMBER 30, DECEMBER 31,
                                            1997          1996          1996
                                        ------------- ------------- ------------
   Office Equipment....................   $   1,912     $   1,912    $   1,912
     Towers & Improvements.............     455,248       223,609      288,998
     Machinery & Equipment.............         321           321          321
     Buildings and Improvements........     298,477       180,309      180,309
     Land..............................     145,974       145,974      145,974
                                          ---------     ---------    ---------
                                            901,932       552,125      617,514
     Less: Accumulated Depreciation....    (147,001)     (100,440)    (114,050)
                                          ---------     ---------    ---------
                                          $ 754,931     $ 451,685    $ 503,464
                                          =========     =========    =========

  Total depreciation expense for the period ended September 18, 1997 and September 30, 1996 is $32,951 and $32,593 of which $32,593 and $37,733 is included in the cost of goods sold. Total depreciation expense for the year ended December 31, 1996 is $52,544 of which $50,311 is included in the cost of goods sold.

NOTE 3--NOTES PAYABLE:

  Notes payable consist of the following:

                                       SEPTEMBER 18, SEPTEMBER 30, DECEMBER 31,
                                           1997          1996          1996
                                       ------------- ------------- ------------
   Note payable to bank, payable in
    monthly installments of $4,005,
    including interest at 9.25 percent
    through December, 2000............   $166,547      $197,384      $189,917
   Note payable to bank, payable in
    monthly installments of $2,432,
    including interest at 9.25 percent
    through May, 2003.................    128,265       143,618       140,987
   Note payable to bank, payable in
    monthly installments of $3,205,
    including interest at 8.50 percent
    through August, 2004..............    202,288           --            --
   Note payable to bank, payable in
    monthly installments of $3,028,
    including interest at 8.5 percent
    through Sept., 2004...............    191,132           --            --
   Note payable to bank, payable in
    monthly installments of $359,
    including interest at 9.5 percent
    through June, 2016................        --            --         38,391
                                         --------      --------      --------
     Total Notes Payable..............    688,232       341,002       369,295
     Less: Current Portion............    (96,035)      (42,117)      (49,436)
                                         --------      --------      --------
     Long-Term Debt Portion...........   $592,197      $298,885      $319,859
                                         ========      ========      ========

                       SEGARS COMMUNICATION GROUP, INC.

         SEPTEMBER 18, 1997, SEPTEMBER 30, 1996, AND DECEMBER 31, 1996

  Maturities of long-term debt are as follows as of September 18, 1997:

      1998............................................................. $ 97,381
      1999.............................................................  106,424
      2000.............................................................  116,308
      2001.............................................................  123,106
      Thereafter.......................................................  148,978
                                                                        --------
                                                                        $592,197
                                                                        ========

NOTE 4--RELATED PARTY TRANSACTIONS:

  The Company has common ownership with Communication Site Services, Inc. During the year, certain expenses were paid and revenues received in behalf of Communication Site Services, Inc. The net of these transactions are reflected in Segars Communication Group, Inc.'s books as a payable to Communication Site Services, Inc., of $136,934, $108,024, and $143,377, at September 18, 1997,
September 30, 1996, and December 31, 1996.

NOTE 5--SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:

  Cash paid during the periods ended September 18, 1997 and September 30, 1996, for interest expense is $41,174 and $21,471, and for the year ended December 31, 1996, is $29,911.

 Significant Non-Cash Transactions:

  During the period ending September 18, 1997, the Company obtained financing for two new notes totalling $396,750. Loan costs were deducted from the note balances providing for net cash loan proceeds of $390,000.

  During 1996, the Company obtained financing for two new notes totalling $138,500. Loan costs were deducted from the note balances providing for net cash loan proceeds of $133,500.

                         INDEPENDENT AUDITORS' REPORT

January 9, 1998

To the Stockholders of
Segars Communication Group, Inc.
Ocala, Florida

  We have audited the accompanying balance sheet of Segars Communication Group, Inc. (an S corporation) as of December 31, 1996, and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Segars Communication Group, Inc. as of December 31, 1996, and the results of operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                           /s/ Robson, Scribner & Stewart, P.A.
                                          _____________________________________
                                            ROBSON, SCRIBNER & STEWART, P.A.
                                              Certified Public Accountants

                        SEGARS COMMUNICATION GROUP, INC.

                                 BALANCE SHEET

                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
                              ASSETS
Current assets:
  Cash and cash equivalents........................................   $  6,315
  Accounts receivable, trade.......................................      5,780
  Inventories......................................................      9,923
                                                                      --------
    Total current assets...........................................     22,018
Land, property and equipment:
  Land, property and equipment.....................................    617,514
  Less: accumulated depreciation...................................    114,050
                                                                      --------
    Net property and equipment.....................................    503,464
Other assets:
  Deposit..........................................................     11,095
  Intangible assets, net...........................................      9,314
                                                                      --------
    Total other assets.............................................     20,409
                                                                      --------
      Total assets.................................................   $545,891
                                                                      ========
               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................................   $    --
  Accounts payable--Communication Site Services, Inc. .............    143,377
  Customer deposits................................................      9,825
  Accrued expenses.................................................      3,987
  Current portion of notes payable.................................     49,436
                                                                      --------
    Total current liabilities......................................    206,625
Long-term debt, net of current portion.............................    319,859
Loan payable, stockholder..........................................      1,373
                                                                      --------
    Total liabilities..............................................    527,857
Stockholders' equity:
  Common stock, $1 par value, 200 shares issued and outstanding....        200
  Retained earnings (deficit)......................................     17,834
                                                                      --------
    Total stockholders' equity (deficit)...........................     18,034
                                                                      --------
      Total liabilities and stockholders' equity...................   $545,891
                                                                      ========

                       See independent auditors' report.

   The accompanying notes are an integral part of these financial statements.

                        SEGARS COMMUNICATION GROUP, INC.

                              STATEMENT OF INCOME

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
Net sales..........................................................   $362,960
Cost of sales......................................................    248,828
                                                                      --------
  Gross profit.....................................................    114,132
                                                                      --------
Operating expenses:
  Advertising......................................................      3,136
  Amortization.....................................................      2,897
  Bank charges.....................................................         33
  Depreciation.....................................................      2,233
  Dues and subscriptions...........................................         30
  Entertainment....................................................        286
  Interest.........................................................     29,911
  Insurance........................................................      5,779
  Office supplies and expenses.....................................      1,412
  Penalties........................................................         54
  Professional fees................................................      3,291
  Repairs and maintenance..........................................        150
  Rent.............................................................      2,290
  Taxes and license................................................      4,352
  Telephone........................................................      6,302
  Travel...........................................................        264
  Utilities........................................................         16
  Vehicle expense..................................................      1,605
                                                                      --------
    Total operating expenses.......................................     64,041
                                                                      --------
Income (loss) from operations......................................     50,091
Other income (expenses):
  Contributions....................................................    (15,676)
  Donations........................................................        --
  Gain on sale of equipment........................................      3,006
  Miscellaneous income.............................................        660
                                                                      --------
    Net other income (expenses)....................................    (12,010)
                                                                      --------
  Net income (loss)................................................   $ 38,081
                                                                      ========

                       See independent auditors' report.

   The accompanying notes are an integral part of these financial statements.

                        SEGARS COMMUNICATION GROUP, INC.

                         STATEMENT OF RETAINED EARNINGS

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
Retained earnings, beginning of year...............................   $(20,247)
Net income.........................................................     38,081
                                                                      --------
Retained earnings, end of year.....................................   $ 17,834
                                                                      ========




                       See independent auditors' report.

   The accompanying notes are an integral part of these financial statements.

                        SEGARS COMMUNICATION GROUP, INC.

                            STATEMENT OF CASH FLOWS

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       1996
                                                                   ------------
Cash flows from operating activities:
  Net income                                                        $  38,081
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation..................................................     52,544
    Amortization..................................................      2,897
    (Gain) on sale of equipment...................................     (3,006)
  (Increase) decrease in:
    Accounts receivable, trade....................................     (4,947)
    Deposits......................................................     (9,310)
    Inventories...................................................     (1,200)
  Increases (decreases) in:
    Accounts payable--Communication Site Services, Inc. ..........     94,205
    Accounts payable..............................................        (54)
    Accrued expenses..............................................      1,605
    Customer deposits.............................................      7,914
                                                                    ---------
Net cash provided by operating activities.........................    178,729
                                                                    ---------
Cash flows from investing activities:
  Proceeds from sale of equipment.................................      4,000
  Purchase of equipment and property..............................   (226,174)
                                                                    ---------
Net cash used by investing activities.............................   (222,174)
                                                                    ---------
Cash flows from financing activities:
  Payments on notes payable.......................................    (35,590)
  Loan proceeds...................................................    133,500
  Stockholder distributions.......................................    (64,077)
                                                                    ---------
Net cash provided by (used in) financing activities...............     33,833
                                                                    ---------
Net decrease in cash..............................................     (9,612)
Cash and cash equivalents, beginning of year......................     15,927
                                                                    ---------
Cash and cash equivalents, end of year............................  $   6,315
                                                                    =========

                       See independent auditors' report.

   The accompanying notes are an integral part of these financial statements.

                       SEGARS COMMUNICATION GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  A summary of the significant accounting policies applied in the preparation of the accompanying financial statements is as follows:

 Business Activity

  The Company's primary business activity is leasing air space on transmission towers.

 Revenue and Cost Recognition

  For financial reporting, the Company recognized revenues from signed lease contracts using the accrual method of accounting.

  Cost of sales include all tower repairs, commission expense, land leases, engineering costs and directly related depreciation costs. Selling, general and administrative costs are charged to expense as incurred.

 Cash and Cash Equivalents

  For the purposes of the statement of cash flows, cash equivalents includes all highly liquid investments with an original maturity of three months or less.

 Inventory

  Inventory is stated at the lower of cost (first-in, first-out method) or market.

 Accounts Receivable

  Management believes that all accounts receivable are collectible; therefore, no allowance for uncollectible accounts has been established. Accounts which are deemed to be uncollectible are charged as an expense when that determination is made.

 Property and Equipment

  Property and equipment are carried at cost. Depreciation is provided for on the accelerated method over the estimated useful lives of the assets as follows:

            Office equipment.................   5-7 years
            Buildings and improvements....... 10-15 years
            Towers and improvements..........    10 years
            Machinery and equipment..........     5 years

  Certain assets are pledged as security for loan obligations. See Note 3 below.

 Loan Fees and Organizational Costs

  Loan fees and organizational costs are amortized using the straight-line method over the length of the loan. Loan fees and organizational are currently amortized over 60 months.

 Income Taxes

  The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an S Corporation. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

                        SEGARS COMMUNICATION GROUP, INC.

NOTE 2--PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following at December 31, 1996:

     Office equipment................................................ $   1,912
     Towers & improvements...........................................   288,998
     Machinery and equipment.........................................       321
     Buildings and improvements......................................   180,309
     Land............................................................   145,974
                                                                      ---------
                                                                        617,514
       Less: accumulated depreciation................................  (114,050)
                                                                      ---------
                                                                      $ 503,464
                                                                      =========

  Total depreciation expense is $52,544 of which $50,311 is included in the cost of goods sold for the year ended December 31, 1996.

NOTE 3--NOTES PAYABLE:

  Notes payable consist of the following at December 31, 1996:

     Note payable to bank, payable in monthly installments of
      $4,005, including interest at 9.25 percent through December,
      2000. Secured by real estate with a net book value of $127,926 at year end................................................... $189,917
     Note payable to bank, payable in monthly installments of
      $2,432, including interest at 9.25 percent through May, 2003.
      Secured by a real estate with a net book value of $134,151 at year end......................................................  140,987
     Note payable to bank, payable in monthly installments of $359, including interest at 9.5 percent through June, 2016. Secured
      by real estate with a net book value of $163,280 at year end..   38,391
                                                                     --------
       Total notes payable..........................................  369,295
       Less: current portion........................................  (49,436)
                                                                     --------
       Long-term debt portion....................................... $319,859
                                                                     ========

  Maturities of long-term debt are as follows:

            DECEMBER 31
            -----------
            1998................................ $ 54,212
            1999................................   59,543
            2000................................   65,184
            2001................................   67,393
            Thereafter..........................   73,527
                                                 --------
                                                 $319,859
                                                 ========

                       SEGARS COMMUNICATION GROUP, INC.

                               DECEMBER 31, 1996

NOTE 4--RELATED PARTY TRANSACTIONS:

  The Company has common ownership with Communication Site Services, Inc. During the year, certain expenses were paid and revenues received in behalf of Communication Site Service, Inc. The net of these transactions are reflected in Segars Communication Group, Inc.'s books as a payable of $143,377 to Communication Site Service Inc., at December 31, 1996.

NOTE 5--SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:

  Cash paid during the year ended December 31, 1996, for interest expense is $29,911.

  Significant Non-Cash Transactions: none.

  During 1996, the Company obtained financing for two new notes totalling $138,500. Loan costs were deducted from the note balances providing for net cash loan proceeds of $133,500.

                        INDEPENDENT ACCOUNTANTS' REPORT


January 9, 1998

To the Stockholders of
Segars Communication Group, Inc.
Ocala, Florida

  We have audited the accompanying balance sheet of Segars Communication Group, Inc. (an S corporation) as of December 31, 1995, and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted audited standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence support the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Segars Communication Group, Inc. as of December 31, 1995, and the results of operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                           /s/ Robson, Scribner & Stewart, P.A.
                                          _____________________________________
                                              ROBSON, SCRIBNER & STEWART, P.A.
                                               Certified Public Accountants

                        SEGARS COMMUNICATION GROUP, INC.

                                 BALANCE SHEET

                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------
                              ASSETS
Current assets:
  Cash and cash equivalents........................................   $ 15,927
  Accounts receivable, trade.......................................        833
  Inventories......................................................      8,723
                                                                      --------
    Total current assets...........................................     25,483
Land, property and equipment:
  Land, property and equipment.....................................    393,941
  Less: accumulated depreciation...................................     63,112
                                                                      --------
    Net property and equipment.....................................    330,829
Other assets:
  Deposit..........................................................      1,785
  Intangible assets, net...........................................      7,211
                                                                      --------
    Total other assets.............................................      8,996
                                                                      --------
      Total assets.................................................   $365,308
                                                                      ========
               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................................   $     54
  Accounts payable--Communication Site Services, Inc. .............     49,172
  Customer deposits................................................      1,911
  Accrued expenses.................................................      2,382
  Current portion of notes payable.................................     38,220
                                                                      --------
    Total current liabilities......................................     91,739
Long-term debt, net of current portion.............................    228,166
Loan payable, stockholder..........................................     65,450
                                                                      --------
    Total liabilities..............................................    385,355
Stockholders' equity:
  Common stock, $1 par value, 200 shares issued and outstanding....        200
  Retained earnings (deficit)......................................    (20,247)
                                                                      --------
    Total stockholders' equity (deficit)...........................    (20,047)
                                                                      --------
      Total liabilities and stockholders' equity...................   $365,308
                                                                      ========

                       See independent auditors' report.

   The accompanying notes are an integral part of these financial statements.

                        SEGARS COMMUNICATION GROUP, INC.

                              STATEMENT OF INCOME

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------
Net sales..........................................................   $ 85,871
Cost of sales......................................................     52,634
                                                                      --------
  Gross profit.....................................................     33,237
                                                                      --------
Operating expenses:
  Advertising......................................................        600
  Amortization.....................................................      1,897
  Bank charges.....................................................         30
  Depreciation.....................................................        --
  Dues and subscriptions...........................................        --
  Entertainment....................................................        --
  Interest.........................................................     25,913
  Insurance........................................................      5,565
  Office supplies and expenses.....................................         51
  Penalties........................................................         42
  Professional fees................................................      5,608
  Repairs and maintenance..........................................      8,053
  Rent.............................................................        --
  Taxes and license................................................      2,914
  Telephone........................................................        786
  Travel...........................................................        --
  Utilities........................................................      1,910
  Vehicle expense..................................................        --
                                                                      --------
    Total operating expenses.......................................     53,369
                                                                      --------
Income (loss) from operations......................................    (20,132)
Other income (expenses):
  Contributions....................................................        --
  Donations........................................................     (6,970)
  Gain on sale of equipment........................................        --
  Miscellaneous income.............................................        112
                                                                      --------
    Net other income (expenses)....................................     (6,858)
                                                                      --------
  Net income (loss)................................................   $(26,990)
                                                                      ========

                       See independent auditors' report.

   The accompanying notes are an integral part of these financial statements.

                        SEGARS COMMUNICATION GROUP, INC.

                         STATEMENT OF RETAINED EARNINGS

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------
Retained earnings, beginning of year...............................   $  6,743
Net loss...........................................................    (26,990)
                                                                      --------
Retained earnings, end of year.....................................   $(20,247)
                                                                      ========




                       See independent auditors' report.

   The accompanying notes are an integral part of these financial statements.

                        SEGARS COMMUNICATION GROUP, INC.

                            STATEMENT OF CASH FLOWS

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                    1995
                                                                -------------
Cash flows from operating activities:
  Net loss                                                      $(26,990)
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation...............................................   44,100
    Amortization...............................................    1,897
    (Gain) on sale of equipment................................      --
  (Increase) decrease in:
    Accounts receivable, trade.................................     (833)
    Deposits...................................................      305
    Inventories................................................   (1,225)
  Increases (decreases) in:
    Accounts payable--Communication Site Services, Inc. .......   31,609
    Accounts payable...........................................     (426)
    Accrued expenses...........................................      --
    Customer deposits..........................................    1,911
                                                                --------
Net cash provided by operating activities......................   50,348
                                                                --------
Cash flows from investing activities:
  Proceeds from sale of equipment..............................      --
  Purchase of equipment and property...........................  (40,799)
                                                                --------
Net cash used by investing activities..........................  (40,799)
                                                                --------
Cash flows from financing activities:
  Payments on notes payable....................................  (28,513)
  Loan proceeds................................................   50,000
  Stockholder distributions....................................  (25,900)
                                                                --------
Net cash provided by (used in) financing activities............   (4,413)
                                                                --------
Net decrease in cash...........................................    5,136
Cash and cash equivalents, beginning of year...................   10,791
                                                                --------
Cash and cash equivalents, end of year......................... $ 15,927
                                                                ========

                       See independent auditors' report.

   The accompanying notes are an integral part of these financial statements.

                       SEGARS COMMUNICATION GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  A summary of the significant accounting policies applied in the preparation of the accompanying financial statements is as follows:

 Business Activity

  The Company's primary business activity is leasing air space on transmission towers.

 Revenue and Cost Recognition

  For financial reporting, the Company recognized revenues from signed lease contracts using the accrual method of accounting.

  Cost of sales include all tower repairs, commission expense, land leases, engineering costs and directly related depreciation costs. Selling, general and administrative costs are charged to expense as incurred.

 Cash and Cash Equivalents

  For the purposes of the statement of cash flows, cash equivalents includes all highly liquid investments with an original maturity of three months or less.

 Inventory

  Inventory is stated at the lower of cost (first-in, first-out method) or market.

 Accounts Receivable

  Management believes that all accounts receivable are collectible; therefore, no allowance for uncollectible accounts has been established. Accounts which are deemed to be uncollectible are charged as an expense when that determination is made.

 Property and Equipment

  Property and equipment are carried at cost. Depreciation is provided for on the accelerated method over the estimated useful lives of the assets as follows:

            Office equipment.................   5-7 years
            Buildings and improvements....... 10-15 years
            Towers and improvements..........    10 years
            Machinery and equipment..........     5 years

  Certain assets are pledged as security for loan obligations. See Note 3 below. Assets which have not been put into operational use as of December 31, 1995 are carried at cost as equipment.

 Loan Fees and Organizational Costs

  Loan fees and organizational costs are amortized using the straight-line method over the length of the loan. Loan fees and organizational are currently amortized over 60 months.

 Income Taxes

  The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an S Corporation. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

                       SEGARS COMMUNICATION GROUP, INC.

                               DECEMBER 31, 1995


NOTE 2--PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following at December 31, 1995:

     Towers & improvements........................................... $ 228,303
     Machinery and equipment.........................................     2,600
     Buildings and improvements......................................    18,064
     Land............................................................   144,974
                                                                      ---------
                                                                        393,941
       Less: accumulated depreciation................................   (63,112)
                                                                      ---------
                                                                      $ 330,829
                                                                      =========

  Total depreciation expense is $44,100, which is included in the cost of goods sold for the year ended December 31, 1995.

NOTE 3--NOTES PAYABLE:

  Notes payable consist of the following at December 31, 1995:

     Note payable to bank, payable in monthly installments of $4,005, including interest at 9.25 percent through December 2000.
      Secured by real estate with a net book value of $159,484 at year end.......................................................  $216,386
     Note payable to bank, payable in monthly installments of $2,432, including interest at 9.25 percent through May 2003. Secured by a real estate with a net book value of $57,874 at year end.
      This amount represents the first construction draw first draw
      taken..........................................................    50,000
                                                                       --------
       Total notes payable...........................................   266,386
       Less: current portion.........................................   (38,220)
                                                                       --------
       Long-term debt portion........................................  $228,166
                                                                       ========

  Maturities of long-term debt are as follows:

            DECEMBER 31
            -----------
            1997................................ $ 48,747
            1998................................   53,452
            1999................................   43,839
            2000................................   42,036
            2001................................   40,092
                                                 --------
                                                 $228,166
                                                 ========

NOTE 4--RELATED PARTY TRANSACTIONS:

  The Company has common ownership with Communication Site Services, Inc. During the year, certain expenses were paid and revenues received in behalf of Communication Site Service, Inc. The net of these transactions are reflected in Segars Communication Group, Inc.'s books as a payable of $49,172 to Communication Site Service Inc., at December 31, 1995.

NOTE 5--SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:

  Cash paid during the year ended December 31, 1995, for interest expense is $25,913.

  Significant Non-Cash Transactions: none

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                               -----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................   16
The Exchange Offer........................................................   27
Use of Proceeds...........................................................   35
Reorganization and Prior S Corporation Status.............................   35
Capitalization............................................................   36
Unaudited Pro Forma Condensed Consolidated Financial Statements...........   37
Selected Historical Financial Data........................................   41
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   43
Industry Overview.........................................................   50
Business..................................................................   54
Management................................................................   66
Certain Transactions......................................................   71
Ownership of Capital Stock................................................   73
Description of Capital Stock..............................................   75
Description of New Credit Facility........................................   80
Description of Exchange Notes.............................................   82
Certain United States Federal Income Tax Considerations...................  106
Book-Entry; Delivery and Form.............................................  107
Plan of Distribution......................................................  109
Legal Matters.............................................................  110
Independent Accountants...................................................  110
Available Information.....................................................  110
Index to Financial Statements.............................................  F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                --------------

                                  PROSPECTUS
                                --------------


                              SBA Communications
                                  Corporation

                             OFFER TO EXCHANGE ITS
                              12% SENIOR DISCOUNT
                        NOTES DUE 2008 WHICH HAVE BEEN
                        REGISTERED UNDER THE SECURITIES
                         ACT OF 1933, AS AMENDED, FOR
                      ANY AND ALL OF ITS OUTSTANDING 12%
                        SENIOR DISCOUNT NOTES DUE 2008

                                       , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Under the Florida Business Corporation Act (the "FBCA"), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director and (ii) the director's breach of, or failure to perform, those duties constitutes: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (3) a circumstance under which an unlawful distribution is made, (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a stockholder, conscious disregard for the best interest of the corporation or willful misconduct, or (5) in a proceeding by or in the right of someone other than the corporation or stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him or her and incurred by him or her in his or her capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the FBCA.

  The Articles of the Company provide that the Company shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all officers and directors of the Company.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

EXHIBIT
  NO.                                       DESCRIPTION
-------                                     -----------
    3.1  --Articles of Incorporation, as amended, of SBA Communications Corporation.
    3.2  --Amended and Restated Statement of Designation of SBA Communications
          Corporation.
    3.3  --By-Laws of SBA Communications Corporation.
   *4.1  --Indenture, dated as of March 2, 1998, between SBA Communications Corporation and State Street Bank and Trust Company, as trustee, relating to $269,000,000 in aggregate principal amount at maturity of 12% Senior Discount Notes due 2008.
   *4.2  --Specimen Certificate of 12% Senior Discount Notes due 2008 (the "Private
          Notes") (included in Exhibit 4.1 hereto).
   *4.3  --Specimen Certificate of 12% Senior Discount Notes due 2008 (the "Exchange
          Notes") (included in Exhibit 4.1 hereto).
   *4.4  --Registration Rights Agreement, dated as of March 2, 1998, between SBA
          Communications Corporation and BT Alex. Brown Incorporated and Lehman Brothers
          Inc.
   *5.1  --Opinion of Latham & Watkins regarding the validity of the Exchange Notes.
   *5.2  --Opinion of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A., regarding the validity of the Exchange Notes.
   10.1  --SBA Communications Corporation Registration Rights Agreement dated as of March
          5, 1997, among the Company, Steven E. Bernstein, Ronald G. Bizick, II and Robert
          M. Grobstein.
   10.2  --SBA Communications Corporation Registration Rights Agreement dated as of March
          6, 1997, among the Company and the Preferred Shareholders, as defined therein.
   10.3  --SBA Communications Corporation Shareholders Agreement dated as of March 6,
          1997, among the Company, Steven E. Bernstein and the Preferred Shareholders, as
          defined therein.
   10.4  --$3,500,000 Promissory Note dated as of March 8, 1997 of Steven E. Bernstein in favor of the Company.
   10.5  --Pledge and Security Agreement dated as of March 8, 1997, between the Company and Steven E. Bernstein.
   10.6  --Warrant to Purchase 402,500 Shares of Class A Common Stock of SBA
          Communications Corporation dated March 6, 1997.
  *10.7  --Credit Agreement dated as of August 8, 1997, between the Company, BankBoston
          N.A., First Union National Bank and Fleet National Bank.
   10.8  --Employment Agreement dated as of January 1, 1997, between the Company and
          Ronald G. Bizick, II.
  10.9   --Employment Agreement dated as of January 1, 1997, between the Company and
          Robert M. Grobstein.
 *10.10  --Employment Agreement dated as of March 14, 1997, between the Company and
          Jeffrey A. Stoops.
  10.11  --Stock Option Agreement dated as of March 5, 1997, between the Company and
          Ronald G. Bizick, II.

EXHIBIT
  NO.                                       DESCRIPTION
-------                                     -----------
  10.12  --Stock Option Agreement dated as of March 5, 1997, between the Company and
          Robert M. Grobstein.
 *10.13  --Nonqualified Stock Option Agreement-Revised dated March 14, 1997, between the
          Company and Jeffrey A. Stoops.
 *10.14  --SBA Communications Corporation Subordination Agreement dated as of August 8,
          1997, among the Company, the holders of in excess of the 73% of the Company's
          Series A Convertible Preferred Stock, and BankBoston, N.A.
 *10.15  --Purchase and Sale Agreement, dated July 22, 1997, by and among SBA Towers
          Florida, Inc., SBA Construction Acquisition, Inc., Communication Site Services,
          Inc., Segars Communication Group, Inc., Robert Segars and Denise Segars.
  *12.1  --Statement of Computation of Ratio of Earnings to Fixed Charges.
  *21.1  --Subsidiaries of SBA Communications Corporation.
  *23.1  --Consent of Latham & Watkins (included in their opinion filed as Exhibit 5.1).
  *23.2  --Consent of Arthur Andersen LLP
  *23.3  --Consent of Robson, Scribner & Stewart, P.A.
   24.1  --Power of Attorney of SBA Communications Corporation (included on signature page to this Registration Statement on Form S-4).
  *25.1  --Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture
          Act of 1939 of State Street Bank and Trust Company.
   27.1  --Financial Data Schedule.
  *99.1  --Form of Letter of Transmittal and related documents to be used in conjunction with the Exchange Offer.

--------
* To be filed by amendment.

  (b) Financial Statement Schedules:

  Schedule II. Valuation of Qualifying Accounts.

                               SCHEDULES OMITTED

  Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into this Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the application form.

  The undersigned Registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BOCA RATON, STATE OF FLORIDA ON APRIL 15, 1998.

                                          SBA Communications Corporation

                                                 /s/ Steven E. Bernstein
                                          By: _________________________________
                                                   STEVEN E. BERNSTEIN
                                           CHAIRMAN OF THE BOARD OF DIRECTORS,
                                                      PRESIDENT AND
                                                 CHIEF EXECUTIVE OFFICER

  KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of SBA Communications Corporation, a Florida corporation (the "Company"), for himself and not for one another, does hereby constitute and appoint Jeffrey A. Stoops and Robert M. Grobstein and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement with respect to the proposed issuance, sale and delivery by the Company of 12% Senior Discount Notes due 2008, or any registration statement for this offering that is to be effective upon the filing pursuant to rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND AS OF THE DATES INDICATED.

            SIGNATURE                        TITLE                      DATE

     /s/ Steven E. Bernstein       Chairman of the Board of          April 15,
_________________________________  Directors, President and Chief       1998
       STEVEN E. BERNSTEIN         Executive Officer (Principal
                                   Executive Officer)

     /s/ Robert M. Grobstein       Chief Financial Officer           April 15,
_________________________________  (Principal Financial and             1998
       ROBERT M. GROBSTEIN         Accounting Officer)

     /s/ Donald B. Hebb, Jr.       Director                          April 15,
_________________________________                                       1998
       DONALD B. HEBB, JR.

       /s/ C. Kevin Landry         Director                          April 15,
_________________________________                                       1998
         C. KEVIN LANDRY

      /s/ Richard W. Miller        Director                          April 15,
_________________________________                                       1998
        RICHARD W. MILLER

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS

                                               ADDITIONS
                                   BALANCE AT  CHARGED TO DEDUCTIONS BALANCE AT
                                  BEGINNING OF COSTS AND     FROM      END OF
                                     PERIOD     EXPENSES   RESERVES    PERIOD
                                  ------------ ---------- ---------- ----------
Allowance for Doubtful Accounts:
   December 31, 1995.............  $      --    $572,751   $    --   $  572,751
   December 31, 1996.............  $  572,751   $451,349   $    --   $1,024,100
   December 31, 1997.............  $1,024,100   $163,416   $679,248  $  508,268

                                 EXHIBIT INDEX

EXHIBIT
  NO.    DESCRIPTION                                                                           PAGE
-------  -----------                                                                           ----
    3.1  --Articles of Incorporation, as amended, of SBA Communications Corporation.
    3.2  --Amended and Restated Statement of Designation of SBA Communications
          Corporation.
    3.3  --By-Laws of SBA Communications Corporation.
   *4.1  --Indenture, dated as of March 2, 1998, between SBA Communications Corporation and State Street Bank and Trust Company, as trustee, relating to $269,000,000 in aggregate principal amount at maturity of 12% Senior Discount Notes due 2008.
   *4.2  --Specimen Certificate of 12% Senior Discount Notes due 2008 (the "Private
          Notes") (included in Exhibit 4.1 hereto).
   *4.3  --Specimen Certificate of 12% Senior Discount Notes due 2008 (the "Exchange
          Notes") (included in Exhibit 4.1 hereto).
   *4.4  --Registration Rights Agreement, dated as of March 2, 1998, between SBA
          Communications Corporation and BT Alex. Brown Incorporated and Lehman Brothers
          Inc.
   *5.1  --Opinion of Latham & Watkins regarding the validity of the Exchange Notes.
   *5.2  --Opinion of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A., regarding the validity of the Exchange Notes.
   10.1  --SBA Communications Corporation Registration Rights Agreement dated as of March
          5, 1997, among the Company, Steven E. Bernstein, Ronald G. Bizick, II and Robert
          M. Grobstein.
   10.2  --SBA Communications Corporation Registration Rights Agreement dated as of March
          6, 1997, among the Company and the Preferred Shareholders, as defined therein.
   10.3  --SBA Communications Corporation Shareholders Agreement dated as of March 6,
          1997, among the Company, Steven E. Bernstein and the Preferred Shareholders, as
          defined therein.
   10.4  --$3,500,000 Promissory Note dated as of March 8, 1997 of Steven E. Bernstein in favor of the Company.
   10.5  --Pledge and Security Agreement dated as of March 8, 1997, between the Company and Steven E. Bernstein.
   10.6  --Warrant to Purchase 402,500 Shares of Class A Common Stock of SBA
          Communications Corporation dated March 6, 1997.
  *10.7  --Credit Agreement dated as of August 8, 1997, between the Company, BankBoston
          N.A., First Union National Bank and Fleet National Bank.
   10.8  --Employment Agreement dated as of January 1, 1997, between the Company and
          Ronald G. Bizick, II.
  10.9   --Employment Agreement dated as of January 1, 1997, between the Company and
          Robert M. Grobstein.
 *10.10  --Employment Agreement dated as of March 14, 1997, between the Company and
          Jeffrey A. Stoops.
  10.11  --Stock Option Agreement dated as of March 5, 1997, between the Company and
          Ronald G. Bizick, II.

EXHIBIT
  NO.                                       DESCRIPTION                                     PAGE
-------                                     -----------                                     ----
  10.12  --Stock Option Agreement dated as of March 5, 1997, between the Company and
          Robert M. Grobstein.
 *10.13  --Nonqualified Stock Option Agreement-Revised dated March 14, 1997, between the
          Company and Jeffrey A. Stoops.
 *10.14  --SBA Communications Corporation Subordination Agreement dated as of August 8,
          1997, among the Company, the holders of in excess of the 73% of the Company's
          Series A Convertible Preferred Stock, and BankBoston, N.A.
 *10.15  --Purchase and Sale Agreement, dated July 22, 1997, by and among SBA Towers
          Florida, Inc., SBA Construction Acquisition, Inc., Communication Site Services,
          Inc., Segars Communication Group, Inc., Robert Segars and Denise Segars.
  *12.1  --Statement of Computation of Ratio of Earnings to Fixed Charges.
  *21.1  --Subsidiaries of SBA Communications Corporation.
  *23.1  --Consent of Latham & Watkins (included in their opinion filed as Exhibit 5.1).
  *23.2  --Consent of Arthur Andersen LLP
  *23.3  --Consent of Robson, Scribner & Stewart, P.A.
   24.1  --Power of Attorney of SBA Communications Corporation (included on signature page to this Registration Statement on Form S-4).
  *25.1  --Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture
          Act of 1939 of State Street Bank and Trust Company.
   27.1  --Financial Data Schedule.
  *99.1  --Form of Letter of Transmittal and related documents to be used in conjunction with the Exchange Offer.

--------
* To be filed by amendment.